Exhibit 10.3

EXECUTION VERSION

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

This THIRD AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of October 24, 2017 (this “Amendment”), is entered into by and among the following parties:
(a)SPRINT SPECTRUM L.P., as initial Servicer (the “Servicer”);

(b)THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “Sellers” (the “Sellers” and together with the Servicer, the “Sprint Parties”);

(c)THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “CONDUIT PURCHASERS” (the “Conduit Purchasers”);

(d)THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “COMMITTED PURCHASERS” (the “Committed Purchasers”);

(e)THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “PURCHASER AGENTS” (the “Purchaser Agents”);

(f)MIZUHO BANK, LTD., as the Collateral Agent (in such capacity the “Collateral Agent”) and as the ISC Administrative Agent (in such capacity the “ISC Administrative Agent”);

(g)THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as the SCC Administrative Agent (in such capacity the “SCC Administrative Agent”); and

(h)SMBC NIKKO SECURITIES AMERICA, INC., as Lease Administrative Agent (in such capacity the “Lease Administrative Agent” and, together with the ISC Administrative Agent and the SCC Administrative Agent, the “Administrative Agents”).

Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Receivables Purchase Agreement (as defined below).
RECITALS
WHEREAS, the Sellers, the Servicer, the Conduit Purchasers, the Committed Purchasers, the Purchaser Agents, the Collateral Agent and the Administrative Agents entered into that certain Second Amended and Restated Receivables Purchase Agreement, dated as of November 19, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”);
WHEREAS, concurrently herewith, the parties to the Second Amended and Restated Receivables Sale and Contribution Agreement are entering into that certain Second Amendment to the Second Amended and Restated Receivables Sale and Contribution Agreement (the “RSCA Amendment”);
WHEREAS, concurrently herewith, the parties to the Receivables Purchase Agreement are entering into an Amendment Fee Letter Agreement (the “Amendment Fee Letter”);
WHEREAS, Sprint Corporation (the “Performance Support Provider”) hereby wishes to reaffirm its obligations under the Performance Support Agreement;
WHEREAS, the parties to the Receivables Purchase Agreement desire to amend the Receivables Purchase Agreement on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendments to the Receivables Purchase Agreement.

(a)The Receivables Purchase Agreement is hereby amended to reflect the marked changes shown on Exhibit A hereto.

(b)Schedule IV-2 hereto is hereby added as Schedule IV-2 to the Receivables Purchase Agreement.

(c)Schedule IV-3 hereto is hereby added as Schedule IV-3 to the Receivables Purchase Agreement.

2. Representations and Warranties. Each Sprint Party hereby represents and warrants as of the date hereof as follows:

(a)Representations and Warranties. The representations and warranties made by it in the Receivables Purchase Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Receivables Purchase Agreement as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Receivables Purchase Agreement as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with their respective terms.

(c)No Termination Events. After giving effect to this Amendment and the transactions contemplated hereby, no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event exists or shall exist.

3. Entire Agreement. Except as otherwise amended hereby, all of the other terms and provisions of the Receivables Purchase Agreement are and shall remain in full force and effect and the Receivables Purchase Agreement, as amended and supplemented by this Amendment, is hereby ratified and confirmed by the parties hereto. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment contains the entire understanding of the parties with respect to the provisions of the Receivables Purchase Agreement amended and supplemented hereby and may not be modified except in writing signed by all parties. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

4. Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Collateral Agent and each Administrative Agent of:

(a)duly executed counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b)duly executed counterparts of the RSCA Amendment (whether by facsimile or otherwise) executed by each of the parties thereto;

(c)duly executed counterparts of the Amendment Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;

(d)confirmation from each Purchaser Agent that all amounts due and owing under the Amendment Fee Letter have been paid in full;

(e)standard corporate, bankruptcy and enforceability opinions reasonably required by the Collateral Agent and each Administrative Agent (covering no-conflicts with material agreements);

(f)certain opinions reasonably required by the Collateral Agent and each Administrative Agent with respect to the Lease Upgrade Program;

(g)certificates of the Secretary or Assistant Secretary of the Originators, the Servicer and the Sellers certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it on and after the date hereof;

(h)good standing certificates of the Originators, the Servicer and the Sellers duly certified by the applicable Secretary of State (or similar official) of the state of organization;

(i)except as contemplated by Section 5(a) or Section 5(c) hereof, all instruments and other documents (including UCC-1 financing statements and UCC-3 financing statement amendments) required to perfect the Collateral Agent’s (and the Sellers’, with respect to the Sale Agreement) first priority ownership interest and first priority security interest in the Collateral contemplated by the Sale Agreement or the RPA (in each case as amended hereby or by the RSCA Amendment) and the Collateral Agent’s first priority perfected security interest in the Sale Agreement in all appropriate jurisdictions; and

(j)UCC search reports with respect to the ISC Dealers, the Originators and the Sellers in all applicable jurisdictions.

5. Conditions Subsequent. Each Sprint Party hereby covenants and agrees to:

(a)as promptly as practicable, and in any event within thirty (30) days after the date hereof, cause the Collateral Agent and each Administrative Agent to have received all instruments and other documents (including evidence that UCC-1 financing statements have been sent to the appropriate filing office, provided that copies of UCC-1 financing statements filed in connection herewith are received by the Collateral Agent and each Administrative Agent on or prior to the day that is forty (40) days after the date hereof) required to perfect, in all appropriate jurisdictions, each Originator’s first priority ownership interest in each ISC Dealer Contract relating to each ISC Dealer and the related ISC Receivables, the Related Assets and Collections with respect thereto which have been assigned to such Originator, or will be assigned to such Originator in accordance with the applicable ISC Dealer Agreement; and

(b)as promptly as practicable, and in any event within thirty (30) days after the date hereof, cause the Collateral Agent and each Administrative Agent to have received certain opinions in a form reasonably acceptable to the Collateral Agent and each Administrative Agent with respect to the ISC Dealer Contracts and the ISC Dealer Agreements, including matters relating to the transfer or assignment of ISC Dealer Contracts and the related ISC Dealer Receivables from ISC Dealers to the Originators, that the assignment or transfer thereof is effective, legal, valid, binding and enforceable, and the creation and perfection of a security interest relating thereto;

(c)as promptly as practicable, and in any event within thirty (30) days after the date hereof, cause the Collateral Agent and each Administrative Agent to have received executed copies of all consents and authorizations necessary in connection with this Amendment and the other Transaction Documents executed and delivered in connection herewith or any ISC Dealer Agreement, if any; and

(d)as promptly as practicable, and in any event within sixty (60) days after the date hereof, cause the Collateral Agent and each Administrative Agent to have received, (i) UCC search reports with respect to each ISC Dealer that relates to an ISC Dealer Contract and the related ISC Receivable from the office of the Secretary of State (or equivalent office of the applicable state) of the applicable jurisdiction of organization of each such ISC Dealer; provided that, to the extent that any UCC search reports provided in connection Section 4(j) with respect to any ISC Dealer are conclusive that no Adverse Claim exists with respect to any ISC Dealer Contract or ISC Dealer Receivable relating to such ISC Dealer, the UCC search reports provided pursuant to Section 4(j) shall satisfy the obligation of this clause (i) with respect to such ISC Dealer, and (ii) a certificate of the Servicer which certifies that, except for such ISC Receivables and ISC Dealer Contracts that it has indicated to the Collateral Agent and each Administrative Agent in writing are subject to an Adverse Claim or are ISC Subject Contracts or ISC Subject Receivables (as such terms are defined below), no ISC Dealer Contract or the related ISC Receivables, Related Assets or Collections with respect thereto are subject to an Adverse Claim relating to any ISC Dealer; provided, that notwithstanding the foregoing, if any UCC search report in respect of an ISC Dealer shall be inconclusive as to whether or not an Adverse Claim exists with respect to an ISC Dealer Contract relating to such ISC Dealer (an “ISC Subject Contract”), the Sellers, the Servicer and the Performance Support Provider shall promptly notify the Collateral Agent and each Administrative Agent in writing thereof (which notice shall specify such ISC Subject Contracts and the ISC Receivables (the “ISC Subject Receivables”) relating thereto) and the Sellers and the Servicer shall as promptly as practicable, and in any event on or prior to the day that is thirty (30) days after the end of the grace period specified in this Section 5(d) confirm in writing to the Collateral Agent and each Administrative Agent whether such Adverse Claim exists (the “Extended Grace Period”); provided, that at the end of the Extended Grace Period to the extent that the Sellers and the Servicer are unable to determine conclusively whether or not an Adverse Claim exists with respect to an ISC Subject Contract, unless otherwise waived in writing by the Collateral Agent, the Administrative Agents and the Required Purchasers, it shall be deemed that an Adverse Claim exists with respect to such ISC Subject Contract and the ISC Subject Receivables, Related Assets and Collections with respect thereto.

6. Waivers and Confirmations.

(a)The parties hereto hereby agree that the Sprint Parties shall not, during the thirty (30) day period following the date hereof, be deemed to be in breach of any representation, warranty or covenant relating to the Sellers’ or the Collateral Agent’s first priority perfected security interest in any Receivable relating to an ISC Dealer Contract solely as a result of the failure to file the UCC-1 financing statements contemplated by Section 5(a) hereof; and

(b)For the avoidance of doubt, the Sprint Parties agree that, after the thirty (30) day grace period specified in Section 5(a) hereof, the failure to have complied with Section 5(a) in respect of any ISC Dealer shall result in each of such contracts entered into by such ISC Dealer to not constitute an Eligible Contract and each receivable relating thereto to not constitute an Eligible Receivable. In addition, for the avoidance of doubt, if any UCC search report reflects, as provided I Section 5(d,) an Adverse Claim with respect to any ISC Dealer Contract or any ISC Receivable relating thereto, the Sprint Parties agree that each of such contracts entered into by the applicable ISC Dealer shall not constitute an Eligible Contract and each receivable relating thereto shall not constitute an Eligible Receivable after the grace periods set forth in Section 5(d), as applicable.

(c)For the avoidance of doubt, the Sprint Parties agree that, after the thirty (30) day grace period specified in Section 5(b) hereof, the failure to have complied with

Section 5(b) shall result in each contract entered into by an ISC Dealer to not constitute an Eligible Contract and each receivable relating thereto to not constitute an Eligible Receivable.

(d)For the avoidance of doubt, the Sprint Parties agree that, after the thirty (30) day grace period specified in Section 5(c) hereof, the failure to have complied with Section 5(c) in respect of any ISC Dealer Agreement shall result in each of the contracts entered into by the related ISC Dealer to not constitute an Eligible Contract and each receivable relating thereto to not constitute an Eligible Receivable.

7. Consent to Certain Agreements. Each of the parties hereto consent to the Collateral Agent, Administrative Agents, Originators, Servicer and Sellers, as applicable, entering into the RSCA Amendment in substantially the form provided to the Administrative Agents and the Purchasers on the date hereof.

8. Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

9. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Receivables Purchase Agreement, as applicable.

10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.

11. Reaffirmation of Performance Support Agreement. After giving effect to this Amendment, the RSCA Amendment and the Amendment Fee Letter, all of the provisions of the Performance Support Agreement shall remain in full force and effect and the Performance Support Provider hereby ratifies and affirms the Performance Support Agreement and acknowledges that the Performance Support Agreement has continued and shall continue in full force and effect in accordance with its terms.

12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Sprint Party, and their respective successors and permitted assigns.

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.
SPRINT SPECTRUM L.P.
as Servicer

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Treasurer

SFE 1, LLC
SFE 2, LLC
SFE 3, LLC, each as a Seller

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Treasurer

S-1
Third Amendment

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as the SCC Administrative Agent

By: /s/ Luna Mills
Name:    Luna Mills
Title: Managing Director

MIZUHO BANK, LTD.,
as the ISC Administrative Agent

By: /s/ Daniel Guevara
Name: Daniel Guevara
Title: Authorized Signatory

MIZUHO BANK, LTD.,
as Collateral Agent

By: /s/ Daniel Guevara
Name: Daniel Guevara
Title: Authorized Signatory

SMBC NIKKO SECURITIES AMERICA, INC., as the Lease Administrative Agent

By: /s/ Yukimi Konno
Name: Yukimi Konno
Title: Managing Director

S-2
Third Amendment

VICTORY RECEIVABLES CORPORATION,
as a Conduit Purchaser

By: /s/ David V. DeAngelis
Name:    David V. DeAngelis
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Purchaser Agent for the Victory Purchaser Group

By: /s/ Luna Mills
Name:     Luna Mills
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Committed Purchaser for the Victory Purchaser Group

By: /s/ Luna Mills
Name:    Luna Mills
Title: Managing Director

S-3
Third Amendment

MIZUHO BANK, LTD.,
as a Purchaser Agent for Mizuho Bank, Ltd., as Committed Purchaser

By: /s/ Daniel Guevara
Name:    Daniel Guevara
Title: Authorized Signatory

MIZUHO BANK, LTD.,
as a Committed Purchaser

By: /s/ Daniel Guevara
Name:    Daniel Guevara
Title: Authorized Signatory

S-4
Third Amendment

MANHATTAN ASSET FUNDING COMPANY LLC,
as a Conduit Purchaser

By: MAF Receivables Corp., Its Member

By: /s/ Denise Veidt
Name:    Denise Veidt
Title: Vice President

SMBC NIKKO SECURITIES AMERICA, INC.,
as a Purchaser Agent for the Manhattan Purchaser Group

By: /s/ Yukimi Konno
Name:    Yukimi Konno
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as a Committed Purchaser for the Manhattan Purchaser Group

By: /s/ Koki Harada
Name:    Koki Harada
Title: Executive Director

S-5
Third Amendment

LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By: /s/ Jill A. Russo
Name:    Jill A. Russo
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Purchaser Agent for the Liberty Street Purchaser Group

By: /s/ Paula J. Czach
Name:    Paula J. Czach
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Committed Purchaser for the Liberty Street Purchaser Group

By: /s/ Paula J. Czach
Name:    Paula J. Czach
Title: Managing Director

S-6
Third Amendment

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser

By:    Crédit Agricole Corporate and Investment Bank,
as attorney-in-fact

By: /s/Michael Regan
Name: Michael Regan
Title: Managing Director

By: /s/ Sam Pilcer
Name: Sam Pilcer
Title: Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Purchaser Agent for the Atlantic Asset Purchaser Group

By: /s/ Michael Regan
Name:    Michael Regan
Title: Managing Director

By: /s/ Sam Pilcer
Name: Sam Pilcer
Title: Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Committed Purchaser for the Atlantic Asset Purchaser Group

By: /s/ Michael Regan
Name:     Michael Regan
Title: Managing Director

By: /s/ Sam Pilcer
Name: Sam Pilcer
Title: Managing Director

S-7
Third Amendment

SUMITOMO MITSUI TRUST BANK, LIMITED,
as a Purchaser Agent for Sumitomo Mitsui Trust Bank, Limited, as Committed Purchaser

By: /s/ Albert C. Tew II
Name:    Albert C. Tew II
Title: Head of Documentation Americas

SUMITOMO MITSUI TRUST BANK, LIMITED,
as a Committed Purchaser

By: /s/ Albert C. Tew II
Name:    Albert C. Tew II
Title: Head of Documentation Americas

S-8
Third Amendment

SPRINT CORPORATION,
as Performance Support Provider

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Treasurer

S-9
Third Amendment

EXHIBIT A
(marked pages)

Exhibit A
Third Amendment

Schedule IV-2

FORM OF ISC DEALER CONTRACT
(attached)

Schedule IV-2
Third Amendment

SCHEDULE IV-3

FORM OF ISC DEALER AGREEMENT ASSIGNMENT LANGUAGE
(attached)

Schedule IV-3

Conformed copy for attachment to Third Amendment, dated
October 24, 2017

______________________________________________________________________________________________________

SECOND AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

Dated as of November 19, 2015
among
Sprint SPECTRUM L.P.,
individually and as Servicer,
THE PERSONS PARTY HERETO AS SELLERS,
as Sellers,
THE VARIOUS CONDUIT PURCHASERS, COMMITTED PURCHASERS, AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
MIZUHO BANK, LTD.,
as Collateral Agent,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as an Administrative Agent,
MIZUHO BANK, LTD.,
as an Administrative Agent,
and
SMBC NIKKO SECURITIES AMERICA, INC.
as an Administrative Agent

______________________________________________________________________________________________________

Page

ARTICLE I	PURCHASES AND REINVESTMENTS ...........................................................2

SECTION 1.1	Purchases; Limits on Purchasers’ Obligations .........................................2

SECTION 1.2	Purchase Procedures; Assignment of the Sellers’ Interests .....................3

SECTION 1.3	Reinvestments of Certain Collections; Payment of Remaining Collections; Asset Portfolios ...................................................................9

SECTION 1.4	Repurchase of Certain Receivables .......................................................13

SECTION 1.5	Sellers Jointly and Severally Liable for Obligations .............................14

ARTICLE II	COMPUTATIONAL RULES ............................................................................18

SECTION 2.1	Selection of Rate Tranches ....................................................................18

SECTION 2.2	Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment ...............................................................................18

SECTION 2.3	Computation of Yield ............................................................................19

SECTION 2.4	Estimates of Yield Rate, Fees, Etc .........................................................19

ARTICLE III	SETTLEMENTS ...............................................................................................20

SECTION 3.1	Settlement Procedures ...........................................................................20

SECTION 3.2	Deemed Collections; Reduction of Purchasers’ Total Investment,
Etc ..........................................................................................................25

SECTION 3.3	Payments and Computations, Etc ..........................................................29

SECTION 3.4	Treatment of Collections and Deemed Collections ...............................35

SECTION 3.5	Extension of the Purchase Termination Date .........................................35

ARTICLE IV	FEES AND YIELD PROTECTION ..................................................................36

SECTION 4.1	Fees ........................................................................................................36

SECTION 4.2	Yield Protection .....................................................................................36

SECTION 4.3	Funding Losses ......................................................................................38

SECTION 4.4	Removal of Purchasers ..........................................................................39

SECTION 4.5	Non-Reinvestment Events .....................................................................39

ARTICLE V	CONDITIONS OF PURCHASES ....................................................................41

SECTION 5.1	Conditions Precedent to Effectiveness ..................................................41

SECTION 5.2	Conditions Precedent to All Purchases and Reinvestments ..................43

ARTICLE VI	REPRESENTATIONS AND WARRANTIES ..................................................44

SECTION 6.1	Representations and Warranties of the Sellers ......................................44

SECTION 6.2	Representations and Warranties of Sprint Spectrum .............................49
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(continued)

Page

ARTICLE VII	GENERAL COVENANTS OF SELLERS AND SERVICER ..........................53

SECTION 7.1	Affirmative Covenants of the Sellers ....................................................53

SECTION 7.2	Reporting Requirements of the Sellers ..................................................58

SECTION 7.3	Negative Covenants of the Sellers..........................................................59

SECTION 7.4	Affirmative Covenants of Sprint Spectrum ...........................................63

SECTION 7.5	Reporting Requirements of Sprint Spectrum ........................................66

SECTION 7.6	Negative Covenants of Sprint Spectrum ...............................................70

SECTION 7.7	Nature of Obligations ............................................................................73

SECTION 7.8	Corporate Separateness; Related Matters and Covenants .........................73

ARTICLE VIII	ADMINISTRATION AND COLLECTION .....................................................76

SECTION 8.1	Designation of the Servicer ...................................................................76

SECTION 8.2	Duties of the Servicer ............................................................................78

SECTION 8.3	Rights of the Collateral Agent ...............................................................80

SECTION 8.4	Responsibilities of the Servicer .............................................................81

SECTION 8.5	Further Action Evidencing Purchases and Reinvestments ....................81

SECTION 8.6	Application of Collections .....................................................................81

SECTION 8.7	Collections outside the Lock-Box Accounts .........................................82

SECTION 8.8	Clean-up Call .........................................................................................82

SECTION 8.9	Cap Reserve Account; Hedging; Calculation Agents ............................82

SECTION 8.10	Seller Hedge Maintenance Account ......................................................85

SECTION 8.11	Counterparty Hedge Maintenance Account ..........................................85

ARTICLE IX	SECURITY INTEREST ...................................................................................85

SECTION 9.1	Grant of Security Interest ......................................................................85

SECTION 9.2	Remedies; Waiver .................................................................................86

ARTICLE X	EVENTS OF TERMINATION .........................................................................87

SECTION 10.1	Events of Termination ...........................................................................87

ARTICLE XI	PURCHASER AGENTS; COLLATERAL AGENT; ADMINISTRATIVE AGENTS; CERTAIN RELATED MATTERS .................................................89

SECTION 11.1	Limited Liability of Purchasers, Purchaser Agents, Collateral Agent
and the Administrative Agents .......................................................................89

SECTION 11.2	Authorization and Action of each Purchaser Agent ..............................90

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(continued)

Page

SECTION 11.3	Authorization and Action of each Administrative Agent and
Collateral Agent .....................................................................................90

SECTION 11.4	Delegation of Duties of each Purchaser Agent ......................................90

SECTION 11.5	Delegation of Duties of each Administrative Agent and the
Collateral Agent .....................................................................................90

SECTION 11.6	Successor Administrative Agent and Collateral Agent ..........................91

SECTION 11.7	Indemnification ......................................................................................91

SECTION 11.8	Reliance, etc ...........................................................................................92

SECTION 11.9	Purchasers and Affiliates .......................................................................92

SECTION 11.10	Sharing of Recoveries ............................................................................92

SECTION 11.11	Non-Reliance .........................................................................................93

ARTICLE XII	INDEMNIFICATION ........................................................................................93

SECTION 12.1	Indemnities by the Sellers ......................................................................93

SECTION 12.2	Indemnity by the Servicer ...................................................................................96

ARTICLE XIII	MISCELLANEOUS ..........................................................................................97

SECTION 13.1	Amendments, Etc ...................................................................................97

SECTION 13.2	Notices, Etc ............................................................................................98

SECTION 13.3	Successors and Assigns; Participations; Assignments ...........................98

SECTION 13.4	No Waiver; Remedies; Set-Off ............................................................100

SECTION 13.5	Binding Effect; Survival ......................................................................101

SECTION 13.6	Costs and Expenses .............................................................................102

SECTION 13.7	No Proceedings ....................................................................................102

SECTION 13.8	Confidentiality .....................................................................................103

SECTION 13.9	Captions and Cross References ...........................................................106

SECTION 13.10	Integration ............................................................................................106

SECTION 13.11	Governing Law ....................................................................................106

SECTION 13.12	Waiver of Jury Trial .............................................................................106

SECTION 13.13	Consent to Jurisdiction; Waiver of Immunities ...................................107

SECTION 13.14	Execution in Counterparts .................................................................................107

SECTION 13.15	Pledge to a Federal Reserve Bank .......................................................107

SECTION 13.16	Severability ..........................................................................................108
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(continued)

Page

SECTION 13.17	No Party Deemed Drafter ....................................................................108

SECTION 13.18	Excluded Originator ............................................................................108

SECTION 13.19	Restatement; No Novation ..................................................................109

SECTION 13.20	Acknowledgement and Consent to Bail-In of EEA Financial
Institutions ...........................................................................................110
APPENDIX A        Definitions
SCHEDULE I        Payment Instructions
SCHEDULE II    Related Originators and Related Sellers
SCHEDULE III    Credit and Collection Policy
SCHEDULE IV-1    Form of ISC Contract
SCHEDULE IV-2    Form of ISC Dealer Contract
SCHEDULE IV-3    Form of ISC Dealer Agreement Assignment Language
SCHEDULE V    ISC Advance Rate Matrix
SCHEDULE VI    Form of Collection Account Agreement
SCHEDULE VII    ISC Pool Commitments, SCC Pool Commitments and Lease Pool
Commitments
SCHEDULE VIII    Form of Lease Contract
SCHEDULE IX    Lease Advance Rate Matrix
SCHEDULE X    Key Lease Upgrade Provisions
SCHEDULE 1.2(a)    Purchase Notice
SCHEDULE 3.2(b)    Paydown Notice
SCHEDULE 6.1(l)    UCC Details
SCHEDULE 6.1(m)    Lock-Box Information
SCHEDULE 13.2    Addresses for Notices
EXHIBIT 3.1(a)    Form of Information Package
EXHIBIT 7.5    Form of Compliance Certificate

-iv-

SECOND AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

This SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of November 19, 2015 (this “Agreement”), is entered into by and among SPRINT SPECTRUM L.P., a Delaware limited partnership (“Sprint Spectrum”), individually and as Servicer, THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS SELLERS (each a “Seller” and together, the “Sellers”), the various CONDUIT PURCHASERS, COMMITTED PURCHASERS and PURCHASER AGENTS from time to time party hereto, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (“BTMU”), as SCC Administrative Agent (as defined below), MIZUHO BANK, LTD., (“Mizuho”) as ISC Administrative Agent (as defined below), SMBC NIKKO SECURITIES AMERICA, INC., (“SMBCSI”) as Lease Administrative Agent (as defined below) and Mizuho, as Collateral Agent (as defined below).
B A C K G R O U N D:
1. Restatement. The Sellers, Sprint Spectrum, the Purchasers (as defined below), the Purchaser Agents (as defined below) and the SCC Administrative Agent have entered into that certain Amended and Restated Receivables Purchase Agreement dated as of April 24, 2015 (the “Existing RPA”), pursuant to which, on the terms and conditions set forth therein, the Purchasers agreed to purchase SCC Receivables and ISC Receivables from the Sellers. The parties hereto desire to amend and restate the Existing RPA in order to, among other things, effect the sale by the Sellers of the Lease Receivables (as defined below) and the Purchase of such Lease Receivables by the Lease Administrative Agent on behalf of the Purchasers as set forth herein and to effect the appointment of SMBCSI, as Lease Administrative Agent.
2. Rebalancing of Purchaser Group Investments. With respect to each Receivable Pool, the Sellers hereby request a one-time non-ratable reduction of Investment from each Pool Assigning Purchaser in an amount equal to the excess of (i) such Pool Assigning Purchaser’s Purchaser Group’s Investment with respect to such Receivable Pool over (ii) an amount equal to such Pool Assigning Purchaser’s Purchaser Group’s Ratable Share in respect of such Receivable Pool times the Purchasers’ Pool Commitment with respect to such Receivable Pool (after giving effect to the adjustments set forth in this Agreement). All accrued and unpaid Yield and fees with respect to such Investments so reduced shall be payable by the Sellers on the next occurring Settlement Date. In connection therewith, the Sellers hereby request a one-time non-ratable Purchase from each Pool Assignee Purchaser in an amount equal to the excess of (i) an amount equal to such Pool Assignee Purchaser’s Purchaser Group’s Ratable Share in respect of such Receivable Pool times the Purchasers’ Pool Commitment with respect to such Receivable Pool (after giving effect to the adjustments set forth in this Agreement) over (ii) such Pool Assignee Purchaser’s Purchaser Group’s Investment. For administrative convenience, the Sellers hereby instruct Pool Assignee Purchasers to fund the foregoing Purchases by paying the proceeds thereof directly to the Pool Assigning Purchasers as the foregoing reduction in Investment of the Pool Assigning Purchasers on the Sellers’ behalf and as detailed on the final flow of funds memorandum delivered on the Second Restatement Date. For purposes of this paragraph the following terms shall have the following meanings:

“Pool Assignee Purchaser” means, with respect to any Receivable Pool, a Purchaser whose Purchaser Group’s Ratable Share in respect of such Receivable Pool times the Purchasers’ Pool Commitment with respect to such Receivable Pool (after giving effect to the adjustments set forth in this Agreement) exceeds such Purchaser’s Purchaser Group’s Investment.
“Pool Assigning Purchaser” means, with respect to any Receivable Pool, a Purchaser whose Purchaser Group’s Ratable Share in respect of such Receivable Pool times the Purchasers’ Pool Commitment with respect to such Receivable Pool (after giving effect to the adjustments set forth in this Agreement) is less than such Purchaser’s Purchaser Group’s Investment.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A, and the other interpretive provisions set out in Appendix A shall be applied in the interpretation of this Agreement.
ARTICLE I

PURCHASES AND REINVESTMENTS

SECTION 1.1    Purchases; Limits on Purchasers’ Obligations. Upon the terms and subject to the conditions of this Agreement, any Seller (on behalf of all Sellers, or the Servicer on their behalf) may, from time to time prior to the Purchase Termination Date, request that the Purchasers (which in the case of the Conduit Purchasers, shall be in their sole discretion), make purchases of SCC Pool Receivables and the Related Assets, to make purchases of ISC Pool Receivables and the Related Assets and/or to make purchases of Lease Pool Receivables and the Related Assets (each such purchase of SCC Pool Receivables, ISC Pool Receivables or Lease Pool Receivables, as the case may be, whether made by a Conduit Purchaser or a Committed Purchaser, a “Purchase”) and the Purchaser Agents on behalf of the Purchasers in their Purchaser Group in respect of each such Purchase shall make payments to the Sellers in its Ratable Share in respect thereof. The aggregate purchase price for the Purchase of each Pool Receivable and Related Assets in respect of a Receivable Pool shall be comprised of an initial cash purchase price (the “Initial Cash Purchase Price”) and a deferred purchase price payable pursuant to Section 1.2(g) (the “RPA Deferred Purchase Price”). If any Conduit Purchaser is unwilling or unable for any reason to make its Purchaser Group’s Ratable Share of any of the Initial Cash Purchase Price of any proposed Purchase in respect of a Receivable Pool, the Sellers shall be deemed to have automatically requested that the Committed Purchaser in such Conduit Purchaser’s Purchaser Group make such Ratable Share of any such Purchase, in accordance with Section 1.2(b) in a cash amount equal to the lesser of: (i) the amount requested by the Sellers under Section 1.2(a) and (ii) after giving effect to any other Purchases on such day, the largest amount that will not cause (a) the Purchasers’ Pool Investment in respect of such Receivable Pool to exceed the Purchasers’ Pool Commitment in respect of such Receivable Pool, (b) the sum of the Purchasers’ Pool Investment and the Required Reserves in respect of such Receivable Pool to exceed the Net Portfolio Balance for such Receivable Pool or (c) the aggregate Investment of such Purchaser’s Purchaser Group in respect of such Receivable Pool to exceed the Pool Commitment in respect of such Receivable Pool of the

Committed Purchasers in such Purchaser Group; provided, that the aggregate Initial Cash Purchase Price with respect to each Purchase made pursuant to this Section 1.1 relating to a Receivable Pool shall be an amount at least equal to $10,000,000 for any Purchase, and, in each case, in integral multiples of $100,000 in excess thereof. Each Committed Purchaser shall, subject to the terms and conditions hereof, make its Purchaser Group’s Ratable Share of any Purchase in respect of a Receivable Pool deemed requested by the Sellers above (unless its related Conduit Purchaser is making such Ratable Share of such Purchase), in such amount as would not cause its Purchaser Group Investment in respect of such Receivable Pool after giving effect to such Purchase (and any other Purchase to be made by such Purchaser Group on such date) to exceed its Purchaser Group’s Commitment in respect of such Receivable Pool . At no time shall a Conduit Purchaser that is not a Committed Purchaser have any obligation or commitment to make any Purchase. Each Purchaser will also make reinvestment Purchases in respect of each Receivable Pool (each such Purchase, a “Reinvestment”), in its Purchaser Group’s Ratable Share, as, and to the extent, described in Section 1.3. In respect of each Purchase of Pool Receivables, the excess of (i) in respect of the Purchase of SCC Pool Receivables, the aggregate Unpaid Balances of such SCC Pool Receivables as of such Purchase Date, (ii) in respect of the Purchase of ISC Pool Receivables, the aggregate Unpaid Balances of such ISC Pool Receivables as of such Purchase Date and (iii) in respect of the Purchase of Lease Pool Receivables, the aggregate Unpaid Balances of such Lease Pool Receivables as of such Purchase Date, over the Initial Cash Purchase Price (including a Reinvestment of Collections) in respect of such Purchase shall constitute the RPA Deferred Purchase Price payable with respect to the Purchase of such Pool Receivables pursuant to Section 1.2(g).

SECTION 1.2    Purchase Procedures; Assignment of the Sellers’ Interests.

(a)Notice of Purchase. Each Purchase of SCC Pool Receivables, ISC Pool Receivables or Lease Pool Receivables, as the case may be, shall be made on notice from any Seller or the Servicer (on behalf of all Sellers) to the applicable Administrative Agent not later than 11:00 a.m. (New York City time) on the third (3rd) Business Day preceding the date of such proposed Purchase and Purchases of SCC Pool Receivables, Lease Pool Receivables and ISC Pool Receivables may be made in one notice to all three Administrative Agents. Any such notice of a proposed Purchase shall be in substantially the form of Schedule 1.2(a) hereto and shall specify (A) the desired amount and date of such proposed Purchase (which shall be a Business Day), (B) the amount of such proposed Purchase and (C) a pro forma calculation of the Net Portfolio Balance for the related Receivable Pool after giving effect to such Purchase; provided, however, that, Sellers (and the Servicer on their behalf) shall not submit, and the Purchasers shall not be required to fund, more than six (6) Purchases per calendar month. If any Conduit Purchaser is willing and able, in its sole discretion, to make its Purchaser Group’s Ratable Share of a Purchase requested of it pursuant to this Section 1.2(a) subject to the terms and conditions hereof, such Conduit Purchaser shall make such Purchase by transferring such amount in accordance with clause (b) below on the requested Purchase Date. If any Conduit Purchaser is unwilling or unable for any reason to make its Purchaser Group’s Ratable Share of such

Purchase, subject to the terms and conditions hereof, the Committed Purchaser in such Conduit Purchaser’s Purchaser Group shall, subject to the terms and conditions hereof, make such Purchaser Group’s Ratable Share of such Purchase by transferring such amount in accordance with clause (b) below on the requested Purchase Date.

Not later than noon (New York City time) on the Business Day following its receipt of a Purchase notice in respect of Receivables of a Receivable Pool pursuant to the foregoing paragraph (it being understood that any such notice received by the applicable Administrative Agent after 11:00 a.m. (New York City time) shall be deemed to have been received on the following Business Day) the applicable Administrative Agent shall deliver a copy of such Purchase notice to each Purchaser Agent and the other Administrative Agents (or shall advise each Purchaser Agent and the other Administrative Agents as to the contents thereof) and shall advise each Purchaser Agent of the amount of the requested Purchase to be funded by each Purchaser Group in accordance with each Purchaser Group’s Ratable Share.
(b)Payment of Initial Cash Purchase Price. On the date of each Purchase hereunder in respect of Receivables of a Receivable Pool (the “Purchase Date”) (or on the Delayed Purchase Date with respect to a Purchaser Group that has delivered a related Delayed Purchase Notification pursuant to Section 1.2(i)), the applicable Purchasers shall, upon satisfaction of the applicable conditions set forth herein (including in Article V), pay their Purchaser Group’s Ratable Share of the aggregate Initial Cash Purchase Price with respect to such Purchase in immediately available funds to the Sellers at the account of the Sellers specified on Schedule I or at such other account designated from time to time by the Servicer (on behalf of the Sellers) in a written notice to the applicable Administrative Agent. The Initial Cash Purchase Price in respect of the Receivables relating to a Receivable Pool shall also be deemed to be paid to the Sellers for any Pool Receivable and Related Assets by the amounts of any Collections in respect of such Receivable Pool applied as a Reinvestment in a new Pool Receivable and Related Assets in accordance with Section 1.3. The amount funded by the Purchasers in respect of each Purchase shall be allocated among the various Sellers on the applicable Purchase Date ratably in proportion to the amounts of their respective Eligible Receivables funded thereby, as reasonably determined by the Servicer. The Servicer shall maintain such books of account and other records adequate to make, evidence and record such allocations.

(c)Sale of Pool Receivables. On the date of each Purchase and Reinvestment of Pool Receivables relating to a Receivable Pool hereunder, each Seller sells, assigns and transfers to the Collateral Agent (for the benefit of the Purchasers) (ratably, according to each Purchaser’s Investment), in consideration of the aggregate Initial Cash Purchase Price and the RPA Deferred Purchase Price in respect of such Receivable Pool, as applicable, effective on and as of the date of each Purchase and Reinvestment, all of its right, title and interest in, to and under (i) all Pool Receivables relating to each Receivable Pool, (ii) all Related Assets with respect to each Pool Receivable, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all Collections relating to such Receivable Pool on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) subject to the proviso below, all rights (but none of the obligations) of the Sellers under the Sale Agreement relating to each Receivable Pool, and (vi) all proceeds of, and all amounts received or receivable under any or all of the foregoing (with respect to each Receivable Pool, an “Asset Portfolio”); provided that the Asset Portfolio shall not include the Lease Contracts or the Lease Devices. For the avoidance of doubt, the foregoing shall not (x) derogate from any right the Collateral Agent, the Administrative Agents, the Purchasers or the Purchaser Agents may have (under Applicable Law or otherwise) to seek or obtain an involuntary Lien (including, without limitation, a judgment lien) on any Lease Device now owned or hereafter acquired by any Seller or (y) invalidate or limit the security interest in the Lease Contracts granted by the Sellers to the Collateral Agent pursuant to Section 9.1.

(d)Characterization as a Purchase and Sale; Recharacterization. (i) It is the intention of the parties to this Agreement that the transfer and conveyance of each Seller’s right, title and interest in, to and under each Asset Portfolio to the Collateral Agent (for the benefit of the Purchasers) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Asset Portfolios to the Collateral Agent (for the benefit of the Purchasers) hereunder shall be treated as a sale for all purposes (except for financial accounting purposes and except as may be permitted for tax purposes as provided in Section 1.2(d)(ii)). The provisions of this Agreement and the other Transaction Documents shall be construed to further these intentions of the parties. If, notwithstanding the foregoing, the transfer and conveyance of any Asset Portfolio to the Collateral Agent (for the benefit of the Purchasers) is characterized by any bankruptcy trustee or any other Person as a pledge and not a sale, the parties intend that each Seller shall be deemed hereunder to have granted, and each Seller does hereby grant, to the Collateral Agent (for the benefit of the Purchasers) a security interest in and general lien on all of such Seller’s right, title and interest now or hereafter existing in, to and under all of such Seller’s assets, whether now owned or hereafter acquired, and wherever located (whether or not in the possession or control of such Seller), including all of such Seller’s right, title and interest in, to and under such Asset Portfolio; provided that no Seller hereby pledges or otherwise grants a security interest in the Lease Contracts or the Lease Devices. For the avoidance of doubt, (x) the foregoing is in addition to, and shall not be construed to limit, Section 9.1 or the Sellers’ grants of security interests thereunder, and (y) the foregoing shall not derogate from any right the Collateral Agent, the Administrative Agents, the Purchasers or the Purchaser Agents may have (under Applicable Law or otherwise) to seek or obtain a Lien on any Lease Contract or Lease Device now owned or hereafter acquired by any Seller. For the avoidance of doubt, the foregoing shall not be construed to require any party hereto to characterize the transfer and conveyance of any Receivables hereunder as a sale for financial accounting purposes.

(ii)    Tax Treatment.

(A)It is the intention of the Sellers (or, if applicable, the Originators), the Servicer, the Administrative Agents and the Purchasers that, for purposes of U.S. federal income tax and state and local taxes measured by net income, each Purchase and Reinvestment will be treated as a loan from the applicable Purchaser to the applicable Originator or Seller, as the case may be under applicable tax laws (it being understood that all payments to the Purchasers, in their capacity as such, representing Yield, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments or other payments in connection with such loan), and none of the Sellers (or, if applicable, the Originators), the Servicer, any Administrative Agent, the Collateral Agent nor the Purchasers shall take any position inconsistent therewith for such tax purposes, unless otherwise required by applicable laws as confirmed in the opinion of nationally recognized tax counsel and the person taking any such inconsistent position provides written advance notice to the other Affected Parties of such change in position, it being understood that the parties to this Agreement will otherwise defend in good faith such agreed-upon position prior to such change in position.

(B)The Servicer and each Seller, by entering into this Agreement, and the Purchasers, by funding the Purchase of the Asset Portfolios and any Reinvestment, agree to treat the Purchase of the Asset Portfolios and any Reinvestment, for purposes of U.S. federal income tax and state and local taxes measured by net income, and for state and local sales and other transactional tax purposes, as creating indebtedness secured by the Asset Portfolios. Accordingly, the Sellers (or, if applicable, the Originators), rather than the Collateral Agent, the Administrative Agents, the Purchasers or any other Affected Party, shall be entitled to and shall retain the benefit of (1) any bad debt deduction for written-off receivables for purposes of U.S. federal income tax and state and local taxes measured by net income and (2) any deduction, credit or refund with respect to state and local sales and other transactional taxes paid or collected and remitted to the appropriate Governmental Authority on written-off receivables. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

(e)Purchasers Limitation on Payments. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agents shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to any Seller as a Reinvestment under Section 1.3 or in respect of any portion of the RPA Deferred Purchase Price relating to any Receivable Pool, except to the extent that Collections in respect of the applicable Receivable Pool are available for distribution to the Sellers for such purpose in accordance with this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations of any Purchaser that is a commercial paper conduit or similar vehicle under this Agreement and all other Transaction Documents shall be payable by such Purchaser solely to the extent of funds received from the Sellers in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay such Person’s matured and maturing Commercial Paper Notes or other senior indebtedness when due. Any amount which an Administrative Agent, the Collateral Agent, a Purchaser Agent or a Purchaser is not obligated to pay pursuant to the operation of the two preceding sentences shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or corporate obligation of, any Purchaser Agent, the Collateral Agent, any Purchaser or any

Administrative Agent, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to the Sellers pursuant to the terms hereof.

(f)Obligations Not Assumed. The foregoing sale, assignment, transfer and conveyance does not constitute, and is not intended to result in, the creation or an assumption by any Administrative Agent, any Purchaser Agent, the Collateral Agent or any Purchaser of any obligation or liability of any Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Asset Portfolio, all of which shall remain the obligations and liabilities of the Sellers, Originators, the Servicer and such other Persons, as applicable.

(g)RPA Deferred Purchase Price. In accordance with the terms of this Agreement, the Servicer shall, on behalf of the Collateral Agent, the applicable Administrative Agent, and each Purchaser, be deemed to automatically and immediately pay to the Sellers the RPA Deferred Purchase Price relating to each Receivable Pool from time to time (i) prior to the Final Payout Date, when and to the extent funds are available therefor pursuant to Section 1.3 and (ii) after the Final Payout Date, on each Business Day from Collections received in respect of such Receivable Pool to the extent such Collections exceed the accrued and unpaid Servicing Fee, in each case without further set-off or counterclaim. Any payment of any amount of RPA Deferred Purchase Price shall be deemed to be made by each Purchaser Group according to its Ratable Share of such amount. Collections in respect of a Receivable Pool remitted to the Sellers in payment of the RPA Deferred Purchase Price in respect of a Receivable Pool hereunder shall be allocated among the various Sellers ratably in proportion to the amounts of their respective Eligible Receivables relating to such Receivable Pool funded thereby, as reasonably determined by the Servicer. The Servicer shall maintain such books of account and other records adequate to make, evidence and record such allocations.

(h)Obligations. Each Committed Purchaser’s obligations hereunder shall be several, such that the failure of any Committed Purchaser to make a payment in connection with any Purchase hereunder, shall not relieve any other Committed Purchaser of its obligations hereunder to make payment for any Purchase.

(i)Delayed Funding. Notwithstanding anything to the contrary in this Agreement, at any time after any Seller delivers a Purchase notice in respect of a Receivable Pool pursuant to Section 1.2(a), and prior to the Purchase Date requested thereby, any Purchaser Agent (on behalf of the Purchasers in its Purchaser Group) that has delivered the certifications set forth in the following paragraph may notify the applicable Administrative Agent, each Purchaser Agent and the Servicer and the Sellers in writing (such notice, a “Delayed Purchase Notification”) of its Purchaser Group’s intention to fund all or any portion of its Ratable Share of such Purchase on the Delayed Purchase Date rather than on the requested Purchase Date. If any Purchaser Agent so delivers a Delayed Purchase Notification with respect to a requested Purchase Date, no Purchaser shall be obligated to, or shall, fund the related Purchase (or such Purchaser’s portion thereof) until the applicable Delayed Purchase Date, and the Sellers may (i) not later than three (3) Business Days prior to such Delayed Purchase Date, deliver an updated Purchase notice to the applicable Administrative Agent in accordance with

Section 1.2(a) specifying the information set forth in clauses (A) through (C) thereof with respect to such Delayed Purchase Date, and such Delayed Purchase Date shall constitute a Purchase Date for all purposes hereof or (ii) at any time prior to the third (3rd) Business Day preceding the Delayed Purchase Date, rescind the Purchase notice partially or in its entirety (and if partially, pro rata among the Purchaser Groups in accordance with the terms of this Agreement and the amount of such partial reduction shall be an amount at least equal to $10,000,000 for any Purchase and in integral multiples of $100,000 in excess thereof). In the event the Sellers comply with clause (i) above following any Delayed Purchase Notification, all Purchaser Groups shall fund their respective portions of the applicable Purchase on the applicable Delayed Purchase Date (rather than on the Sellers’ originally requested Purchase Date) so long as all conditions precedent to Purchases set forth herein are satisfied on such Delayed Purchase Date.

If any Purchaser Agent delivers a Delayed Purchase Notification pursuant to this Section 1.2(i), such Purchaser Agent shall (i) concurrently with such delivery, deliver to the applicable Administrative Agent, each Purchaser Agent and the Sellers a certification by such Purchaser Agent or the Committed Purchaser in its Purchaser Group certifying that such Committed Purchaser intends to take similar action in other substantially similar purchase or financing arrangements (which are subject to comparable funding levels) in which it is involved in a correlative role, and (ii) not less than sixty (60) days prior to delivering its first Delayed Purchase Notification hereunder, deliver to the applicable Administrative Agent, each Purchaser Agent and the Servicer (on behalf of the Sellers) a certification by such Purchaser Agent or the Committed Purchaser in its Purchaser Group certifying that (x) such Committed Purchaser (or its holding company) is required to comply with a “liquidity coverage ratio” (including as set forth in “Basel III” or as “Basel III” or portions thereof may be adopted in any particular jurisdiction) which negatively impacts such Committed Purchaser’s (or its holding company’s) capital requirements for holding interests or obligations hereunder and (y) implementing the delayed funding mechanics provided in this Section reduces the negative impact on such “liquidity coverage ratio” on such Committed Purchaser’s (or its holding company’s) regulatory capital requirements. The Administrative Agents, the Purchaser Agents, the Purchasers and the Sellers may, without incurring any liability to any party hereto or any other Person, rely and act upon the foregoing certifications and any related Delayed Purchase Notification without further investigation or inquiry. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the parties hereto hereby agree that this Section 1.2(i) and the delayed funding mechanism described herein shall not apply to Reinvestments permitted hereunder.
(j)ISC Upgrade Program. To the extent an ISC Contract evidencing an ISC Upgradeable Receivable permits the Obligor to terminate the ISC Contract upon the trade-in of a qualifying ISC Device (the “ISC Surrendered Device”) in accordance with the ISC Upgrade Program, then, notwithstanding any other provision of, or failure to satisfy any condition under, the Transaction Documents (but only so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing), upon receipt of such ISC Surrendered Device, the Servicer, on behalf of the Purchasers, shall deliver such ISC Surrendered Device to or at the direction of the applicable Seller (whereupon the applicable Seller may distribute or otherwise transfer such ISC Surrendered Device to the applicable Originator or another Affiliate) and such delivery shall fulfill both the ISC Surrendered Device Return Requirement attributable to such ISC Upgradeable Receivable and the obligation of the ISC Administrative Agent on behalf of the Purchasers to pay the ISC Conditional DPP relating to such ISC Upgradeable Receivable. In addition, in respect of any ISC Dealer Receivable, upon the acceptance of an ISC Surrendered Device by the applicable ISC Dealer or upon the applicable ISC Dealer otherwise approving an upgrade of a wireless device in accordance with the ISC Upgrade Program which results in the termination of the ISC Dealer Contract relating to such ISC Receivable, the ISC Surrendered Device Return Requirement attributable to such ISC Upgradeable Receivable and the obligation of the ISC Administrative Agent on behalf of the Purchasers to pay the ISC Conditional DPP relating to such ISC Upgradeable Receivable shall both be fulfilled regardless of whether the Servicer receives the related wireless device.

(k)Returned Lease Devices and Lease Purchase Option Proceeds. When any Lease Device related to a Lease Contract is returned to the Servicer (or any of its Affiliates) in connection with the expiration of such Lease Contract in accordance with its terms or in connection with termination of such Lease Contract pursuant to the Lease Upgrade Program (any such Lease Device, a “Lease Returned Device”) or the Servicer (or any of its Affiliates) receives Lease Purchase Option Proceeds, then, notwithstanding any other provision of, or failure to satisfy any condition under, the Transaction Documents (but only so long as no Originator is then in breach of any obligation under Section 3.5 of the Sale Agreement and no Event of Termination or Non-Reinvestment Event has occurred and is continuing), upon receipt of such Lease Returned Device or Lease Purchase Option Proceeds, the Servicer shall deliver such Lease Returned Device or Lease Purchase Option Proceeds to or at the direction of the applicable Seller (whereupon the applicable Seller may distribute or otherwise transfer such Lease Returned Device or Lease Purchase Option Proceeds to the applicable Originator or another Affiliate) and such delivery shall fulfill the Lease Returned Device Return Requirement attributable to such Lease Returned Device.

SECTION 1.3    Reinvestments of Certain Collections; Payment of Remaining Collections; Asset Portfolios.

(a)    On the close of business on each Business Day during the period from the Closing Date, with respect to the SCC Receivable Pool, the Restatement Effective Date, with respect to the ISC Receivable Pool and the Second Restatement Effective Date, with respect to the Lease Receivable Pool, to the Final Payout Date, the Servicer shall in respect of each Receivable Pool out of all Collections from Pool Receivables relating to such Receivable Pool received (or deemed received) since the end of the immediately preceding Business Day:

(i)set aside and hold in trust for the applicable Administrative Agent on behalf of each Purchaser Group, an amount (the “Pool Hold-Back Amount”) (based on information provided by such Administrative Agent pursuant to Article II) equal to the sum of: (A) the estimated amount of aggregate Yield accrued in respect of each Rate Tranche relating to such Receivable Pool, (B) all other

Obligations payable to the Administrative Agents, the Collateral Agent, Purchaser Agents, Purchasers or any other Affected Party hereunder which have been allocated by the Servicer to such Receivable Pool pursuant to Section 8.2(a), (C) the estimated amount of such Receivable Pool’s Pro Rata Share of the Servicing Fee (in each case, accrued through such day and not so previously set aside or anticipated to accrue through the end of the then current Settlement Period, as determined by the Servicer based upon, among other relevant information, the then outstanding Purchasers’ Pool Investment and the Yield Rates then in effect in respect of such Receivable Pool), and (D) in respect of the ISC Receivable Pool and Lease Receivable Pool, an amount equal to the then current Estimated Cap Deficiency Amount; provided, that the Servicer shall not be required to hold Collections relating to any Receivable Pool that have been so set aside in a separate deposit account containing only such Collections, and may commingle such Collections with its own funds, so long as the Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections relating to each such Receivable Pool; it being understood that the Collateral Agent and applicable Administrative Agent, on behalf of Purchasers, shall have a claim against the Servicer to make payments pursuant to Sections 1.3(c), 3.1(b) or 3.1(d) in respect of a Receivable Pool (which claims shall be full recourse to the Servicer) in an amount equal to the amount of such Collections relating to such Receivable Pool that have not been set aside but that have been so commingled; provided further, that the Servicer shall hold Collections that have been so set aside in a separate deposit account containing only such Collections if the Collateral Agent or any Administrative Agent has requested that the Servicer not commingle funds during the continuance of any Specified Unmatured Event, Event of Termination, Collection Control Event or Non-Reinvestment Event; and

(ii)subject to Sections 3.1(b), 3.1(c)(iv), 3.1(d), 3.2(a) and 3.2(b), apply such Collections in excess of the Pool Hold-Back Amount relating to such Receivable Pool which are not required to be set aside and held in trust pursuant to clause (i) above (including any such Collections not set aside but commingled), to make Reinvestments in additional Pool Receivables and Related Assets relating to such Receivable Pool and, to the extent of any such amounts remaining after such Reinvestments, to be applied as RPA Deferred Purchase Price on existing Pool Receivables and Related Assets relating to such Receivable Pool; provided, that, (A) if (I) the sum of the Purchasers’ Pool Investment and the Required Reserves in respect of any Receivable Pool would exceed the Net Portfolio Balance for such Receivable Pool, (II) any Purchaser Group Investment in respect of such Receivable Pool would exceed the related Purchaser Group Commitment in respect of such Receivable Pool, (III) the Purchasers’ Pool Investment in respect of such Receivable Pool would exceed the Purchasers’ Pool Commitment in respect of such Receivable Pool or (IV) the aggregate Investment of any Exiting Purchaser is greater than zero (in each case, at such time and after giving effect to such Reinvestment), then the Servicer shall only make Reinvestments or apply such remaining amounts as RPA Deferred Purchase Price, as applicable, after first setting aside and holding in trust for the benefit of the applicable Administrative Agent on behalf of each Purchaser Group, in addition to the Pool

Hold-Back Amount, a portion of such available Collections relating to such Receivable Pool not previously set aside for such purpose and then so held in respect of such Receivable Pool equal to the sum of the following amounts (the “Pool Deficiency Amount”) (i) the amount, if any, which is necessary to reduce the sum of the Purchasers’ Pool Investment in such Receivable Pool and the Required Reserves in respect of such Receivable Pool at such time to an amount equal to the Net Portfolio Balance for such Receivable Pool at such time, plus (ii) the amount, if any, which is necessary to reduce the aggregate Investment in respect of such Receivable Pool of all Exiting Purchasers in such Receivable Pool to zero, plus (iii) the amount necessary to reduce the Purchasers’ Pool Investment in respect of such Receivable Pool to an amount equal to the Purchasers’ Pool Commitment in respect of such Receivable Pool, plus (iv) the amount, if any, necessary to reduce each Purchaser Group Investment in respect of such Receivable Pool to an amount equal to or less than the related Purchaser Group Commitment in respect of such Receivable Pool, plus (v) the amount, if any, equal to the difference between the Available Pool Deficiency Amount in respect of the other Receivable Pool which has been set aside for the purposes set forth in clauses (i) through (iv) in respect of such other Receivable Pool and the Pool Deficiency Amount for such other Receivable Pool, in each case, at such time (any remaining Collections relating to such Receivable Pool after giving effect to this proviso shall then be applied as described above in this Section 1.3(a)(ii)); and (B) if the conditions precedent to Reinvestment in clauses (a) or (b) of Section 5.2 are not satisfied or no Reinvestments are to be made in accordance with Section 3.2(e), then the Servicer shall not apply any of such remaining Collections to a Reinvestment or as RPA Deferred Purchase Price pursuant to this clause (ii) (it being understood and agreed that, in any event, no portion of the RPA Deferred Purchase Price in respect of any Receivable Pool may be paid to any Seller on any applicable date if, on or prior to such date, an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or the Liquidation Period has commenced, in each case, until Obligations have been indefeasibly paid in full in cash).

(b)    Unreinvested Collections. Subject to Sections 1.3(a)(ii) and 3.1(c)(iv), the Servicer shall in respect of each Receivable Pool set aside and hold in trust for the applicable Administrative Agent on behalf of each Purchaser Group, all Collections in respect of the Pool Deficiency Amount relating to such Receivable Pool which, pursuant to clause (ii) of Section 1.3(a), may not be reinvested in the Pool Receivables and Related Assets or applied as RPA Deferred Purchase Price in respect of such Receivable Pool; provided, that the Servicer may in respect of any Receivable Pool commingle such Collections with its own funds, so long as the Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections relating to each such Receivable Pool; it being understood that the Collateral Agent and the applicable Administrative Agent, on behalf of Purchaser Groups, shall have a claim against the Servicer to make payments pursuant to Sections 1.3(c), 3.1(b) or 3.1(d) (which claims shall be full recourse to the Servicer) in an amount equal to the amount of such Collections that have not been set aside or that have been so commingled; provided further, that the Servicer shall hold Collections that have been so set aside in a separate deposit account containing only such Collections if the Collateral Agent or any Administrative Agent has requested that the Servicer not commingle funds during the continuance of any Specified Unmatured Event, Event of Termination, Collection Control Event or Non-Reinvestment Event. If, prior to the date when Collections in respect of a Receivable Pool are required to be paid to the Purchaser Agents, pursuant to Section 1.3(c), the amount of such Collections so set aside in respect of a Receivable Pool exceeds the sum of the Pool Hold-back Amount plus the Pool Deficiency Amount in respect of such Receivable Pool and the conditions precedent to Reinvestment set forth in clauses (a) and (b) of Section 5.2 are satisfied and Reinvestments in respect of such Receivable Pool are permitted in accordance with Section 3.2(e), then the Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) in accordance with Section 1.3(a)(ii) to the making of a Reinvestment in respect of such Receivable Pool or otherwise to the payment of RPA Deferred Purchase Price in respect of such Receivable Pool.

(c)    Payment of Amounts Set Aside.

(i)    The Servicer shall, from the portion of the Pool Hold-Back Amount relating to each Receivable Pool set aside and held in trust pursuant to Section 1.3(a)(i)(A) in respect of Yield on a Rate Tranche relating to such Receivable Pool not funded by the issuance of Commercial Paper Notes (including under a Liquidity Agreement or an Enhancement Agreements) pay to the applicable Purchaser Agent such Yield on the last day of the then current Yield Period for such Rate Tranche based on information provided by such Purchaser Agent pursuant to Article II, or during the Liquidation Period or after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, on such earlier date or dates as the applicable Administrative Agent or the Collateral Agent shall require on at least one (1) Business Day’s prior written notice to the Servicer.

(ii)    The Servicer shall, from the portion of the Pool Hold-Back Amount relating to each Receivable Pool set aside and held in trust pursuant to Section 1.3(a)(i)(B) above and not applied pursuant to clause (i) of this Section 1.3(c) and not set aside in respect of such Receivable Pool’s Pro Rata Share of the Servicing Fee, pay to the applicable Administrative Agent in respect of amounts owing to it in its capacity as Administrative Agent and each applicable Purchaser Agent and the Collateral Agent in respect of amounts owed to it and to the members of its Purchaser Group on the Settlement Date for each Settlement Period, as provided in Section 3.1, or during the Liquidation Period or after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, on such earlier date or dates as the Collateral Agent or the applicable Administrative Agent shall require on at least one (1) Business Day’s prior written notice to the Servicer.

(iii)[Reserved].

(iv)If as of any Reporting Date a Cap Deficiency Amount exists, then the Servicer shall, from the portion of the Pool Hold-Back Amount set aside and held in trust pursuant to Section 1.3(a)(i)(D) above, remit to the Cap Reserve Account the amount (if any) necessary to eliminate such Cap Deficiency Amount. If the Estimated Cap Deficiency Amount set aside and held in trust pursuant to Section 1.3(a)(i)(D) is less the Cap Deficiency Amount, the Servicer and the Sellers shall as promptly as practicable (and in any event within one (1) Business Day) remit, or cause to be remitted to the Cap Reserve Account an amount equal to such shortfall. To the extent that the Estimated Cap Deficiency Amount set aside pursuant to Section 1.3(a)(i)(D) above exceeds the Cap Deficiency Amount as of any Reporting Date, such excess may be applied in accordance with Section 1.3(a).

(v)The Servicer shall, from the Available Pool Deficiency Amount set aside and held in trust pursuant to Section 1.3(b) above, pay to the applicable Purchaser Agents the amounts required to be paid pursuant to, and for application, in accordance with Section 3.1(c)(ii).

SECTION 1.4    Repurchase of Certain Receivables.

(a)    On each day during a Settlement Period, each Seller shall in respect of the SCC Receivable Pool and Lease Receivable Pool be deemed to have immediately repurchased from the Collateral Agent on behalf of the Purchasers any Receivables that become Aged Receivables on such day, and the Collateral Agent on behalf of the Purchasers shall convey (without any further action on any of their part required to accomplish such conveyance) to such Seller such Aged Receivables on such day and prior to such Aged Receivables being written off as uncollectible, it being understood and agreed that (i) the repurchase thereof shall be settled on the first Settlement Date to occur after the end of such Settlement Period in accordance with the following provisions of this Section, (ii) a Seller shall repurchase, and the Collateral Agent on behalf of the Purchasers shall so convey to such Seller, related Aged Receivables pursuant to this Section only to the extent that the aggregate Unpaid Balance of all of the Aged Receivables relating to the SCC Receivable Pool or Lease Receivable Pool, as applicable, repurchased by the Sellers during any Settlement Period would not exceed 8.0% of the aggregate initial Unpaid Balance of Receivables relating to such Receivable Pool transferred to the Purchasers pursuant to this Agreement during the related Settlement Period, and (iii) unless the Seller has paid the related repurchase price pursuant to clause (b)(ii)(B) below in cash by deposit to a Lock-Box Account on the applicable Settlement Date, no such repurchase or reconveyance shall occur if any Event of Termination, Unmatured Event of Termination, Specified Unmatured Event, Non-Reinvestment Event or Collection Control Event has occurred and is continuing or after the expiration of any applicable grace period, if any, would result therefrom.

(b)    The repurchase price applicable to each conveyance payable on the Settlement Date in respect of any Settlement Period shall be comprised of (i) the Funding Advance Rate for such Aged Receivables times the aggregate Unpaid Balance of such Aged Receivables plus (ii) the remaining Unpaid Balance of such Aged Receivables after application of clause (i) above. The amount in clause (i) shall be paid by the Seller (A) first, as a setoff against any RPA Deferred Purchase Prices payable to such Seller (and to which such Seller otherwise would have been entitled) and (B) second, at the Seller’s option (subject to clause (a)(iii) above), in cash by deposit to a Lock-box Account on the applicable Settlement Date from any other funds not constituting Collections, available to the Seller at such time. The amount in clause (ii) above shall be paid by the Seller through the extinguishment of its right to payment on the remaining Unpaid Balance of such Aged Receivables.

(c)    For purposes of this Section:

(i)    “Aged Receivable” means, on any date of determination, any Receivable relating to the SCC Receivable Pool or the Lease Receivable Pool that becomes more than 90 days past due on such date or that is at risk of imminent write-off as determined by the Servicer in accordance with the Credit and Collection Policy.

(ii)    “Funding Advance Rate” means in respect of any Receivable relating to the SCC Receivable Pool or the Lease Receivable Pool, as of any Settlement Date, a fraction, expressed as a percentage, (a) the numerator of which is the Purchasers’ Pool Investment in respect of the SCC Receivable Pool or the Lease Receivable Pool, as applicable, and (b) the denominator of which is the Net Portfolio Balance in respect of the SCC Receivable Pool or the Lease Receivable Pool, as applicable.

For the avoidance of doubt, no Receivable repurchased pursuant to this Section shall, as a result of such repurchase, be excluded from (i) any calculation of the SCC Adjusted Dilution Ratio, the SCC Delinquency Ratio, the Lease Delinquency Ratio, the SCC Dilution Horizon Ratio, the SCC Dilution Ratio, the SCC Loss Horizon Ratio, the SCC Loss Ratio, the Lease Loss Ratio, the SCC Loss-to-Liquidation Ratio, the SCC Peak Loss Ratio or any component of the foregoing or (ii) Defaulted Receivables for purposes of clause (c) of the definition of “Eligible Receivable”.
SECTION 1.5    Sellers Jointly and Severally Liable for Obligations.

(a)Joint and Several Liability. Notwithstanding anything to the contrary herein or in any other Transaction Document, each Seller shall be jointly and severally liable for all the other Sellers’ Obligations. Each Seller acknowledges, agrees, represents and warrants the following:

(i)Inducement. Each Purchaser, the Collateral Agent and each Administrative Agent has been induced to enter into this Agreement and each Purchaser has been induced to make Investments and Reinvestments in part based upon the assurances by each Seller that such Seller desires that the other Sellers’ Obligations be honored and enforced as separate obligations of such Seller, should the Collateral Agent or any Administrative Agent (on behalf of the Purchasers) desire to do so.

(ii)Combined Liability. Notwithstanding the foregoing, the Sellers shall be jointly and severally liable to the Purchasers for all the Sellers’ Obligations, including, without limitation, all their respective representations, warranties, covenants, payment obligations and indemnities, and the Collateral Agent or any Administrative Agent (on behalf of each Purchaser) may at its option enforce any Obligation of a Seller against any one or all of the Sellers.

(iii)Separate Exercise of Remedies. The Collateral Agent or any Administrative Agent (on behalf of the Purchasers) may exercise remedies against each Seller and its property (including the Collateral) separately, whether or not the Collateral Agent or any Administrative Agent exercises remedies against the other Sellers or their property. The Collateral Agent may enforce one or all Sellers’ Obligations without enforcing the other Sellers’ Obligations. Any failure or inability of the Collateral Agent to enforce a Seller’s Obligations shall not in any way limit the Collateral Agent’s or any Administrative Agent’s right to enforce the Obligations of the other Sellers.

(b)Guaranty. Without limiting clause (a) above, each Seller hereby unconditionally guarantees to the Collateral Agent, each Administrative Agent, each Purchaser, each Purchaser Agent and each other Affected Party the prompt payment of the Obligations of the other Sellers in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance by the other Sellers of all their other obligations under this Agreement and the other Transaction Documents. This guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Sellers’ Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any other Transaction Document, to the extent the liability of a Seller for the Obligations of the other Sellers under this Section 1.5 shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the liability of such Seller for the Obligations of the other Seller under this Section 1.5 shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise).

(c)Obligations Unconditional. The obligations of each Seller under this Section 1.5 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Seller agrees that this Section 1.5 may be enforced by the Collateral Agent, each Administrative Agent, the Purchasers, the Purchaser Agents and the other Affected Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any other Transaction Documents or any collateral hereafter securing the Obligations of a Seller or otherwise, and each Seller hereby waives the right to require any Affected Party to make demand on or proceed against any Seller, Servicer, any Originator or any other Person (including a co-guarantor) or to require any Affected Party to pursue any other remedy or enforce any other right. Each Seller further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Sellers or any other guarantor of any Seller’s Obligations for amounts paid under this Section 1.5 until the Final Payout Date. Each Seller further agrees that nothing contained herein shall prevent any Affected Party from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on any collateral securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, any other Transaction Document, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Seller’s obligations hereunder; it being the purpose and intent of each Seller that its obligations under this Section 1.5 shall be absolute, independent and unconditional under any and all circumstances. Neither any Seller’s obligations under this Section 1.5 nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of the other Sellers, of Servicer or of any Originator or by reason of the bankruptcy or insolvency of the other Sellers, of Servicer or of any Originator. Each Seller waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations of the other Sellers and notice of or proof of reliance by any Affected Party on the guarantees set forth in this Section 1.5 or acceptance thereof. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantees set forth in this Section 1.5. All dealings between any Seller (or any of its Affiliates, including the initial Servicers and the Originators), on the one hand, and the Affected Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantees set forth in this Section 1.5. Each Seller hereby subordinates to the Obligations of the other Sellers all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Seller by the other Sellers, Servicer, any Originator or any of their respective Affiliates.

(d)Modifications. Each Seller agrees that (i) all or any part of the other Sellers’ Collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (ii) none of the Affected Parties shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations; (iii) the time or place of payment of the other Sellers’ Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) the other Sellers and any other party liable for payment of the other Sellers’ Obligations may be granted indulgences generally; (v) any of the other Sellers’ rights, duties, obligations or liabilities under any of the Transaction Documents may be modified, amended or waived; (vi) any party (including any co-guarantor) liable for the payment of all or any part of the Obligations may be granted indulgences or be released; and (vii) any deposit balance for the credit of the other Sellers or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Seller.

(e)Waiver of Rights. Each Seller hereby expressly waives diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Affected Parties (or any of them) exhaust any right to take any action against any Seller, any Originator, Servicer or any other Person (including the filing of claims in the event of receivership or bankruptcy of any Seller, Servicer, any Originator or any other entity) or with respect to any collateral or collateral security at any time securing any of the Obligations, and hereby consents to any and all extensions of time of the due performance of any or all of the Obligations. Each Seller agrees that it shall not exercise or assert any right which it may acquire by way of contribution, reimbursement or subrogation under this Agreement unless and until, subject to Section 13.5, the occurrence of the Purchase Termination Date (as defined below). Each Seller also hereby expressly waives all other defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Obligations whether in equity or at law other than, subject to Section 13.5, the occurrence of the Purchase Termination Date. Each Seller agrees that its obligations hereunder shall be irrevocable and unconditional.

(f)Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each Seller under this Section 1.5 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the other Sellers’ Obligations is rescinded or must be otherwise restored by any holder of any of the other Sellers’ Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Seller agrees that it will indemnify each Affected Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(g)Remedies. Each Seller acknowledges and agrees that its obligations under this Section 1.5 are secured in accordance with the terms of this Agreement (including, without limitation, the terms of Sections 1.2(d)).

(h)Subrogation. Each Seller agrees that, until the indefeasible payment of all the Obligations in full in cash and the termination of the Pool Commitments in respect of all of the Receivable Pools, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset or other claims against the other Sellers arising by contract or operation of law in connection with any payment made or required to be made by such Seller under this Section 1.5. After the indefeasible payment in full in cash of all the Obligations and the termination of the Pool Commitments in respect of all of the Receivable Pools, each Seller shall be entitled to exercise against the other Sellers all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by law.

(i)Maximum Guaranty Amount. Notwithstanding any other provision of this Agreement to the contrary, in the event that any action is brought seeking to invalidate any Seller's obligations under this Agreement under any fraudulent conveyance or fraudulent transfer theory, such Seller shall be liable under this Agreement only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by such Seller under any guaranty of the other Sellers’ Obligations (or any portion thereof) at the time of the execution and delivery of this Agreement (or, if such date is determined not to be the appropriate date for determining the enforceability of such Seller's obligations hereunder for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranty Amount”), and not for any greater amount, as if such Seller’s obligations under this Agreement had instead been the Maximum Guaranty Amount.

ARTICLE II

COMPUTATIONAL RULES

SECTION 2.1    Selection of Rate Tranches. Subject to the requirements set forth in this Article II, each Purchaser Agent shall from time to time, only for purposes of computing Yield relating to each Receivable Pool with respect to each Purchaser in its Purchaser Group, account for such Purchaser’s Investment in respect of each Receivable Pool in terms of one or more Rate Tranches, and the applicable Yield Rate may be different for each Rate Tranche. Each Purchaser’s Investment in respect of each Receivable Pool shall be allocated to each Rate Tranche by the related Purchaser Agent to reflect the funding sources for each portion of the Asset Portfolio relating thereto, so that:

(a)    there will be one or more Rate Tranches in respect of each Receivable Pool, selected by each Purchaser Agent, reflecting the portion, if any, of the aggregate Investment of the Purchasers in its Purchaser Group in respect of each Receivable Pool funded or maintained by such Purchasers other than through the issuance of Commercial Paper Notes (including by outstanding Liquidity Advances or by funding under an Enhancement Agreement); and

(b)    there will be a Rate Tranche in respect of each Receivable Pool, selected by each Purchaser Agent, equal to the excess of the aggregate Investment of the Purchasers in its Purchaser Group in respect of such Receivable Pool over the aggregate amounts allocated at such time pursuant to clause (a) above, which Rate Tranche shall reflect the portion of such aggregate Investment in respect of such Receivable Pool funded or maintained by such Purchasers through the issuance of Commercial Paper Notes.

Each Purchaser Agent may in respect of a Receivable Pool, in its sole discretion, declare any Yield Period applicable to any Investment of a Purchaser in its Purchaser Group in respect of such Receivable Pool to be terminated and allocate the portion of such Purchaser’s Investment allocated to such Yield Period to one or more other Yield Periods and Yield Rates as such Purchaser Agent shall select.
SECTION 2.2    Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment. In making any determination of the Purchasers’ Total Investment, the Purchasers’ Pool Investment in respect of a Receivable Pool, any Purchaser’s Investment in a Receivable Pool and any Purchaser’s Tranche Investment with respect to a Receivable Pool, the following rules shall apply:

(a)    each Purchaser’s Investment in respect of a Receivable Pool shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually received by the applicable Purchaser Agent for application hereunder to reduce the applicable Purchaser’s Investment in such Receivable Pool in accordance with the terms hereof;

(b)    each Purchaser’s Investment in any Receivable Pool (or any other amounts payable under any Transaction Document) shall not be considered reduced (or paid) by any distribution of any portion of Collections or other payments, as applicable, if at any time such distribution or payment is rescinded or must otherwise be returned for any reason; and

(c)    if there is any reduction in any Purchaser’s Investment in respect of a Receivable Pool, there shall be a corresponding reduction (in the aggregate) in such Purchaser’s Tranche Investment in respect of such Receivable Pool with respect to one or more Rate Tranches selected by the related Purchaser Agent in its reasonable discretion.

SECTION 2.3    Computation of Yield. In making any determination of Yield, the following rules shall apply:

(a)    Each Purchaser Agent shall determine the Yield accruing with respect to each Rate Tranche relating to a Receivable Pool for the Purchasers in its Purchaser Group, based on the Yield Period therefor determined in accordance with Section 2.1 and the other terms hereof (or, in the case of the Rate Tranche funded by Commercial Paper Notes, each Settlement Period), in accordance with the definition of Yield;

(b)    no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and

(c)    Yield for any Rate Tranche shall not be considered paid by any distribution or other payment if at any time such distribution or payment is rescinded or must otherwise be returned for any reason.

SECTION 2.4    Estimates of Yield Rate, Fees, Etc. It is understood and agreed that (a) the Yield Rate for any Rate Tranche may change from one applicable Yield Period or Settlement Period to the next, and the applicable Bank Rate, Base Rate or CP Rate used to calculate the applicable Yield Rate may change from time to time and at any time during an applicable Yield Period or Settlement Period, (b) any rate information provided by any Purchaser Agent to any Seller or the Servicer shall be based upon such Purchaser Agent’s good faith estimate, (c) the amount of Yield actually accrued with respect to a Rate Tranche during any Yield Period (or, in the case of the Rate Tranche funded by Commercial Paper Notes, any Settlement Period) may exceed, or be less than, the amount set aside with respect thereto by the Servicer, and (d) the amount or amounts provided for in Section 4.3 payable to any Affected Party accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by the Servicer. Failure to set aside any amount so accrued shall not relieve the Servicer of its obligation to remit Collections to the applicable Purchaser Agent or otherwise to any other Person with respect to such accrued amount, as and to the extent provided in Section 3.1.

ARTICLE III

SETTLEMENTS

SECTION 3.1    Settlement Procedures.

The parties hereto will take the following actions with respect to each Settlement Period:
(a)    Information Package. On the twentieth (20th) day of each calendar month (or if such day is not a Business Day, the next Business Day) following the Cut-Off Date for such Settlement Period, (each a “Reporting Date” for and related to the Settlement Period ending immediately prior to such date), the Servicer shall deliver to the Collateral Agent and each Administrative Agent an e-mail attaching an Excel file and a file in .pdf or similar format signed by the Servicer containing the information described in Exhibit 3.1(a), including the information calculated by the Servicer pursuant to this Section 3.1 (each, an “Information Package”) for the related Settlement Period; provided, that each Administrative Agent may modify, in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, the information relating to its related Receivable Pool required to be provided by the Servicer in, or the form of, the Information Package upon reasonable prior notice to the Servicer; provided, further, that during the Liquidation Period, during the continuance of an Event of Termination, an Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event, the Collateral Agent or any Administrative Agent may request, in its reasonable discretion, the Servicer to, and the Servicer agrees to, deliver any information related to the Asset Portfolios, Lease Devices, Lease Contracts or the transactions contemplated hereby that can reasonably be produced by Servicer with its then-current reporting system at such time as the Collateral Agent or such Administrative Agent shall reasonably request (including a calculation of Required Reserves for each Receivable Pool and each component thereof) on each Business Day. The parties hereto hereby agree that, prior to the receipt by the Collateral Agent and each Administrative Agent of the Lease Inclusion Pro Forma Information Package, the form of Information Package shall be that set forth on Exhibit 3.1(a) as of the Second Restatement Date and, thereafter, the form of Information Package and Exhibit 3.1(a) shall be the form of the Lease Inclusion Pro Forma Information Package.

(b)    Yield; Other Amounts Due. On or before the second (2nd) Business Day prior to each Reporting Date, each Purchaser Agent shall notify the Servicer of (i) the amount of Yield accrued in respect of each related Rate Tranche for the Purchasers in each Purchaser Group for each Receivable Pool during such Settlement Period and (ii) all Fees and other amounts accrued and payable or to be paid by the Sellers under this Agreement and the other Transaction Documents on the related Settlement Date (other than amounts described in clause (c) below) to any Purchaser Agent or any Purchaser in, or Affected Party related to, any Purchaser Group. The Sellers (or the Servicer on their behalf), on the Settlement Date for such Settlement Period, or when otherwise required hereunder prior to each such date, shall pay such Yield and all Fees and other amounts due in respect of such Settlement Period to the applicable Purchaser Agent out of amounts set aside pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so set aside, the Sellers hereby agree to pay such amounts (notwithstanding any limitation on recourse or other liability limitation contained herein to pay such amounts). Each Cap Calculation Agent shall, on or before the second (2nd) Business Day prior to each Reporting Date and Purchase Date, notify the Servicer of the Cap Reserve Amount.

(c)    Settlement Computations.

(i)    On each Reporting Date, the Servicer shall include in the Information Package calculations, as of the most recent Cut-Off Date for the related Settlement Period, and based upon the assumption in the next sentence, (A) the Unpaid Balance of all of the Pool Receivables in each Receivable Pool, the Purchasers’ Pool Investment for each Receivable Pool, the aggregate ISC Conditional Unpaid Balance in respect of the ISC Receivable Pool, the Purchasers’ Total Investment, the Purchaser Group Investment of each Purchaser Group for each Receivable Pool, the Required Reserves for each Receivable Pool, the Net Portfolio Balance for each Receivable Pool and each component of each of the foregoing, (B) the amount of the reduction or increase (if any) in each of the Required Reserves for each Receivable Pool, the Net Portfolio Balance for each Receivable Pool, the Purchasers’ Pool Investment for each Receivable Pool, the Purchaser Group Investment for each Receivable Pool of any Purchaser Group and the Purchasers’ Total Investment since the Cut-Off Date immediately preceding the Cut-Off Date for the most recently ended Settlement Period, (C) the excess (if any) of the sum of the Purchasers’ Pool Investment for each Receivable Pool and the Required Reserves for such Receivable Pool, over the Net Portfolio Balance for such Receivable Pool, (D) the excess (if any) of the Purchasers’ Pool Investment in respect of such Receivable Pool, over the Purchasers’ Pool Commitment in respect of such Receivable Pool, (E) the excess (if any) of the Purchaser Group Investment in respect of such Receivable Pool of each Purchaser Group, over the Purchaser Group Commitment in respect of such Receivable Pool of each such Purchaser Group, (F) the then current Cap Reserve Amount and the then current Estimated Cap Deficiency Amount, (G) the aggregate Cap Payments received since the previous Cut-Off Date, and (H) the aggregate Investment of any Exiting Purchasers in respect of each Receivable Pool. Such calculations shall be based upon the assumption that Collections in respect of each Receivable Pool set aside pursuant to Section 1.3 (and not otherwise applied in accordance with such Section) will be paid to the applicable Purchaser Agent for the benefit of the applicable Purchasers in its Purchaser Group in accordance with the related Purchaser Group’s Ratable Share of such Collections on the Settlement Date for the Settlement Period related to such Reporting Date.

(ii)    If, in respect of a Receivable Pool, according to the computations made pursuant to clause (i) of this Section 3.1(c), the sum of the Purchasers’ Pool Investment and the Required Reserves in respect of any Receivable Pool at such time exceeds the Net Portfolio Balance for such Receivable Pool at such time, the Purchasers’ Pool Investment in respect of such Receivable Pool exceeds the Purchasers’ Pool Commitment in respect of such Receivable Pool, the Purchaser Group Investment of any Purchaser Group in respect of such Receivable Pool exceeds the Purchaser Group Commitment in respect of such Receivable Pool of such Purchaser Group or the aggregate Investment of Exiting Purchasers shall exceed zero, the Servicer shall, on behalf of the Sellers, (i) promptly notify the Collateral Agent and the Administrative Agents thereof and (ii) immediately pay to the applicable Purchaser Agents for the benefit of the applicable Purchasers from Collections in respect of such Receivable Pool received during the applicable period and not previously paid to such Purchaser Agents, which have been set aside in respect of the Pool Deficiency Amount in respect of such Receivable Pool in accordance with Section 1.3, (the “Available Pool Deficiency Amount”) the amount necessary to reduce (A) the Purchasers’ Pool Investment in respect of such Receivable Pool to the Purchasers’ Pool Commitment in respect of such Receivable Pool, (B) the sum of the Purchasers’ Pool Investment and the Required Reserves at such time to the Net Portfolio Balance at such time, (C) the Purchaser Group Investment of each Purchaser Group in respect of such Receivable Pool to the Purchaser Group Commitment of each such Purchaser Group in respect of such Receivable Pool and (D) the aggregate Investment of all Exiting Purchasers to zero. The Servicer shall apply such Available Pool Deficiency Amount in respect of a Receivable Pool in the following order: (i) first, to reduce the sum of the Purchasers’ Pool Investment and the Required Reserves in respect of such Receivable Pool to an amount equal to the Net Portfolio Balance for such Receivable Pool at such time, (ii) second, to reduce the sum of the Purchaser’s Pool Investment in respect of such Receivable Pool, to an amount equal to the Purchasers’ Pool Commitment in respect of such Receivable Pool, (iii) third, to reduce the aggregate Investment in respect of such Receivable Pool of all Exiting Purchasers to zero, and (iv) fourth, on a pro rata basis, the remaining Available Pool Deficiency Amount, to the other applications for which such Available Pool Deficiency Amount was set aside in accordance with Section 1.3.

(iii)    The payments described in clause (ii) of this Section 3.1(c) shall be made out of the Available Pool Deficiency Amount relating to such Receivable Pool set aside pursuant to Section 1.3 and, to the extent such amounts were not so set aside, the Sellers hereby agree to pay such amounts (notwithstanding any limitation on recourse or other liability limitation contained herein to pay such amounts) to the Servicer (for distribution by the Servicer to the Purchaser Agents for the benefit of the applicable Purchasers in accordance with Section 3.1(c)(ii)) during the relevant Settlement Period. Notwithstanding anything to the contrary set forth above, on any date on or prior to the Final Payout Date, if the sum of the Purchasers’ Pool Investment and the Required Reserves in respect of a Receivable Pool at such time exceeds the Net Portfolio Balance of such Receivable Pool at such time, the Servicer shall immediately pay to each Purchaser Agent (ratably, based on the Purchaser Group Investment of such Purchaser Agent’s Purchaser Group in respect of such Receivable Pool at such time) from amounts held in trust, or that should have been so held, pursuant to Section 1.3, an amount equal to such excess.

(iv)    In addition to the payments described in clause (ii) of this Section 3.1(c), during the Liquidation Period or after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, the Servicer shall pay to each Purchaser Agent the Ratable Share of its Purchaser Group of all other Collections on all Pool Receivables, whether or not required to be set aside pursuant to Section 1.3 on the dates specified pursuant to Section 1.3(c).

(d)    Order of Application. The Servicer shall distribute the funds relating to each Receivable Pool and any Cap Payments or Net Swap Payments by Hedge Counterparties, if any, received since the prior Cut-Off Date (any Cap Payments or Net Swap Payments shall be deemed to relate to the ISC Receivable Pool and Lease Pool ratably based on the Purchasers’ Pool Investment in respect of such Receivable Pool) required to be distributed pursuant to this Section 3.1 with respect to any Settlement Period, in the following order of priority:

(i)    to the Collateral Agent and the Administrative Agents in respect of all expenses and Indemnified Amounts payable to the Collateral Agent and the Administrative Agents (solely in their capacities as such) under this Agreement and the other Transaction Documents and allocated to such Receivable Pool in accordance with Section 8.2; provided, that, the aggregate amount paid under this Section 3.1(d)(i) shall not exceed $600,000 in any calendar year;

(ii)    on a pari passu basis, (x) to the applicable Administrative Agent in respect of such Receivable Pool (in the case of Fees) and each Purchaser Agent (in the case of Yield and Fees) ratably (based on the aggregate accrued and unpaid Yield and Fees payable to them and the members of their respective Purchaser Groups) Yield accrued and unpaid on all Rate Tranches relating to such Receivable Pool for the Purchasers in its Purchaser Group howsoever funded or maintained during the related Settlement Period and to the accrued and unpaid Fees relating to such Receivable Pool for its Purchaser Group (or for itself in the case of the applicable Administrative Agent) and (y) to the applicable Hedge Counterparties, any Net Swap Payments required to be paid by the Sellers to such Hedge Counterparties pursuant to any Hedge Transactions that are interest rate swaps;

(iii)    to the Servicer, such Receivable Pool’s Pro Rata Share of all accrued and unpaid Servicing Fee (if the Servicer is not Sprint Spectrum or an Affiliate of Sprint Corporation);

(iv)    on a pari passu basis, (x) to each Purchaser Agent ratably (based on their respective Purchaser Group Investments) in respect of such Receivable Pool, to the reduction of the Purchasers’ Pool Investment in respect of such Receivable Pool (A) if clause (B) below does not then apply, to the extent such reduction is required under Section 3.1(c) or 3.2(b) or (B) during the Liquidation Period or during the continuance of an Event of Termination, Collection Control Event or a Non-Reinvestment Event, (1) first, to reduce the Purchasers’ Pool Investment in respect of such Receivable Pool to zero, and (2) second, then to reduce the Purchasers’ Pool Investment in respect of the other Receivable Pool to zero; provided, that for the avoidance of doubt, any amounts paid to any Purchaser Agent pursuant to this clause (iv)(x) shall be applied in reduction of the Investment of the relevant Purchasers in such Purchaser Agent’s Purchaser Group and (y) to the applicable Hedge Counterparties, any Senior Hedge Breakage required to be paid by the Sellers to such Hedge Counterparties pursuant to any Hedge Transactions that are interest rate swaps;

(v)    to the Cap Reserve Account, an amount equal to the Cap Deficiency Amount (if any);

(vi)    to the extent not paid pursuant to Section 3.1(d)(i) above, to the Collateral Agent and the Administrative Agents in respect of all expenses and Indemnified Amounts payable to the Collateral Agent and the Administrative Agents (solely in their capacities as such) under this Agreement and the other Transaction Documents and allocated to such Receivable Pool in accordance with Section 8.2;

(vii)    to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Obligations owing to their respective Purchaser Groups) all accrued and unpaid Obligations owed to any Affected Parties in such Purchaser Agent’s Purchaser Group (x) first, to the unpaid Obligations to the extent that such Obligations have been allocated to such Receivable Pool in accordance with Section 8.2, and (y) second, to the unpaid Obligations to the extent that such Obligations have been allocated to the other Receivable Pool;

(viii)    to the Seller Hedge Maintenance Accounts, an amount equal to the excess, if any, of the aggregate amount of any collateral posting obligations of the Sellers under each Hedge Transaction, over the amount of funds in the Borrower Hedge Maintenance Accounts available for such purpose;

(ix)    to the applicable Hedge Counterparties, any Subordinated Hedge Breakage required to be paid by the Sellers to such Hedge Counterparties pursuant to any Hedge Transactions that are interest rate swaps; and

(x)    to the Servicer (x) first, to accrued and unpaid Servicing Fee relating to such Receivable Pool in an amount equal to such Receivable Pool’s Pro Rata Share of such Servicing Fee and (y) second, to the accrued and unpaid Servicing Fee in an amount equal to the other Receivable Pool’s Pro Rata Share of such Servicing Fee (in each case if the Servicer is Sprint Spectrum or an Affiliate of Sprint Corporation).

(e)    Non-Distribution of Servicing Fee. The amounts (if any) in respect of a Receivable Pool set aside by the Servicer pursuant to Section 1.3 in respect of the Servicing Fee may be retained by the Servicer or any permitted subservicer for its own account; provided, however, that if a Specified Unmatured Event, Event of Termination, Collection Control Event or Non-Reinvestment Event in respect of such Receivable Pool has occurred and remains continuing, the Servicer shall, if so instructed by the Collateral Agent or the applicable Administrative Agent, cease retaining the Servicing Fee pursuant to this clause (e) and shall instead pay such Servicing Fee only on Settlement Dates in accordance with the priority for distributions set forth in Section 3.1(d). To the extent the Servicer sets aside and retains such amounts in respect of a Receivable Pool, no distribution shall be made in respect of the Servicing Fee in respect of a Receivable Pool pursuant to Section 3.1(d)(iii) or Section 3.1(d)(x) above.

(f)    Delayed Payment. Notwithstanding anything in this Agreement to the contrary, if, on any day for payment described in this Section 3.1 (or in Section 1.3(c) in respect of accrued Yield on Rate Tranches relating to a Receivable Pool funded by Liquidity Advances or under an Enhancement Agreement), Collections in respect of such Receivable Pool during the relevant Settlement Period or Yield Period were less than the aggregate amounts of such Yield payable hereunder, the Servicer shall not make any payment otherwise required, and the next available Collections shall be applied to such payment, and no Reinvestment or payment of RPA Deferred Purchase Price shall be permitted hereunder until such amount payable has been paid in full. The foregoing shall not limit or otherwise affect the full recourse nature of any Seller’s obligations hereunder.

SECTION 3.2    Deemed Collections; Reduction of Purchasers’ Total Investment, Etc.

(a)    Deemed Collections. If on any day:

(i)    the Unpaid Balance of any Pool Receivable is:

(A)reduced or cancelled as a result of Dilution; and

(B)less than the amount included in calculating the Net Portfolio Balance for the Receivable Pool relating to such Receivable for purposes of any Information Package (for any reason other than as a result of such Pool Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Pool Receivable);

(ii)    any Pool Receivable (or the terms of any related Contract governing such Pool Receivable or in respect of any ISC Upgradeable Receivable, the ISC Upgrade Program or in respect of any Lease Upgradeable Receivable, the Lease Upgrade Program) is extended, amended, waived or otherwise modified (except as expressly permitted under Section 8.2(b));

(iii)    the due date for payment of any Pool Receivable is extended to a date that is more than thirty (30) days after such Pool Receivable’s original due date; or

(iv)    any of the representations or warranties of any Seller set forth in Section 6.1(n) were untrue when made with respect to any Pool Receivable;

then, on such day, the Sellers shall be deemed to have received a Collection of such Pool Receivable and the Sellers shall pay to the applicable Administrative Agent (for the Purchaser Agents) on the next Settlement Date (or during the Liquidation Period or after the occurrence of an Event of Termination, a Collection Control Event or a Non-Reinvestment Event that remains continuing, within one (1) Business Day from the event giving rise to such Deemed Collection) for application as provided in this Agreement an amount equal to:
(1)in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Pool Receivable in calculating the Net Portfolio Balance for the related Receivable Pool or, with respect to clauses (ii) and (iii) above, in the amount that such extension, amendment, modification or waiver affects the Unpaid Balance of the related Pool Receivable in the sole determination of the applicable Administrative Agent, as applicable; or

(2)in the case of clause (iv) above, in the amount of the entire Unpaid Balance of the relevant Pool Receivable or Pool Receivables (as determined immediately prior to the applicable event) with respect to which such representations or warranties were or are untrue.

Collections deemed received by the Sellers under this Section 3.2(a) are herein referred to as “Deemed Collections”. If the Deemed Collections in respect of any Pool Receivable relating to a Receivable Pool is determined as provided in clause (2) above, upon the payment or deemed payment of such Deemed Collections, the portion of the RPA Deferred Purchase Price relating to such Pool Receivable shall be deemed to be fully satisfied and discharged, without any further action on the part of any Person. Notwithstanding anything to the contrary set forth herein (including, without limitation, Sections 3.2(a)(ii), 7.3(b), 7.6(a) and 7.6(b) and 8.2(b)), neither the Servicer nor any Seller shall permit any Obligor with respect to an ISC Receivable or a Lease Receivable to extend, amend, terminate, waive or otherwise modify the related ISC Contract, the related Lease Contract, the ISC Upgrade Program or the Lease Upgrade Program in a manner that reduces the Unpaid Balance of such ISC Receivable or such Lease Receivable unless prior to any such extension, amendment, termination, waiver or modification a corresponding Deemed Collection payment equal to the amount of such reduction in respect of the related Pool Receivable is made in connection therewith.

(b)    The Sellers’ Optional Reduction of Purchasers’ Pool Investment. The Sellers may at any time and from time to time elect to reduce (in whole or in part) Purchasers’ Pool Investment relating to any Receivable Pool as follows:

(i)    the Servicer (on behalf of the Sellers) shall give the Collateral Agent and each Administrative Agent at least five (5) Business Days’ prior written notice (which shall be in substantially the form of Schedule 3.2(b) hereto)

of such elected reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence);

(ii)    on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall refrain from making Reinvestments of Collections pursuant to Section 1.3 in respect of such Receivable Pool until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii)    the Servicer shall hold such Collections in trust for Purchasers, pending payment to the applicable Purchaser Agents, as provided in Section 1.3; provided, that,

(A)    the amount of any such reduction shall be not less than $10,000,000 and shall be an integral multiple of $100,000; and

(B)    each Seller shall use reasonable efforts to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period.

(c)    The Sellers’ Optional Permanent Reduction of Purchase Facility. The Sellers may, upon at least thirty (30) days’ prior written notice to the Collateral Agent and each Administrative Agent, terminate the Purchase Facility and the Purchasers’ Total Commitment in whole without penalty or premium (other than any amounts payable pursuant to Section 4.3) or, the Sellers may, upon at least ten (10) Business Days’ prior written notice to the Collateral Agent and each Administrative Agent, from time to time, irrevocably reduce in whole or part without penalty or premium the unused portion of the Purchasers’ Pool Commitment in respect of any Receivable Pool; provided, that each partial reduction shall be in the amount of at least $10,000,000, or an integral multiple of $100,000 in excess thereof, and that, unless terminated in whole, the Purchasers’ Total Commitment shall in no event be reduced below $500,000,000. Any such partial reduction of the Purchasers’ Pool Commitment in respect of any Receivable Pool shall be ratably allocated (based on then-existing Pool Commitments) among the Committed Purchasers to reduce their respective Pool Commitments in respect of such Receivable Pool. No termination of the Purchase Facility in whole shall be effective unless and until the Purchasers’ Total Investment is reduced to zero and all other Obligations and other amounts owed to the Collateral Agent, the Administrative Agents, the Purchaser Agents, the Purchasers and the other Affected Parties under this Agreement and each of the other Transaction Documents have been paid in full. Notwithstanding anything to the contrary set forth in this Agreement, any reduction of the Purchase Facility or the Purchasers’ Total Commitment pursuant to this Section 3.2(c) shall be on a pro rata basis in respect of each Receivable Pool.

(d)    Optional Repurchase of Receivables.

(i)    In connection with any termination of the Purchase Facility and the reduction of the Purchasers’ Total Commitment to zero pursuant to Section 3.2(c), the Sellers may elect, upon ten (10) Business Days’ prior written notice to the Collateral Agent, the Administrative Agents and each Purchaser, to repurchase all Receivables, Related Assets and Collections from the Collateral Agent relating to each Receivable Pool on the effective date of the termination of the Purchase Facility designated pursuant to Section 3.2(c) at a price equal to the outstanding Purchasers’ Total Investment and all Obligations and other amounts owing to the Collateral Agent, the Administrative Agents, each Purchaser and the other Affected Parties as of the effective date of such repurchase. Upon the prepayment in whole of the outstanding Purchasers’ Total Investment in accordance with this Section, (i) all right, title and interest of the Collateral Agent, the Administrative Agents, the Purchasers and the other Affected Parties in, to or under the Receivables, Related Assets and Collections shall transfer to the Sellers and their successors and assigns, (ii) the right, title and interest of the Collateral Agent, the Administrative Agents, the Purchasers and the other Affected Parties in the Receivables, Related Assets and Collections shall thereupon cease, terminate and become void, (iii) the obligations of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agents to pay the unpaid RPA Deferred Purchase Price shall terminate and shall be deemed satisfied and discharged, in each case without any further action on the part of any Person, (iv) none of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agents shall have any further obligation to make any payment in respect of the RPA Deferred Purchase Price and (v) the Purchasers’ Total Commitment shall be reduced to zero.

(ii)    In connection with any proposed Takeout Transaction, the Sellers shall, solely with the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent (which consent may granted or withheld by any of the Collateral Agent or any Administrative Agent or Purchaser Agent in its sole and absolute discretion), be entitled to obtain the release from the security interest of the Collateral Agent hereunder of any ISC Pool Receivables or Lease Pool Receivables and all Related Assets and Collections with respect thereto, subject to the following conditions and requirements: (A) the Collateral Agent, each Administrative Agent and each Purchaser Agent shall have received written notice of any such Takeout Transaction not later than thirty (30) days prior to the date such Takeout Transaction is to be consummated, (B) all proceeds of such Takeout Transaction shall be deposited into a Lock-Box Account and shall be applied in accordance with the priority of payments set forth in Section 3.01(d), (C) immediately before and after giving effect to such Takeout Transaction and the application of the related proceeds in accordance with clause (B) above, the sum of the Purchasers’ Pool Investment and the Required Reserves in respect of a Receivable Pool at such time shall not exceed the Net Portfolio Balance of such Receivable Pool at such time, no Event of Termination, Unmatured Event of Termination, Specified Unmatured Event, Non-Reinvestment Event or Collection Control Event would result therefrom, and all Sellers’ Obligations accrued and owing as of the relevant takeout date (including, without limitation, any Hedge Breakage or Liquidation Fee) would be paid in full, (D) the Sellers shall have selected the ISC Pool Receivables and Lease Pool Receivables to be included in such Takeout Transaction not by any method which is intended by the Sellers or the Servicer to, and would reasonably be expected to, materially and adversely affect the interests of the Purchasers in comparison to purchasers of, or investors in, such ISC Pool Receivables and Lease Pool Receivables in connection with any Takeout Transaction and (E) any such Takeout Transaction shall be without representation, warranty or recourse of any kind by or against any Seller, other than that the ISC Pool Receivables and Lease Pool Receivables sold in such Takeout Transaction shall not be subject to any Adverse Claim created or suffered by any Seller.

(iii)    In connection with any repurchase of Receivables, Related Assets and Collections pursuant to this Section 3.2(d), the Collateral Agent, the Administrative Agents and the Purchasers will, at the Sellers’ sole cost and expense, execute and deliver such documents as may be reasonably requested by the Sellers in order to further evidence such repurchase and authorize the Sellers (or the Servicer or any other designee on their behalf) to prepare and file (or cause to be prepared and filed), at the sole expense of the Sellers, UCC-1 financing statements relating to the Receivables, Related Rights and Collections and UCC-3 termination statements with respect to all UCC financing statements filed in connection with the Transaction Documents and relating to the Receivables, Related Rights and Collections (in each case, without recourse to, or representation or warranty by, the Collateral Agent, any Administrative Agent or any Purchaser, other than a representation and warranty that the Collateral Agent, such Administrative Agent and such Purchaser (as the case may be) has not granted or created any Adverse Claim on such Receivables, Related Assets or Collections, other than any Adverse Claim that is being released as of the repurchase date); provided, however, that any such documentation (including financing statements) shall be in form and substance reasonably acceptable to the Collateral Agent, each Administrative Agent and each Purchaser.

(e)    No Reinvestments if Purchasers’ Total Investment is Zero. Notwithstanding anything to the contrary set forth herein (including Section 3.1), after giving effect to any reduction of the Purchasers’ Total Investment to zero, so long as there are no outstanding Obligations, no further Reinvestments shall be made in respect of any Receivable Pool and all Collections shall immediately be paid to the Sellers as the RPA Deferred Purchase Price, in accordance with Section 1.3 unless and until a new Purchase is made in accordance with Sections 1.1 and 1.2.

SECTION 3.3    Payments and Computations, Etc.

(a)    Payments. All amounts to be paid to, or deposited by any Seller, the Servicer or Sprint Corporation with, the Collateral Agent, any Administrative Agent, any Purchaser Agent or any other Person hereunder (other than amounts payable under Sections 3.3(e) and 4.2) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the applicable account set forth on Schedule I or to such other account as the Collateral Agent, any Administrative Agent or any Purchaser Agent, as applicable, shall designate in writing to the Servicer from time to time.

(b)    Late Payments. The Sellers or the Servicer, as applicable, shall, out of amounts set aside pursuant to Section 1.3 for such purpose and to the extent permitted by Law, pay to the applicable Purchaser Agent, for the benefit of the applicable Affected Party, interest on all amounts not paid or deposited by such party on the date when due hereunder at an annual rate equal to 2.00% above the Base Rate, payable on demand, provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable Law.

(c)    Method of Computation. All computations of interest, Yield, SCC Liquidation Discount, SCC Yield Reserve, ISC Yield and Fee Reserve, Lease Yield and Fee Reserve, any fees payable under Section 4.1 and any other fees payable by the Sellers to the Collateral Agent, any Purchaser, any Purchaser Agent, any Administrative Agent or any other Affected Party in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed (except that calculations with respect to the Prime Rate shall be on the basis of a year of 365 or 366 days, as the case may be).

(d)    Payment of Currency and Setoff. All payments by the Sellers or the Servicer to any Affected Party or any other Person shall be made in U.S. Dollars and without set-off or counterclaim. Any of the Sellers’ or the Servicer’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars.

(e)    Taxes.

(i)    Except to the extent required by applicable Law, any and all payments and deposits required to be made hereunder, under any other Transaction Document or under any instrument delivered hereunder or thereunder to any Affected Party or otherwise hereunder or thereunder by any Seller or the Servicer shall be made free and clear of, and without withholding or deduction for, any and all present or future Indemnified Taxes. If any Seller or the Servicer shall be required by applicable Law to make any such withholding or deduction, (A) such Seller (or the Servicer, on its behalf) shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.3(e)), such Affected Party receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) such Seller (or the Servicer, on its behalf) shall make such deductions and (C) such Seller (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Law.

(ii)    The Sellers will indemnify each Affected Party for the full amount of (A) Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Affected Party, as the case may be, and any reasonable expenses payable by such Affected Party arising therefrom or with respect thereto; and (B) any incremental U.S. federal income or withholding Taxes or state or local Taxes measured by net income that arise because a Purchase of any Asset Portfolio is not treated by a taxing authority as intended for purposes of U.S. federal income Tax or state or local Taxes measured by net income under Section 1.2(d)(ii)(A) (such indemnification described in this clause (B) will include U.S. federal income and withholding Taxes and state and local Taxes measured by net income necessary to make such Affected Party whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (B) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing); provided, however, that no Affected Party shall be entitled to indemnification under this clause (B) for Taxes other than Taxes attributable solely and directly to income derived from the transactions effectuated by the Transaction Documents. Notwithstanding anything to the contrary in this Agreement, no Affected Party shall recover, whether through a payment of additional amounts pursuant to Section 3.3(e)(i) or a payment pursuant to the indemnification obligations of this Section 3.3(e)(ii), more than once for any Tax imposed. Any indemnification under this Section 3.3(e)(ii) shall be paid on the next Settlement Date (or during the Liquidation Period or after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, within two (2) Business Days) after the date any Affected Party makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.

(iii)    Within 10 days after the date of any payment of Taxes withheld by any Seller or the Servicer, as applicable, in respect of any payment to any Affected Party, such Seller(s) or the Servicer, as applicable, will furnish to the Administrative Agents, the original or a certified copy of a receipt evidencing payment thereof (or other evidence reasonably satisfactory to the Administrative Agents).

(iv)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the payment in full of Obligations hereunder.

(v)    (A) Any Affected Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Servicer (on behalf of the Sellers) and the Administrative Agents, at the time or times reasonably requested by any Seller or the Servicer and at the time or times prescribed by applicable Law, such properly completed and executed documentation reasonably requested by any Seller or the Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Party, if reasonably requested by any Seller or the Servicer, shall deliver such other documentation prescribed by applicable Law or reasonably requested by any Seller or the Servicer as will enable such Seller or the Servicer to determine whether or not such Affected Party is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, submission of such documentation (other than any documentation required by clause (B) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(B)Without limiting the generality of the foregoing,

(1)    Each Affected Party that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement, deliver to the Servicer (on behalf of the Sellers) and the SCC Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, W-IMY (or any successor form), with appropriate attachments, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Affected Party establishing that any payment made or deemed made to such Affected Party is (i) not subject to United States Federal withholding Tax under the Code because such payments are effectively connected with the conduct by such Affected Party of a trade or business in the United States, (ii) exempt or entitled to a reduction from United States Federal withholding tax under a provision of an applicable Tax treaty, (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Affected Party shall also deliver a certificate to the effect that such Affected Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Seller, within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or (iv) made to a person who is not the beneficial owner of the payments. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from a Seller or the SCC Administrative Agent.

(2)    Each Affected Party that is a “United States person,” shall, on or before the date it becomes a party to this Agreement, deliver to the Servicer (on behalf of the Sellers) and the SCC Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 (or any successor form) or any other applicable certificate or statement of exemption properly completed and duly executed by such Affected Party establishing that payment made to such Affected Party is not subject to United States Federal backup withholding Tax under the Code. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from any Seller or the SCC Administrative Agent.

(3)    Each Affected Party that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement, deliver to the Servicer (on behalf of the Sellers) and the SCC Administrative Agent such certificates, documents or other evidence as may reasonably be requested by the Servicer (on behalf of the Sellers) or the SCC Administrative Agent, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding, or are subject to a reduced rate of withholding, upon receipt of a written request therefor from the Servicer (on behalf of the Sellers) or the SCC Administrative Agent.

(4)    If a payment made to an Affected Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to the Sellers (or the Servicer on behalf of the Sellers) and the SCC Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Sellers (or the Servicer on behalf of Sellers) or the SCC Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Sellers (or the Servicer on behalf of Sellers) or the SCC Administrative Agent as may be necessary for the Sellers (or the Servicer on behalf of the Sellers) and the SCC Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(vi)    For purposes of this Section 3.3(e), “applicable Law” includes FATCA.

(vii)    Any Affected Party claiming compensation under Section 4.2(a) or any Indemnified Taxes or additional amounts payable pursuant to this Section 3.3 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Servicer, file any certificate or document reasonably requested in writing by any Seller or the Servicer or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Affected Party, be otherwise disadvantageous to such Affected Party.

(viii)    If any Affected Party receives a refund in respect of any Indemnified Taxes as to which it has been indemnified by any Seller or with respect to which any Seller has paid additional amounts, in each case pursuant to this Section, it shall promptly repay such refund to such Seller (to the extent of amounts that have been paid by such Seller (or the Servicer, on its behalf) under this Section with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Affected Party and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that each Seller (or the Servicer, on its behalf) upon the request of such Affected Party, agrees to return such refund (plus penalties, interest or other charges) to such Affected Party in the event such Affected Party or the SCC Administrative Agent is required to repay such refund. Nothing in this Section shall obligate any Affected Party to apply for any such refund.

(ix)    Subject to the provisions of this Section 3.3, if any Affected Party shall, to its knowledge, have received notice of any attempt by a taxing authority to impose or collect any Indemnified Tax from such Affected Party, such Affected Party shall use commercially reasonable efforts to notify the Servicer (on the Sellers’ behalf) of such attempt, and the Sellers shall, provided that the Sellers shall first deposit with the applicable Purchaser Agent amounts sufficient to indemnify the Affected Party as provided under Section 3.3(e)(ii), have the right, at their sole expense, (A) if such Affected Party is contesting the imposition of any such Tax in good faith by appropriate proceedings, to be kept reasonably informed by such Affected Party about the progress of such proceedings or (B) if such Affected Party is not so contesting, to initiate any proceedings resisting or objecting to the imposition or collection of any such Tax.

(x)    The Servicer (on behalf of the Sellers) shall pay, or at the option of the SCC Administrative Agent timely reimburse it for the payment of, Other Taxes.

(xi)    Nothing contained in this Section shall require any Affected Party to make available any of its Tax returns (or any other information relating to its Taxes which it deems to be confidential).

(xii)    For purposes of this Section 3.3, the term “Affected Party” shall include any assignee pursuant to Section 13.3(c) or 13.3(d).

SECTION 3.4    Treatment of Collections and Deemed Collections. Subject to Section 3.2(a), the Sellers shall immediately deliver to the Servicer all Deemed Collections, and the Servicer shall hold or distribute such Deemed Collections in accordance with the terms hereof as if such Collections had actually been received on the date of such delivery to the Servicer. So long as any Seller or the Servicer shall hold any Collections (including Deemed Collections) required to be paid to the Servicer, any Purchaser, any Purchaser Agent, the Collateral Agent, or any Administrative Agent, the Servicer shall hold and apply such Collections in accordance with Section 1.3 and shall clearly mark its records to reflect the same. Each Seller shall promptly enforce all obligations of Originators under the Sale Agreement, including, payment of Deemed Collections (as defined in the Sale Agreement).

SECTION 3.5    Extension of the Purchase Termination Date. Provided that no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, no earlier than six (6) months prior to (but no later than sixty (60) days prior to) the then current Purchase Termination Date, the Sellers may request an extension of the then current Purchase Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Collateral Agent, each Administrative Agent, and each Purchaser Agent. Such Extension Request must specify (i) the new proposed Purchase Termination Date requested by the Sellers and (ii) the date (which must be at least forty-five (45) days after the applicable Extension Request is delivered to the Collateral Agent, each Administrative Agent, and each Purchaser Agent) as of which each Purchaser is requested to respond to such Extension Request by (each, a “Response Date”). Promptly upon receipt of an Extension Request, each Purchaser Agent (on behalf of its Purchasers) shall notify the Servicer (on behalf of the Sellers) as to whether each Purchaser in its Purchaser Group approves such Extension Request (it being understood that each Purchaser in a Purchaser Group may accept or decline such Extension Request in its sole discretion). The failure of any Purchaser to affirmatively notify the Servicer (on behalf of the Sellers) of such Purchaser’s election regarding such Extension Request by the applicable Response Date shall be deemed to be a refusal by such Purchaser to grant the requested extension. In the event that any Purchaser shall approve such Extension Request, each such Purchasers and the other parties hereto that approved such Extension Request shall enter into such documents as such Purchasers may deem necessary or appropriate to reflect such extension with respect to such Purchasers. In the event that any Purchaser declines an Extension Request (any such declining Purchaser, an “Exiting Purchaser”), such Exiting Purchaser shall so notify the Servicer (on behalf of the Sellers), the Collateral Agent, each Administrative Agent and each of the other parties hereto of such Exiting Purchaser’s determination. If any Committed Purchaser becomes an Exiting

Purchaser, such Committed Purchaser’s Pool Commitments in respect of all three Receivable Pools shall automatically be reduced to zero on the then-current Purchase Termination Date, without giving effect to any other Purchaser’s agreement to extend the Purchase Termination Date, if any.

ARTICLE IV

FEES AND YIELD PROTECTION

SECTION 4.1    Fees. From the Closing Date until the Final Payment Date, the Sellers shall pay to each Administrative Agent, each Purchaser Agent and each Purchaser, as applicable, all fees specified in the Fee Letters.

SECTION 4.2    Yield Protection.

(a)    If any Change in Law:

(i)    shall subject an Affected Party to any duty or other charge (other than Taxes, which shall be governed by Section 3.3(e)) with respect to any Investment or interest in any Asset Portfolio owned, maintained or funded by it (or its participation in any of the forgoing), or any obligations or right to make Purchases or Reinvestments or to provide funding or maintenance therefor (or its participation in any of the foregoing);

(ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board or other Governmental Authority to be an affiliate) of any Affected Party, or credit extended by any Affected Party;

(iii)    shall impose any other condition affecting any Investment or any Asset Portfolio owned, maintained or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make (or participate in) Purchases or Reinvestments or to provide (or participate in) funding therefor or the maintenance thereof;

(iv)    shall change the rate for, or changes the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) or similar Person assesses, deposit insurance premiums or similar charges which an Affected Party is obligated to pay; or

(v)    shall (i) change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party or (ii) subject any Affected Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Purchases, Asset Portfolios, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is or would be, in each case, as determined by the applicable Purchaser Agent or the applicable Affected Party:
(A)    to increase the cost to (or impose a cost on) (1) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under any Liquidity Agreement, any Enhancement Agreement or any commitment (hereunder or under any Liquidity Agreement or any Enhancement Agreement) of such Affected Party with respect to any of the foregoing, or (2) the Collateral Agent, any Purchaser Agent or any Administrative Agent for continuing its relationship with any Purchaser;

(B)    to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, any Liquidity Agreement or any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement) with respect thereto; or

(C)    to reduce the rate of return on the capital of such Affected Party as a consequence of its obligations hereunder, under any Liquidity Agreement or under any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement), including its funding or maintenance of any portion of any Investment or any Asset Portfolio, or arising in connection herewith (or therewith) to a level below that which such Affected Party could otherwise have achieved hereunder or thereunder, then, subject to Section 4.2(d) below, on the Settlement Date (or during the Liquidation Period or after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, within two (2) Business Days) following its receipt of notice from such Affected Party (or by an Administrative Agent or a Purchaser Agent on its behalf) in accordance with Section 4.2(c), the Sellers shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.
(b)    Each Affected Party (or an Administrative Agent or a Purchaser Agent on its behalf), shall promptly notify the Servicer (on behalf of the Sellers) and each Administrative Agent of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, that no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation; provided that the Sellers shall not be required to compensate an Affected Party for any increased costs or reductions incurred more than six months prior to the date that such Affected Party notifies the Sellers of such event giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(c)    In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods that it, in its sole discretion, shall deem applicable. Any Affected Party (or an Administrative Agent or a Purchaser Agent on its behalf) when making a claim under this Section 4.2 shall submit to the Servicer (on behalf of the Sellers) and the Administrative Agents a written statement of such increased cost or reduced return, which statement, in the absence of manifest error, shall be conclusive and binding so long as it reflects a reasonable basis for the calculation of the amounts set forth therein.

(d)    Failure or delay on the part of any Affected Party (or any Administrative Agent or any Purchaser Agent) to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Affected Party’s (or any Administrative Agent’s or any Purchaser Agent’s on its behalf) right to demand such compensation; provided that the Sellers shall not be required to compensate an Affected Party for any increased costs or reductions incurred more than six (6) months prior to the date that such Affected Party notifies the Sellers of the event giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall not be liable to any member of any Purchaser Group for any amounts under this Section 4.2 caused by delivery of a Delayed Purchase Notification by any member of such Purchaser Group.

SECTION 4.3    Funding Losses. If any Affected Party incurs any cost, loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, as a result of (a) any optional or required settlement or repayment with respect to any Purchaser’s Tranche Investment of any Rate Tranche, howsoever funded, being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, (b) any Purchase not being completed by the Sellers in accordance with its request therefor under Section 1.2, (c) the failure to exercise or complete (in accordance with Section 3.2(b)) any reduction in Purchasers’ Total Investment or Purchasers’ Pool Investment elected to be made under Section 3.2(b), (d) any reduction in Purchasers’ Total Investment or Purchasers’ Pool Investment elected under Section 3.2(b) exceeding the total amount of Rate Tranches, howsoever funded, with respect to which the last day of the related Yield Period is the date of such reduction or (e) the failure to reduce Purchasers’ Total Investment or Purchasers’ Pool Investment, then, upon written notice from such Affected Party (or any Administrative Agent or a Purchaser Agent on its behalf) to the Servicer (on behalf of the Sellers), the Sellers shall pay to the Servicer, and the Servicer shall pay to the applicable Purchaser Agent for the account of the applicable Affected Parties, on the next Settlement Date (or during the Liquidation Period, after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, within two (2) Business Days from the receipt of such notice) the amount of such cost, loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Seller and the Servicer so long as it reflects a reasonable basis for the calculation of the amounts set forth therein. If an Affected Party incurs any cost, loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, and is not entitled to reimbursement for such loss or expense in the manner set forth above, such Affected Party shall individually bear such loss or expense without recourse to, or payment from, any other Affected Party. Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall not be liable to any member of any Purchaser Group for any costs, losses or expenses in this Section 4.3 caused by delivery of a Delayed Purchase Notification by any member of such Purchaser Group.

SECTION 4.4    Removal of Purchasers. If a Removal Event has occurred with respect to any Purchaser Group then, at any time during the 30-day period immediately following such occurrence so long as no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and remains continuing, the Sellers may, at their sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to the Collateral Agent, the related Purchaser Agent and each Administrative Agent, require all Purchasers in such Purchaser Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Agreement), all of their respective interests, rights and obligations under this Agreement and the other Transaction Documents to a willing assignee that is an Eligible Assignee and that shall assume such interests, rights and obligations (which assignee may be another Conduit Purchaser or Committed Purchaser, as applicable, if such Purchaser accepts such assignment in its sole discretion) pursuant to a written agreement reasonably acceptable to the Collateral Agent and the Administrative Agents and the assigning Purchasers; provided, that (x) the Sellers shall have received the prior written consent of the Collateral Agent and each Administrative Agent with respect to any assignee that is not already a member of a Purchaser Group hereunder, which consent shall not unreasonably be withheld, conditioned or delayed and (y) each member of such assigning Purchaser Group shall have received payment of an amount equal to all outstanding Investments and Yield in respect thereof, accrued fees and all other amounts to it hereunder, from the assignee or the Sellers; provided, further, that any such assigning Purchaser shall be a beneficiary of any of this Agreement’s terms that expressly survive termination of this Agreement; and provided, still further, that if the Person then serving as the Collateral Agent and/or an Administrative Agent is a member of the Purchaser Group being removed pursuant to this Section, such Person shall cease to be an Administrative Agent and/or Collateral Agent, as applicable, upon the foregoing assignment and such assignment shall not be effective until a successor Collateral Agent and/or Administrative Agent, as the case may be, has been appointed by the Required Purchasers and has accepted such appointment and assumed all of the obligations of such Person.

SECTION 4.5    Non-Reinvestment Events. The following events shall be “Non-Reinvestment Events” in respect of each Receivable Pool hereunder and any such event occurring with respect to one Receivable Pool shall constitute a Non-Reinvestment Event with respect to all Receivable Pools:

(a)    the average of the SCC Delinquency Ratios for the SCC Receivable Pool for the three preceding Settlement Periods shall at any time exceed 3.50%;

(b)    the average of the SCC Loss Ratios for the SCC Receivable Pool for the three preceding Settlement Periods shall at any time exceed 5.25%;

(c)    the average of the SCC Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 8.00%;

(d)    the average of the SCC Loss-to-Liquidation Ratios for the three preceding Settlement Periods shall at any time exceed 6.00%;

(e)    the average ISC Delinquency Ratios in respect of the ISC Receivable Pool for the three preceding Settlement Periods shall at any time exceed 6.50%;

(f)    the average of the ISC Loss Ratios in respect of the ISC Receivable Pool for the three preceding Settlement Periods shall at any time exceed 7.25%;

(g)    the average Lease Delinquency Ratios in respect of the Lease Receivable Pool for the three preceding Settlement Periods shall at any time exceed 4.00%;

(h)    the average of the Lease Loss Ratios in respect of the Lease Receivable Pool for the three preceding Settlement Periods shall at any time exceed 4.25%;

(i)    at any time, either (i) the sum of the aggregate Purchasers' Pool Investment and the Required Reserves in respect of the ISC Receivable Pool exceeds the Net Portfolio Balance of the ISC Receivable Pool or (ii) Purchasers' Pool Investment in respect of such Receivable Pool exceeds the Purchasers' Pool Commitment in respect of such Receivable Pool, in either case, and such circumstance shall not have been cured within three (3) consecutive Business Days after the earlier of the date (A) such Person receives notice of such failure from the applicable Administrative Agent, or (B) a Responsible Officer obtains actual knowledge of such failure;

(j)    at any time, either (i) the sum of the aggregate Purchasers’ Pool Investment and the Required Reserves in respect of the SCC Receivable Pool exceeds the Net Portfolio Balance of the SCC Receivable Pool or (ii) Purchasers’ Pool Investment in respect of such Receivable Pool exceeds the Purchasers’ Pool Commitment in respect of such Receivable Pool, in either case, and such circumstance shall not have been cured within three (3) consecutive Business Days after the earlier of the date (A) such Person receives notice of such failure from the applicable Administrative Agent or (B) a Responsible Officer obtains actual knowledge of such failure; or

(k)    at any time, either (i) the sum of the aggregate Purchasers' Pool Investment and the Required Reserves in respect of the Lease Receivable Pool exceeds the Net Portfolio Balance of the Lease Receivable Pool or (ii) Purchasers' Pool Investment in respect of such Receivable Pool exceeds the Purchasers' Pool Commitment in respect of such Receivable Pool, in either case, and such circumstance shall not have been cured within three (3) consecutive Business Days after the earlier of the date (A) such Person receives notice of such failure from the applicable Administrative Agent, or (B) a Responsible Officer obtains actual knowledge of such failure.

A Non-Reinvestment Event shall be deemed to be continuing until waived in writing by the Collateral Agent, each Administrative Agent and the Required Purchasers. Unless an Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and remains continuing, upon the request of the Servicer following each period of six (6) calendar months occurring after the Closing Date, (i) the SCC Administrative Agent and the Purchaser Agents agree to review the percentages set forth in clauses (a) through (d) above with the Servicer in light of the historical and anticipated character and performance of the SCC Pool Receivables to determine whether any changes to such percentages are necessary or appropriate at such time, (ii) the ISC Administrative Agent and the Purchaser Agents agree to review (x) the percentages set forth in clauses (e) through (f) above with the Servicer and (y) the ISC Advance Rates and the ISC Advance Rate Matrix, in each case, in light of the historical and anticipated character and performance of the ISC Pool Receivables to determine whether any changes to such percentages, ISC Advance Rates and the ISC Advance Rate Matrix are necessary or appropriate at such time, and (iii) the Lease Administrative Agent and the Purchaser Agents agree to review (x) the percentages set forth in clauses (g) through (h) above with the Servicer and (y) the Lease Advance Rates and the Lease Advance Rate Matrix, in each case, in light of the historical and anticipated character and performance of the Lease Pool Receivables to determine whether any changes to such percentages, Lease Advance Rates and the Lease Advance Rate Matrix are necessary or appropriate at such time; provided, however, that none of the Administrative Agents or the Purchaser Agents shall be obligated to make any such change, and any such change may be effected only by an amendment to this Agreement in accordance with Section 13.1.
In addition to the foregoing, (i) on or about each twelve (12) month anniversary of the Second Restatement Effective Date and (ii) upon any waiver of a Non-Reinvestment Event in accordance with the terms of this Agreement, the Lease Administrative Agent and the Purchaser Agents may (in their discretion) undertake a review of the Lease Advance Rates and the Lease Advance Rate Matrix in light of the historical and anticipated character and performance of the Lease Pool Receivables (and individual cohorts thereof) to determine whether any changes to the Lease Advance Rates and the Lease Advance Rate Matrix are necessary or appropriate at such time. Based on such review and at any time during the sixty (60) day period following any such twelve (12) month anniversary or waiver, the Lease Administrative Agent and the Purchaser Agents may, in their discretion and acting unanimously, change, amend or otherwise modify the Lease Advance Rates and the Lease Advance Rate Matrix by joint written notice to the Servicer, which notice shall specify such change, amendment or modification in reasonable detail. Any such change, amendment or modification of the Lease Advance Rates and the Lease Advance Rate Matrix pursuant to this paragraph shall be effective on the date that is thirty (30) days (or, if such 30th day is not a Business Day, on the first Business Day thereafter) following the Lease Administrative Agent’s and Purchaser Agents’ delivery of such written notice to the Servicer (or on such earlier date agreed to by the Servicer in writing).

ARTICLE V

CONDITIONS OF PURCHASES

SECTION 5.1    Conditions Precedent to Effectiveness. The effectiveness of this amendment and restatement of the Existing RPA as set forth in this Agreement is subject to the conditions precedent that the Collateral Agent and each Administrative Agent shall have received (unless otherwise waived), each of the following in form and substance reasonably satisfactory to the Collateral Agent, each Administrative Agent and each Purchaser Agent:

(a)    a copy of the resolutions or unanimous written consents, as applicable, of the board of directors or managers or member (or any authorized sub-committee), as the case may be, of each of the Sellers, Originators, the Servicer and Sprint Corporation required to authorize the execution, delivery and performance by it of each Transaction Document to be delivered by it hereunder, certified by its secretary or any other authorized person;

(b)    good standing certificates (or the equivalent) for each Seller, Originator (if applicable), the Servicer and Sprint Corporation issued by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized;

(c)    a certificate of the secretary or assistant secretary of each of the Sellers, Originators, the Servicer and Sprint Corporation certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents, as applicable, to be delivered by it hereunder (on which certificate the Collateral Agent, each Administrative Agent and each Purchaser may conclusively rely until such time as such party shall have received from Sellers, Originators, Servicer and Sprint Corporation, as the case may be, a revised certificate meeting the requirements of this clause (c));

(d)    copies of the certificates of incorporation or formation (or the equivalent) of each of the Sellers, Originators, the Servicer and Sprint Corporation duly certified by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized, together with a copy of the by-laws, limited liability company agreement (or the equivalent), all of the foregoing duly certified by the secretary or an assistant secretary of each such Person;

(e)    a search report by a nationally recognized search firm provided in writing to the Collateral Agent and each Administrative Agent by the Servicer listing all financing statements, state and federal tax or ERISA liens and judgments that name any Seller or any Originator as debtor and that are filed in the jurisdictions in which filings were made pursuant to clause (f) and any other jurisdictions that the Collateral Agent or any Administrative Agent shall reasonably request together with copies of such financing statements;

(f)    copies of proper financing statements (form UCC-3) (including amendment and termination statements) and release documentation each in form and substance reasonably satisfactory to the Collateral Agent and each Administrative Agent with respect to any financing statement included in the search report described in clause (e) above, to the extent that any such financing statement set forth therein covers any Pool Receivables, Related Assets, Lease Contracts or Lease Devices, other than financing statements filed pursuant to clauses (e) and (f) of Section 5.1 of the Original RPA or clauses (e) and (f) of Section 5.1 of the Existing RPA;

(g)    proper financing statements (form UCC-3) to be filed under the UCC, amending each of the financing statements filed as described in clauses (e) and (f) of Section 5.1 of the Original RPA and in clauses (e) and (f) of Section 5.1 of the Existing RPA, in order to reflect the inclusion of the Lease Receivables;

(h)    [reserved];

(i)    opinions (including with respect to creation and perfection of security interests under the applicable UCC); non-consolidation, non-rejection and true sale matters; and other standard corporate opinions reasonably required by the Collateral Agent and each Administrative Agent;

(j)    completion of satisfactory due diligence in respect of the Lease Receivable Pool by Purchasers, Purchaser Agents, the Collateral Agent and the Administrative Agents;

(k)    [Reserved];

(l)    duly executed copies of the Transaction Documents;

(m)    payment by or on behalf of the Sellers of each Purchaser’s, each Purchaser Agent’s, the Collateral Agent’s and each Administrative Agent’s reasonable documented out-of-pocket costs and expenses required to be reimbursed hereunder; and

(n)    such other agreements, instruments, certificates, opinions and other documents as the Collateral Agent or any Administrative Agent may reasonably request.

SECTION 5.2    Conditions Precedent to All Purchases and
Reinvestments. Each Purchase (including the initial Purchase) and each Reinvestment hereunder in respect of a Receivable Pool shall be subject to the further conditions precedent that on the date of such Purchase or Reinvestment, the following statements shall be true (and the Sellers, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, shall be deemed to have certified that):

(a)    each of the representations and warranties contained in this Agreement and in each other Transaction Document are true and correct in all material respects (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representations and warranties explicitly refer solely to an earlier date, in which case they shall be true and correct as of such earlier date);

(b)    no event has occurred, or would result from such Purchase or Reinvestment, that constitutes an Event of Termination, an Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing;

(c)    [reserved];

(d)    the Purchase Termination Date has not occurred;

(e)    no Amdocs Performance Event has occurred and is continuing;

(f)    no Amdocs Event has occurred and is continuing unless (i) no Material Adverse Effect could reasonably be expected to occur as a result of such Amdocs Event and (ii) either (x) the Amdocs Sub-Servicing Agreement requires Amdocs to continue servicing and collecting the Pool Receivables on substantially the same terms as in effect prior to such Amdocs Event for a period equal to or exceeding ninety (90) days following the date of such Purchase or Reinvestment or (y) the Servicer or Sprint Corporation has engaged a replacement sub-servicer for Amdocs to service and collect the Pool Receivables, which replacement is a reputable and experienced servicer of similar accounts receivable and is reasonably acceptable to the Collateral Agent and each Administrative Agent and the Required Purchaser Agents;

(g)    immediately after giving effect to such Purchase, no Cap Deficiency Amount shall exist and the Sellers shall be in compliance with their obligations under Section 8.9.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1    Representations and Warranties of the Sellers. Each Seller represents and warrants, as of the Second Restatement Effective Date and as of each date on which a Purchase or Reinvestment is made, as follows:

(a)    Organization and Good Standing. It has been duly organized in, and is validly existing and in good standing under the Laws of its state of organization, with organizational power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b)    Due Qualification. It has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party and the performance by it of its obligations contemplated in the Transaction Documents, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity and (B) perform its obligations under the Transaction Documents applicable to it and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(d)    Valid Sale; Binding Obligations. This Agreement constitutes an absolute and irrevocable valid sale, transfer, and assignment of each Asset Portfolio to the Collateral Agent (on behalf of Purchasers), or, alternatively, a grant of a valid security interest in each Asset Portfolio and the Lease Contracts to the Collateral Agent (on behalf of Purchasers), enforceable against creditors of and purchasers from the Seller; and this Agreement and each other Transaction Document to which it is a party when duly executed and delivered by it will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by it of the terms hereof and thereof will not (i) violate or result in a default under, (A) its certificate of formation or limited liability company agreement, or (B) any indenture, agreement or instrument binding on it or any of its properties, (ii) result in the creation or imposition of any Adverse Claim upon any of its assets pursuant to the terms of any such indenture, agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or (iii) violate in any material respect any Law applicable to it or its assets.

(f)    No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its actual knowledge, threatened against or affecting it or any Asset Portfolio (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) seeking to prevent the sale and assignment of any portion of any Asset Portfolio, the pledge of the Lease Contracts or the consummation of the purposes of this Agreement or of any of the other Transaction Documents or (iii) that involve this Agreement or any other Transaction Document.

(g)    Bulk Sales Act. No transaction contemplated hereby requires compliance by any Seller with any bulk sales act or similar Law.

(h)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V and filings with the SEC to the extent required by applicable Law.

(i)    Use of Proceeds. The use of all funds obtained by it under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.

(j)    Quality of Title. It has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of its Related Originators in each Lease Device, Lease Contract and Pool Receivable originated by such Related Originators or assigned or transferred to such Related Originators by an ISC Dealer in respect of an ISC Dealer Receivable, and in each case, the Related Assets. The applicable Originator has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable ISC Dealer in each ISC Dealer Contract and the related ISC Dealer Receivable and Related Assets. Each Lease Device, Lease Contract, ISC Contract and Pool Receivable originated by such Related Originators or, in respect of each ISC Dealer Receivable, assigned or transferred to such Related Originators by an ISC Dealer, and in each case, the Related Assets related thereto, is owned by it free and clear of any Adverse Claim (other than Permitted Adverse Claims and any Adverse Claim arising under any Transaction Document); and upon any Purchase or Reinvestment, as applicable, the Collateral Agent (for the benefit of the Purchasers) shall have acquired and shall at all times thereafter continuously maintain a valid ownership interest or first priority perfected security interest in each Pool Receivable, together with the Related Assets and Lease Contracts, free and clear of any Adverse Claim (other than Permitted Adverse Claims and any Adverse Claim arising under any Transaction Document); and no valid effective financing statement or other instrument similar in effect covering any Lease Device, Lease Contract, Pool Receivable, any interest therein or the Related Assets is on file in any recording office except such as may be filed (i) in favor of any Originator or any Seller in accordance with the Contracts or any Transaction Document (and assigned to the Collateral Agent), (ii) in favor of any Purchaser or the Collateral Agent in accordance with this Agreement or any Transaction Document or (iii) in connection with any Adverse Claim arising solely as the result of any action taken by any Purchaser (or any assignee thereof) or by the Collateral Agent. Without limiting the foregoing, no Chattel Paper evidencing Pool Receivables (x) is in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and applicable Sellers), the Collateral Agent or the Collateral Agent’s designee or (y) has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than a Seller or the Collateral Agent.

(k)    Accurate Reports. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which no representation or warranty is made) furnished or to be furnished by or on behalf of it in writing (including, without limitation, by electronic delivery) to any Administrative Agent, any Purchaser or any Purchaser Agent in connection with this Agreement or any other Transaction Document or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) including without limitation, the reports and information provided pursuant to Section 7.5(f) taken together with any information contained in the public filings made by Sprint Corporation with the SEC pursuant to the 1934 Act contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(l)    UCC Details. Its true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 6.1(l) and the offices where it keeps all its Records are located at the addresses specified in Schedule 6.1(l) (or at such other locations, notified to the Collateral Agent in accordance with Section 7.1(f)), in jurisdictions where all action required by Section 8.5 has been taken and completed. It has never had any, trade names, fictitious names, assumed names or “doing business as” names and is “located” in Delaware for purposes of Section 9-307 of the UCC. It is organized only in a single jurisdiction.

(m)    Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule 6.1(m) (or have been notified to and approved by the Collateral Agent and each Administrative Agent in accordance with Section 7.3(d)).

(n)    Eligible Receivables. Each Pool Receivable relating to a Receivable Pool listed as an Eligible Receivable in any Information Package or included as an Eligible Receivable in the calculation of Net Portfolio Balance for such Receivable Pool on any date is an Eligible Receivable as of the effective date of the information reported in such Information Package or as of the date of such calculation, as the case may be.

(o)    Adverse Change.  (i) Since January 31, 2015, there has been no material adverse change in the value, validity, collectability or enforceability of all or a material portion of the Pool Receivables relating to any Receivable Pool and (ii) since the Closing Date, there has been no Material Adverse Effect with respect to such Seller.

(p)    Credit and Collection Policy. It has engaged the Servicer to service the Pool Receivables relating to a Receivable Pool in accordance with the Credit and Collection Policy and all applicable Law. It has complied with all applicable Law except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(q)    Financial Information. All of its financial statements delivered to any Administrative Agent in accordance with Section 7.2(a) present fairly, in all material respects, its actual financial position and results of operations as of the date and for the period presented or provided, in each case in accordance with GAAP.

(r)    Investment Company Act; Covered Fund. It is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, in each case, under (and as defined in) the Investment Company Act. It is not a “covered fund” as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In making the forgoing determinations, such Seller relies on the exemption from the definition of “investment company’ set forth in Section 3(c)(6) of the Investment Company Act.

(s)    No Other Obligations. It does not have outstanding any security of any kind except membership interests (including Preferred Membership Interests) issued to its Related Originators in connection with its organization and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt (other than Obligations of any other Seller) and no Person has any commitment or other arrangement to extend credit to any Seller, in each case, other than as will occur in accordance with the Transaction Documents.

(t)    Representations and Warranties in Other Transactions Documents. It hereby makes for the benefit of the Collateral Agent, each Administrative Agent, each Purchaser Agent and each Purchaser all of the representations and warranties that any Seller makes, in any capacity, in the other Transaction Documents to which any Seller is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(u)    Ordinary Course of Business. Each remittance of Collections by or on behalf of such Seller to the Purchasers (or to the Collateral Agent, any Administrative Agent or any Purchaser Agent on their behalf) under this Agreement will have been (i) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and (ii) made in the ordinary course of business or financial affairs of such Seller and the Purchasers.

(v)    Tax Matters. It has filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except (i) for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax lien has been filed, and, to the actual knowledge of any Seller, no claim is being asserted, with respect to any such tax or assessment.

(w)    Tax Status. It has not made, at any time, any entity classification election under Treas. Reg. Sec. 301.7701-3 nor is it otherwise treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.  To the knowledge of any Responsible Officer, it has not taken any action that could subject it nor is it otherwise subject to any material amount of Tax imposed by a state or local taxing authority.

(x)    No Event of Termination, Etc. No event has occurred and is continuing, or would result from any Purchase or Reinvestment, that constitutes or would constitute an Event of Termination, Unmatured Event of Termination, Collection Control Event, or Non-Reinvestment Event.

(y)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(i)    Policies and procedures have been implemented and maintained by or on behalf of each of the Sprint Parties that are designed to achieve compliance by the Sprint Parties and their respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and, to the knowledge of each of the Sprint Parties after due inquiry, its respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(ii)    None of (a) the Sprint Parties or any of their respective Subsidiaries or, to the knowledge of the Sprint Parties, as applicable, any of their respective directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (b)  the Sprint Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, and (c) the Sprint Parties have violated, been found in violation of or is under investigation by any governmental authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(iii)    No Purchase or use of proceeds thereof by any Sprint Party in any manner will violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(z)    No Seller holds (or will hold throughout the term of this Agreement) “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

(aa)    No Linked Accounts.  There are no “Linked Accounts” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association.  There are no “Linked Accounts” or “Controlled Balance Accounts” (as defined in the Lock-Box Agreement with Bank of America, National Association (“BofA”)) with respect to any Lock-Box Account maintained at BofA, except for (x) other Lock-Box Accounts maintained at BofA in accordance with this Agreement and (y) that certain account of the Servicer maintained at BofA with an account number ending in “4491”.

(bb)    Accounting Treatment.  Each Sprint Party expects that the Receivables, Related Assets and Collections relating to each Receivable Pool will be included on the consolidated balance sheet of Sprint Corporation for purposes of GAAP to the extent they are outstanding as of the end of any reporting period .

SECTION 6.2    Representations and Warranties of Sprint
Spectrum. Sprint Spectrum, individually and when acting as the Servicer, represents and warrants, as of the Second Restatement Effective Date and as of each date on which a Purchase or Reinvestment is made as follows:

(a)    Organization and Good Standing. It has been duly organized and is validly existing as a limited partnership in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b)    Due Qualification. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity and (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it and (ii) has duly authorized by all necessary limited partnership action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by it of the terms hereof and thereof will not (i) violate or result in a default under, (A) its articles or certificate of incorporation or by-laws, or (B) in the context of the transactions contemplated by this Agreement and the other Transaction Documents, any material indenture, agreement or instrument binding on it, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement or instrument except for any Adverse Claim that could not reasonably be expected to have a Material Adverse Effect or (iii) violate in any material respect any Law applicable to it or any of its properties.

(f)    No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of the Servicer, threatened against or affecting the Servicer (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) seeking to prevent the servicing of the Receivables relating to any Receivable Pool by it or the consummation of the purposes of this Agreement or of any of the other Transaction Documents.

(g)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V and filings with the SEC to the extent required by applicable Law.

(h)    Financial Condition. All financial statements of Sprint Corporation and its Subsidiaries (including the notes thereto) delivered to the Collateral Agent, the Administrative Agents and each Purchaser Agent pursuant to Section 7.5(a), present fairly, in all material respects, the actual financial position and results of operations and cash flows of Sprint Corporation and its Subsidiaries as of the dates and for the periods presented or provided (other than in the case of annual financial statements, in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of Sprint Corporation.

(i)    Accurate Reports. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which it represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such statement or projection) furnished or to be furnished by or on behalf of it (including Information Packages furnished by the Servicer and each report furnished pursuant to Section 7.5(f)) in writing (including, without limitation, by electronic delivery) to the Collateral Agent, any Administrative Agent, any Purchaser or any Purchaser Agent in connection with this Agreement or any other Transaction Document or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken together with any information contained in the public filings made by Sprint Corporation with the SEC pursuant to the 1934 Act contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(j)    Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule 6.1(m) (or have been notified to and approved by the Collateral Agent and each Administrative Agent in accordance with Section 7.3(d)).

(k)    Servicing Programs. No license or approval is required for the Collateral Agent’s or any Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any sub-servicer in the servicing of the Receivables, other than under the Amdocs Sub-Servicing Agreement and those which have been obtained and are in full force and effect.

(l)    Adverse Change.  Since January 31, 2015, (i) there has been no material adverse change in the value, validity, collectability or enforceability of all or a material portion of the Pool Receivables relating to any Receivable Pool and (ii) since the Closing Date, there has been no Material Adverse Effect with respect to Servicer.

(m)    Credit and Collection Policy; Law. It has complied with the Credit and Collection Policy in all material respects and such policies have not changed in any material respect since the Second Restatement Effective Date except as permitted under Sections 7.3(c) and 7.5(g). It has complied with all applicable Law except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(n)    Investment Company Act. It is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, in each case, under (and as defined in) the Investment Company Act.

(o)    ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; provided, however, that the occurrence or reasonable expectation of the occurrence of any ERISA Event that could reasonably be expected to result in the imposition of a lien by the PBGC on the assets of any Seller shall be considered as reasonably expected to result in a Material Adverse Effect.

(p)    Tax Returns and Payments. It has filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except (i) for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax lien has been filed, and, to the actual knowledge of the Servicer, no claim is being asserted, with respect to any such tax or assessment.

(q)    No Event of Termination, Etc. No event has occurred and is continuing, or would result from any Purchase or Reinvestment of Receivables relating to any Receivable Pool, that constitutes or would constitute an Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event.

(r)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(i)    Policies and procedures have been implemented and maintained by or on behalf of each of the Sprint Parties that are designed to achieve compliance by the Sprint Parties and their respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and, to the knowledge of each of the Sprint Parties after due inquiry, its respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(ii)    None of (a) the Sprint Parties or any of their respective Subsidiaries or, to the knowledge of the Sprint Parties after due inquiry, as applicable, any of their respective directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (b)  the Sprint Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, and (c) the Sprint Parties have violated, been found in violation of or is under investigation by any governmental authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(iii)    No Purchase or use of proceeds thereof by any Sprint Party in any manner will violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(s)    No Linked Accounts.  There are no “Linked Accounts” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association. There are no “Linked Accounts” or “Controlled Balance Accounts” (as defined in the Lock-Box Agreement with BofA) with respect to any Lock-Box Account maintained at BofA, except for (x) other Lock-Box Accounts maintained at BofA in accordance with this Agreement and (y) that certain account of the Servicer maintained at BofA with an account number ending in “4491”.

(t)    Cap Reserve Account. The Servicer has on behalf of the Sellers established the Cap Reserve Account and delivered to the Collateral Agent, each Administrative Agent and each Purchaser Agent a copy of a duly executed Control Agreement. Neither the Servicer nor any Seller has granted any interest in the Cap Reserve Account to any Person other than the Collateral Agent (for the benefit of the Affected Parties), and the Collateral Agent will have the right to exercise exclusive ownership and control of the Cap Reserve Account in accordance with the provisions of the Control Agreement.

ARTICLE VII

GENERAL COVENANTS OF SELLERS AND SERVICER

SECTION 7.1    Affirmative Covenants of the Sellers. From the date hereof until the Final Payout Date, each Seller shall:

(a)    Compliance with Laws, Etc. Comply with all applicable Laws, its Pool Receivables and each of the related Contracts, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction, except (i) in a transaction permitted under Section 7.3(e)(ii) or (ii) where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Inspections. From time to time, upon reasonable prior notice, upon the reasonable request by an Administrative Agent and during regular business hours, permit the Collateral Agent, the Administrative Agents and the Purchaser Agents, or any of their respective representatives to visit and inspect its properties, to examine and make extracts from its Records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce the Collateral Agent’s, the Administrative Agents’, the Purchasers’ or the Purchaser Agents’ rights and remedies hereunder and in such Receivables; provided further that, unless an Event of Termination, Non-Reinvestment Event, Collection Control Event or Unmatured Event of Termination has occurred and is continuing at the time of such inspection, (i) such Seller shall only be required to reimburse reasonable documented out-of-pocket costs and expenses related to one such inspection during any 12-month period which inspection shall be requested and scheduled by the Administrative Agents acting together and (ii) the Collateral Agent, the Administrative Agents and the Purchaser Agents shall use commercially reasonable efforts to coordinate any such inspection to minimize disruptions to the Sellers and avoid duplication of Sellers’ actions required to comply with such inspection.

(d)    Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing its Pool Receivables, Lease Contracts, Lease Devices and Related Assets relating to each Receivable Pool in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of its Pool Receivables and Related Assets, relating to each Receivable Pool, the Lease Contracts and the Lease Devices (including records adequate to permit the daily identification of (i) each new Pool Receivable relating to each Receivable Pool and all Collections relating to each Receivable Pool of and adjustments to each existing Pool Receivable relating to each Receivable Pool received, made or otherwise processed on that day and (ii) the portion of the Collections received from each Obligor that represents (x) Collections of an ISC Receivable from such Obligor, (y) Collections of a Lease Receivable from such Obligor and (z) Collections of an SCC Receivable from such Obligor).

(e)    Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions and covenants required to be observed by it under the Contracts related to the Pool Receivables relating to each Receivable Pool.

(f)    Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records (and any original documents relating thereto), at the address(es) of such Seller referred to in Section 6.1(l) or, upon 30 days’ prior written notice to the Collateral Agent, each Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 shall have been taken and completed.

(g)    Credit and Collection Policy. Cause the Servicer to service its Pool Receivables, Related Assets, Lease Contracts and Lease Devices in respect of each Receivable Pool in accordance with the Credit and Collection Policy in all material respects and not agree to any material changes thereto except as permitted under Sections 7.3(c) and 7.5(g).

(h)    Collections. Instruct, or cause the Servicer to instruct, all Obligors to cause all Collections of its Pool Receivables in respect of each Receivable Pool to be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement. In the event any Seller or its Affiliates receive any Collections, they will promptly (but not later than three (3) Business Days following receipt) deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement, except to the extent the Servicer is permitted to commingle such Collections with its own funds pursuant to Section 1.3(a)(i).

(i)    Right and Title. Hold all right, title and interest in each Pool Receivable in respect of each Receivable Pool, except to the extent that any such right, title or interest has been transferred or granted to the Collateral Agent (on behalf of Purchasers).

(j)    Transaction Documents. Without limiting its covenants or agreements set forth herein or in any other Transaction Document, (i) comply with each and every of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and limited liability company agreement and (ii)

take any action reasonably necessary to ensure that each Transaction Document remains enforceable and in effect.

(k)    Enforcement of Sale Agreement. On its own behalf and on behalf of Purchasers, Purchaser Agents, the Collateral Agent and the Administrative Agents, shall (x) promptly enforce all covenants and obligations of each Originator contained in the Sale Agreement and (y) deliver to the Collateral Agent and each Administrative Agent all consents, approvals, directions, notices and waivers and take other actions under the Sale Agreement as may be reasonably directed by the Collateral Agent or any Administrative Agent.

(l)    Filing of Financing Statements. Seller shall at its expense, as promptly as practical (in any event, within ten (10) Business Days or such later date as is permitted under Section 5 of the Third Amendment) following such request execute, authorize and deliver all instruments and documents and take all action, necessary or reasonably requested by the Collateral Agent, any Administrative Agent or any Purchaser Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Collateral Agent to exercise and enforce all of its rights hereunder and to vest and maintain vested in the Collateral Agent a valid, first priority perfected security interest in the Pool Receivables, the Related Assets with respect thereto, the Lease Contracts, the Sale Agreement, the Collections with respect thereto and the other Collateral free and clear of any Adverse Claim. Each Seller hereby authorizes each Administrative Agent and the Collateral Agent to file any continuation statements, amendments thereto and assignments thereof as the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time determine to be necessary or desirable to perfect or maintain the perfection or priority of its security interest in the Receivables, the Collections and the Related Assets with respect thereto, the Lease Contracts, the Sale Agreement and the other Collateral.

(m)    Location. Maintain at all times its jurisdiction of organization and its chief executive office within a jurisdiction in the United States in which Article Nine of the UCC (2001 or later revision) is in effect.

(n)    Tax Matters. Any Seller or the Servicer shall pay all applicable taxes required to be paid by it when due and payable in connection with the transfer of the Pool Receivables and Related Assets by any Seller, and acknowledges that neither the Collateral Agent, any Administrative Agent nor any Purchaser shall have any responsibility with respect thereto. The Sellers or the Servicer shall pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) when due and payable, except (i) such as may be paid thereafter without penalty, (ii) such as may be contested in good faith by appropriate proceeding and for which an adequate reserve has been established and is maintained in accordance with GAAP, or (iii) where the failure to do so, individually or in the aggregate, could not reasonably be expected result in a Material Adverse Effect.

(o)    Credit Risk Retention. Cooperate with each Purchaser (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser or its Purchaser Agent) to the extent reasonably necessary to assure such Purchaser that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and the CRR and to permit such Purchaser to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules and the CRR; provided however, that none of the Originators or the Sellers shall be required to take actions that could cause a change in the accounting or tax treatment of the transactions contemplated by this Agreement.

(p)    Chattel Paper. No Seller shall permit any such Chattel Paper to be in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and applicable Sellers), the Collateral Agent or the Collateral Agent’s designee.

(q)    Sales of Lease Returned Devices. So long as any Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, (i) no Seller shall (or shall permit the Servicer to) sell, transfer, distribute or otherwise dispose of any Lease Returned Device except with the prior written consent of the Lease Administrative Agent and the Collateral Agent, and (ii) all proceeds from the sale, transfer or other disposition of any Lease Returned Device shall be applied (and the Sellers shall cause such proceeds to be applied) as Collections in accordance with Article III. The Sellers hereby grant to Lease Administrative Agent and the Collateral Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take, in the name of the Sellers, any and all steps which are necessary or advisable (as determined by the Lease Administrative Agent or the Collateral Agent) to sell, transfer or dispose of Lease Returned Devices and to apply the proceeds thereof as Collections in accordance with Article III at any time when an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing.

(r)    Certain Governmental Fees, Surcharges and Taxes. With respect to any portion of a Receivable attributable to governmental fees, surcharges or taxes, the Sellers shall pay (or cause to be paid) such governmental fees, surcharges or taxes to the applicable Governmental Authority when due in accordance with Applicable Law (except for any such governmental fees, surcharges or taxes that (x) are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided or (y) are not, individually or in the aggregate, material in amount or scope and are promptly paid following notice from a Governmental Authority), and none of the Collateral Agent, any Administrative Agent, any Purchaser Agent or any Purchaser shall have any obligation to make any such payment or shall have any other responsibility with respect thereto. The Sellers’ obligations under this clause (r) are joint and several with the obligations of the Servicer under Section 7.4(n).

(s)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of the Sellers that are designed to promote and achieve compliance, by the Sellers and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(t)    Accounting Treatment.  The Sellers shall provide the Collateral Agent and each Administrative Agent with written notice delivered not less than 20 days prior to the last day of each fiscal quarter or fiscal year, if the Receivables relating to any Receivable Pool will not be included on the consolidated balance sheet of Sprint Corporation for purposes of GAAP as of such date.

(u)    Lease Upgrade Payment Amounts. The Sellers shall enforce the obligations of the Originators to make any payments of any Lease Upgrade Payment Amount in accordance with the terms of the Sale Agreement.

(v)    Enforcement of Receivables Following a Lease Upgrade Election. If an Originator fails to exercise either of its options or perform any of its obligations under Section 3.5(a) of the Sale Agreement for any reason, each Seller shall enforce the obligations of (i) the Originators and the Servicer to not terminate, or waive any amounts due by the Obligor under, the related Lease Upgradeable Receivable, (ii) the Servicer, on behalf of the Related Seller, to enforce such Lease Upgradeable Receivable as property of the Related Seller, (iii) the Originators and the Servicer to apply any payments made by such Obligor in respect of any Lease Receivable first to amounts owing (whether due or to become due) under the related Lease Upgradeable Receivable, (iv) the Originators and the Servicer to not create or suffer to exist any Adverse Claim on any related Lease Upgraded Receivable, and (v) the Servicer’s and each Originator’s obligation to comply with, service in accordance with, and maintain in full force and effect, the Key Lease Upgrade Provisions.

(w)    Termination of Lease Upgrade Program. Upon any Event of Bankruptcy with respect to any Originator or any Sprint Party, the Sellers shall immediately enforce the obligations of the Originators and Servicer to terminate the Lease Upgrade Program and cease permitting Obligors to make Lease Upgrade Elections. To the extent any Lease Upgrade Election has been made and the related Obligor satisfies all of the related terms and conditions of the Lease Upgrade Program and (x) the related Originator (or its designee) fails to pay in full the required Lease Upgrade Payment Amount and (y) Sprint Corporation fails to pay in full the required Lease Upgrade Payment Amount as set forth in the Performance Support Agreement, the Sellers shall enforce the obligations of the Originators and Servicer to terminate the Lease Upgrade Program and cease permitting Obligors to make Lease Upgrade Elections within three (3) Business Days after the date Sprint Corporation received notice from the Collateral Agent or any Administrative Agent that a Lease Upgrade Payment Amount was due and payable under the Performance Support Agreement.

SECTION 7.2    Reporting Requirements of the Sellers. From the date hereof until the Final Payout Date, each Seller shall furnish to the Collateral Agent and each Administrative Agent:

(a)    Financial Statements. As soon as available and in any event within 75 days after the end of its fiscal year, copies of the unaudited annual income statement and balance sheet of such Seller, prepared in conformity with GAAP.

(b)    Events of Termination, Etc. Notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Non-Reinvestment Event, Collection Control Event, Amdocs Performance Event or Amdocs Event, accompanied by a written statement of an appropriate officer of the Sellers setting forth details of such event and the action that any Seller proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after actual knowledge of such event by any Responsible Officer, and in the case of an Amdocs Event, the period of time, if any, during which the Amdocs Sub-Servicing Agreement requires Amdocs to continue servicing and collecting the Pool Receivables on substantially the same terms as in effect prior to such Amdocs Event. As promptly as practicable following any Reporting Date (but no later than two (2) Business Days after such Reporting Date), notice if a Cap Deficiency Amount exists as of such Reporting Date, which notice shall specify the amount of such deficiency.

(c)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of any Seller as the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time reasonably request relating to the Sellers, the transactions contemplated hereby and the Pool Receivables, Related Assets, Lease Contracts and Lease Devices in order to protect the interests of the Collateral Agent, any Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document, to comply with any Law or any regulatory authority or to confirm the Sellers’ and the Servicer’s compliance with the terms of this Agreement, including, subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, information relating to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent, any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables.

(d)    Notices Under Sale Agreement. A copy of each notice received by any Seller from any Originator pursuant to any provision of the Sale Agreement.

(e)    ERISA. Written notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Seller or any of its ERISA Affiliates in an aggregate amount exceeding $200,000,000; provided, however, that the occurrence or reasonable expectation of the occurrence of any ERISA Event that could reasonably be expected to result in the imposition of a lien by the PBGC on the assets of any Seller shall be considered as reasonably expected to result in a Material Adverse Effect.

SECTION 7.3    Negative Covenants of the Sellers. From the date hereof until the Final Payout Date, no Seller shall:

(a)    Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the Sale Agreement, sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) (other than Permitted Adverse Claims) upon or with respect to, any of its assets (including any Pool Receivable or Related Assets relating to any Receivable Pool, any Lease Contract, any Lease Device or any proceeds of any of the foregoing, or any interest therein, the Cap Reserve Account or any Lock-Box Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing).

(b)    Extension or Amendment of Receivables. Except as permitted under Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable relating to any Receivable Pool or amend, modify or waive any term or condition of any related Contract (including without limitation, in respect of any ISC Contract, the Designated Installment Payment Term or the terms of the ISC Upgrade Program), in each case unless on or prior to the date of any such extension, amendment, or modification, a corresponding Deemed Collection payment in respect of the related Pool Receivable is made in connection therewith. Without limiting the foregoing and notwithstanding any right it may have to do so under the terms of any Lease Contract, no Seller shall discontinue (or permit to be discontinued) the leasing program under which the Lease Receivables were originated if doing so would result in the forgiveness of the remaining payments due under any Lease Contract.

(c)    Change in Credit and Collection Policy, Business or Organizational Documents. (i) Make or consent to any change or amendment to the Credit and Collection Policy if such proposed change or amendment could reasonably be expected to materially and adversely affect the value, validity, collectability or enforceability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables (in each case, taken as a whole) without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent or (ii) make any material change in the character of its business or amend or otherwise modify its limited liability company agreement or certificate of formation in any respect without the prior written consent of the Collateral Agent, each Administrative Agent and the Required Purchasers.

(d)    Change in Payment Instructions to Obligors. Deposit Collections or cause Collections to be deposited in a Lock-Box Account at any Lock-Box Bank other than those listed in Schedule 6.1(m), unless the Collateral Agent and each Administrative Agent shall have previously received duly executed copies of all Lock-Box Agreements with each such Lock-Box Bank shall have been amended to cover such Lock-Box Account; provided, that a Lock-Box Bank may not be terminated unless the payments from Obligors that are being sent to such Lock-Box Bank will, upon termination of such Lock-Box Bank and at all times thereafter, be deposited in a Lock-Box Account with another Lock-Box Bank covered by a Lock-Box Agreement.

(e)    Name Change, Mergers, Acquisitions, Sales, etc. (i) Change its name or the location of any office at which Records are maintained, (ii) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person

(other than another Seller; provided, that it will deliver to the Collateral Agent and each Administrative Agent notice thereof and an updated Schedule II and an updated Schedule 6.1(l) to this Agreement and an updated Annex 1 and Annex 3 to the Sale Agreement, in each case, on or prior to the date of such consolidation, merger, sale lease or transfer (and Schedule II, Schedule 6.1(l), Annex 1, and Annex 3, as applicable, shall be deemed to be updated automatically upon the delivery of such annexes and schedules)), or, except in the ordinary course of its business, sell, transfer, convey, contribute or lease all or any substantial part of its assets, or sell or assign with or without recourse any Pool Receivables or any interest therein (other than pursuant hereto and to the Sale Agreement) to any Person (other than another Seller) or (iii) have any Subsidiaries.

(f)    Deposits to Accounts. Subject to Section 7.4(g), deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(ii) hereof) to any account not covered by a Lock-Box Agreement.

(g)    Debt and Business Activity. Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, purchase any asset (or make any investment by share purchase loan or otherwise) or engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.

(h)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate structure (other than in connection with a transaction permitted under Section 7.3(e)(ii)) or make any other change such that any financing statement filed or other action taken to perfect the Collateral Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective, unless the Sellers shall have given each Administrative Agent, the Collateral Agent and each Purchaser Agent not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances. No Seller shall amend or otherwise modify or waive its limited liability company agreement or any of its other organizational documents or any provision thereof without the prior written consent of the Collateral Agent and each Administrative Agent.

(i)    Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Pool Receivable, together with the Related Assets, relating to any Receivable Pool, the Lease Contracts or any Lease Device not to be owned by it free and clear of any Adverse Claim (other than any Permitted Adverse Claim or Adverse Claim arising under any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof), any Purchaser Agent, the Collateral Agent or by the applicable Administrative Agent); or take any action that could cause the Collateral Agent not to have a valid ownership free of any Adverse Claim or first priority perfected security interest in its related Asset Portfolio or the Lease Contracts and all products and proceeds of the foregoing, free and clear of any Adverse Claim (other than any Permitted Adverse Claim or Adverse Claim arising under any Transaction

Document) or suffer the existence of any valid effective financing statement or other instrument similar in effect covering any Pool Receivable, any Related Asset, any Lease Contract or any Lease Device on file in any recording office except such as may be filed (i) in favor of any Originator or Seller in accordance with the Contracts or any Transaction Document or (ii) in favor of a Purchaser, the Collateral Agent or any Administrative Agent in accordance with this Agreement or any Transaction document or take any action that could cause the Collateral Agent not to have a valid first priority perfected security interest in each Lock-Box Account listed on Schedule 6.1(m) or for which the Collateral Agent and each Administrative Agent has been notified in accordance with Section 7.3(d) and all amounts or instruments on deposit or credited therein from time to time (other than Permitted Adverse Claims). No Seller shall encumber, pledge, assign or otherwise transfer, or create or suffer to create a Lien upon, or otherwise finance any other receivable or amount billed on, or otherwise reflected on, the same invoice as an ISC Receivable, a Lease Receivable or an SCC Receivable.

(j)    Actions by Originators. Notwithstanding anything to the contrary set forth in the Sale Agreement, no Seller shall consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the Sale Agreement, or (ii) any waiver of or departure from any term set forth in Section 5.4 of the Sale Agreement, in each case, without the prior written consent of the Collateral Agent and each Administrative Agent and each Purchaser Agent.

(k)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  The Sellers will not request any Purchase, and shall procure that their directors, officers, employees and agents shall not use, the proceeds of any Purchase (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(l)    Tax Status. No Seller shall take (or permit any other Person to take) any action that could (or could reasonably be expected to) cause any Seller to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.  No Seller shall take (or permit any other Person to take) any action that could, in the reasonable belief of any Responsible Officer, cause any Seller to be subject to any material amount of Tax imposed by a state or local taxing authority.

(m)    Linked Accounts. No Seller shall permit any “Linked Account” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) to exist with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association. No Seller shall permit any “Linked Account” or “Controlled Balance Account” (as defined in the Lock-Box Agreement with BofA) with respect to any Lock-Box Account maintained at BofA, except for (x) other Lock-Box Accounts maintained at BofA in accordance with this Agreement and (y) that certain account of the Servicer maintained at BofA with an account number ending in “4491”; provided, however, that, at any time during the continuance of a Specified Unmatured Event, an Event of Termination, Collection Control Event or a Non-Reinvestment Event, the Seller shall, if so instructed in writing by the Collateral Agent or any Administrative Agent (in its sole discretion), cause the Servicer’s account described in clause (y) above to cease to be such a “Linked Account” or “Controlled Balance Account” promptly, but not later than two (2) Business Days following the Seller’s or the Servicer’s receipt of such instruction.

SECTION 7.4    Affirmative Covenants of Sprint Spectrum. From the date hereof until the Final Payout Date, Sprint Spectrum, individually and when acting as the Servicer, shall:

(a)    Compliance with Laws, Etc. Comply with all applicable Laws, the Pool Receivables, the related Contracts and the servicing and collection thereof, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction except where the failure to preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Inspections. From time to time, upon reasonable prior notice, upon the reasonable request by an Administrative Agent and during regular business hours, permit the Administrative Agents, the Collateral Agent and the Purchaser Agents, or any of their respective representatives to visit and inspect its properties, to examine and make extracts from its Records, and to discuss its affairs, finances and condition with its officers and independent accountants with respect the Lease Contracts, Lease Devices, Pool Receivables and the Related Assets relating to each Receivable Pool, including, subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, with respect to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator, all at such reasonable times and as often as reasonably requested; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination, Unmatured Event of Termination, Collection Control Event, or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce the Collateral Agent’s, the Administrative Agents’, the Purchasers’ or the Purchaser Agents’ rights and remedies hereunder and in such Receivables; provided further that, unless an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing at the time any such inspection, (i) the Servicer shall only be required to reimburse the reasonable documented out-of-pocket costs and expenses related to one such inspection during any 12-month period, which inspection shall be requested and scheduled by the Administrative Agents acting together and (ii) the Collateral Agent, the Administrative Agents and the Purchaser Agents shall use commercially reasonable efforts to coordinate any such inspection to minimize disruptions to the Servicer and avoid duplication of Servicer’s actions required to comply with such inspection.

(d)    Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables, Lease Contracts, Lease Devices, Lease Returned Devices and Related Assets relating to each Receivable Pool in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables, Lease Returned Devices and Related Assets relating to each Receivable Pool, the Lease Contracts and the Lease Devices (including records adequate to permit the daily identification of (i) each new Pool Receivable relating to each Receivable Pool and all Collections relating to each Receivable Pool of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day) and (ii) the portion of the Collections received from each Obligor that represents (x) Collections of an ISC Receivable from such Obligor, (y) Collections of a Lease Receivable from such Obligor and (z) the Collections of an SCC Receivable from such Obligor. In addition, it shall keep its principal place of business and chief executive office, and the offices where it keeps the Records (and any original documents relating thereto), at the address(es) referred to in Annex 1 of the Sale Agreement or at such other address(es) as set forth in the Sale Agreement or, upon thirty (30) days’ prior written notice to the Collateral Agent and each Administrative Agent and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 8.5 hereof shall have been taken and completed.

(e)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables relating to each Receivable Pool.

(f)    Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable, the related Contract and the other Related Assets in respect of each Receivable Pool, the Lease Devices and the servicing and collection thereof.

(g)    Collections. Instruct all Obligors to cause all Collections of Pool Receivables, the Related Assets in respect of each Receivable Pool and the Lease Contracts to be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement. In the event the Servicer or its Affiliates receive any Collections, they will promptly (but not later than three (3) Business Days following receipt) deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement, except to the extent the Servicer is permitted to commingle such Collections with its own funds pursuant to Section 1.3(a)(i).

(h)    Filing of Financing Statements. Cause the financing statements described in Sections 5.1(e), (f) and (h), that have not previously been filed, to be duly filed in the appropriate jurisdictions at its expense, as promptly as practical (and in any event, within ten (10) Business Days or such later date as is permitted under Section 5 of the Third Amendment) following such request and to execute, authorize and deliver all instruments and documents and take all action, necessary or reasonably requested by the Collateral Agent, any Administrative Agent or any Purchaser Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Collateral Agent to exercise and enforce all of its rights hereunder and to vest and maintain vested in the Collateral Agent a valid, first priority perfected security interest in the Pool Receivables, the Related Assets with respect thereto, the Lease Contracts, the Sale Agreement, the Collections with respect thereto and the other Collateral free and clear of any Adverse Claim. The Servicer hereby authorizes the Collateral Agent and each Administrative Agent to file any continuation statements, amendments thereto and assignments thereof as the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time determine to be necessary or desirable to perfect or maintain the perfection or priority of its security interest in the Receivables, the Collections and the Related Assets with respect thereto, Lease Contracts, the Sale Agreement and the other Collateral.

(i)    Frequency of Billing. Prepare and deliver (or cause to be prepared or delivered) invoices with respect to each Pool Receivable in the SCC Receivable Pool no less frequently than as required under the SCC Contract related to such Pool Receivable.

(j)    Linked Accounts. The Servicer shall at all times maintain a positive balance in its account maintained at BofA with an account number ending in “4491” and shall not permit any “Settlement Item Amount” (as defined in the Lock-Box Agreement with BofA) with respect to such account to be charged against any Lock-Box Account.

(k)    Credit Risk Retention. Include in each Information Package delivered hereunder, a confirmation as to the Originators’ continued compliance with clauses (i), (ii) and (iii) of Section 5.2 of the Sale Agreement. The Servicer shall, and shall cause each Originator to, cooperate with each Purchaser (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser or its Purchaser Agent) to the extent reasonably necessary to assure such Purchaser that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and the CRR and to permit such Purchaser to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules and the CRR; provided however, that none of the Originators or the Sellers shall be required to take actions that could cause a change in the accounting or tax treatment of the transactions contemplated by this Agreement.

(l)    Chattel Paper. The Servicer shall not permit any such Chattel Paper to be in the possession of (or, in the case of electronic Chattel Paper, under the control of) any

Person other than the Servicer (for the benefit of the Collateral Agent and applicable Sellers), the Collateral Agent or the Collateral Agent’s designee.

(m)    Sales of Lease Returned Devices. So long as any Event of Termination , Collection Control Event or Non-Reinvestment Event has occurred and is continuing, (i) the Servicer shall not sell, transfer or otherwise dispose of any Lease Returned Device except with the prior written consent of the Lease Administrative Agent and the Collateral Agent, and (ii) all proceeds from the sale, transfer or other disposition of any Lease Returned Device shall be applied (and the Servicer shall cause such proceeds to be applied) as Collections in accordance with Article III. The Servicer hereby grants to Lease Administrative Agent and the Collateral Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take, in the name of the Servicer, any and all steps which are necessary or advisable (as determined by the Lease Administrative Agent or the Collateral Agent) to sell, transfer or dispose of Lease Returned Devices and to apply the proceeds thereof as Collections in accordance with Article III at any time when an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing.

(n)    Certain Governmental Fees, Surcharges and Taxes. With respect to any portion of a Receivable attributable to governmental fees, surcharges or taxes, the Servicer shall pay (or cause to be paid) such governmental fees, surcharges or taxes to the applicable Governmental Authority when due in accordance with Applicable Law (except for any such governmental fees, surcharges or taxes that (x) are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided or (y) are not, individually or in the aggregate, material in amount or scope and are promptly paid following notice from a Governmental Authority), and none of the Collateral Agent, any Administrative Agent, any Purchaser Agent or any Purchaser shall have any obligation to make any such payment or shall have any other responsibility with respect thereto. The Servicer’s obligations under this clause (n) are joint and several with the obligations of the Sellers under Section 7.1(r).

(o)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of the Servicer that are designed to promote and achieve compliance, by the Servicer and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(p)    Lease Upgrade Payment Amounts. The Servicer shall enforce the obligations of the Originators to make any payments of any Lease Upgrade Payment Amount in accordance with the terms of the Sale Agreement.

(q)    Enforcement of Receivables Following a Lease Upgrade Election. If an Originator fails to exercise either of its options or perform any of its obligations under Section 3.5(a) of the Sale Agreement for any reason, the Servicer (i) shall not terminate, or waive any amounts due by the Obligor under, the related Lease Upgradeable Receivable, (ii) shall, on behalf of the Related Seller, enforce such Lease Upgradeable

Receivable as property of the Related Seller, (iii) shall apply any payments made by such Obligor in respect of any Lease Receivable first to amounts owing (whether due or to become due) under the related Lease Upgradeable Receivable and (iv) shall not create or suffer to exist any Adverse Claim on any related Lease Upgraded Receivable, and shall comply with, service in accordance with, and maintain in full force and effect, the Key Lease Upgrade Provisions.

(r)    Termination of Lease Upgrade Program. Upon any Event of Bankruptcy with respect to any Originator or any Sprint Party, the Servicer shall terminate the Lease Upgrade Program and cease permitting Obligors to make Lease Upgrade Elections. To the extent any Lease Upgrade Election has been made and the related Obligor satisfies all of the related terms and conditions of the Lease Upgrade Program and (x) the related Originator (or its designee) fails to pay in full the required Lease Upgrade Payment Amount and (y) Sprint Corporation fails to pay in full the required Lease Upgrade Payment Amount as set forth in the Performance Support Agreement, the Servicer shall (and shall enforce the obligations of the Originators) to terminate the Lease Upgrade Program and cease permitting Obligors to make Lease Upgrade Elections within three (3) Business Days after the date Sprint Corporation received notice from the Collateral Agent or any Administrative Agent that a Lease Upgrade Payment Amount was due and payable under the Performance Support Agreement.

SECTION 7.5    Reporting Requirements of Sprint Spectrum. From the date hereof until the Final Payout Date, Sprint Spectrum, individually and when acting as the Servicer, shall furnish to the Collateral Agent and each Administrative Agent:

(a)    (i)    Quarterly Financial Statements. Within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of Sprint Corporation, Sprint Corporation’s Form 10-Q as filed with the SEC.

(ii)    Annual Financial Statements. Within seventy-five (75) days after the end of each fiscal year of Sprint Corporation, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of Sprint Corporation and its Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for Sprint Corporation and its Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by Deloitte LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of Sprint Corporation and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit 7.5 signed by an authorized officer of Sprint Corporation and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(b)    Financial Statements and Other Information. It will furnish to the Collateral Agent and each Administrative Agent and each Purchaser Agent:

(i)    promptly after the same become publicly available, copies of all proxy statements, financial statements and regular or special reports which Sprint Corporation files with the SEC or with any national securities exchange or distributed generally to its shareholders, as the case may be;

(ii)    promptly following a request therefor, any documentation or other information (including with respect to any Originator, any Seller or Sprint Corporation) that the Collateral Agent, any Administrative Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the USA PATRIOT Act; and

(iii)    from time to time such further information regarding the business, affairs and financial condition of the Sellers, Sprint Corporation, Sprint Spectrum and Originators as the Collateral Agent or any Administrative Agent shall reasonably request, including, subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, information relating to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables.

Documents and information required to be delivered to the Collateral Agent and the Administrative Agents pursuant to this Section 7.5 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically to such parties and if so delivered, shall be deemed to have been delivered to such parties on the date (i) on which Sprint Corporation posts such documents, or provides a link thereto, on its website or another relevant website, if any, to which such relevant party has access (whether a commercial, third-party website or whether sponsored by such party). Notwithstanding anything contained herein, in every instance Sprint Spectrum shall be required to provide documents, information, and certificates required by or requested pursuant to Sections 7.5(a)(iii), 7.5(b)(ii) and 7.5(b)(iii) to the Collateral Agent and each Administrative Agent.
(c)    Written notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Sprint Corporation, Sprint Spectrum, the Servicer, any Originator, or any of their respective ERISA Affiliates, in an aggregate amount exceeding $200,000,000.

(d)    Events of Termination, Etc. Notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Collection Control Event, Non-Reinvestment Event, Amdocs Performance Event, Amdocs Event, accompanied by a written statement of an appropriate officer of the Servicer setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after such event occurs and, in the case of an Amdocs Event, the period of time, if any, during which the Amdocs Sub-Servicing Agreement requires Amdocs to continue servicing and collecting the Pool Receivables on substantially the same terms as in effect prior to such Amdocs Event.

(e)    Litigation. As soon as possible, and in any event within two (2) Business Days of actual knowledge of any Responsible Officer thereof, notice of any material litigation, investigation or proceeding initiated against any Seller which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Agreed Upon Procedures Report. Not later than three (3) months after the end of each fiscal year of the Servicer (at the sole cost and expense of the Servicer), a copy of an agreed upon procedures report of an accounting firm or consulting firm reasonably acceptable to the Collateral Agent and each Administrative Agent, addressed to the Collateral Agent, each Administrative Agent and each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicer for the prior fiscal year or twelve (12) month period, as requested by the Collateral Agent or any Administrative Agent. The scope of the above agreed upon procedures report shall be as reasonably requested by the Collateral Agent and each Administrative Agent. Notwithstanding the foregoing, so long as no Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, the Servicer shall not be required to deliver the foregoing agreed upon procedures report more than once in twelve (12) month period.

(g)    Change in Credit and Collection Policy or Business. At least thirty (30) days prior to (i) the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables (in each case, taken as a whole), requesting the Collateral Agent’s, each Administrative Agent’s and each Purchaser Agent’s consent thereto.

(h)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Servicer or Sprint Corporation, as the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time reasonably request relating to the Sellers, the transactions contemplated hereby, the Pool Receivables, the Related Assets, the Lease Contracts and Lease Devices in order to protect the interests of the Collateral Agent, the applicable Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document or to comply with any Law or any regulatory authority, including, subject to any applicable confidentiality obligations in favor of the applicable ISC Dealer, information relating to the ISC Dealers, the ISC Dealer Agreements and the assignment or transfer of any ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or the applicable Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables.

(i)    Servicing Programs. If a license or approval is required for the Collateral Agent’s, any Administrative Agent’s or such successor Servicer’s use of any software or other computer program used by Sprint Spectrum in the servicing of the Receivables, then, following delivery of a Successor Notice, Sprint Spectrum shall at its own expense make reasonable efforts to arrange for the Collateral Agent, such Administrative Agent or such successor Servicer to receive any such required license or approval.

SECTION 7.6    Negative Covenants of Sprint Spectrum. From the date hereof until the Final Payout Date, Sprint Spectrum, individually and when acting as the Servicer, shall not:

(a)    Extension or Amendment of Receivables. Except as permitted under Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable or amend, modify or waive any term or condition of any related Contract (including without limitation in respect of any ISC Contract, the Designated Installment Payment Term or the terms of the ISC Upgrade Program), in each case unless on or prior to the date of any such extension, amendment or modification, a corresponding Deemed Collection payment in respect of the related Pool Receivable is made in connection therewith. Without limiting the foregoing and notwithstanding any right it may have to do so under the terms of any Lease Contract, the Servicer shall not discontinue (or permit to be discontinued) the leasing program under which the Lease Receivables were originated if doing so would result in the forgiveness of the remaining payments due under any Lease Contract.

(b)    Change in Credit and Collection Policy, Upgrade Policy or Business. (i) Make or consent to any change in the Credit and Collection Policies if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables (in each case, taken as a whole), (ii) make or consent to any change in the ISC Upgrade Program (x) if such proposed change or amendment could reasonably be expected to result in a Material Adverse Effect or (y) in any manner which could permit an Obligor to elect to have a right to trade in its qualifying ISC Device in satisfaction of such ISC Receivable after the date that such Obligor entered into an ISC Contract, in each case without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent, unless prior to making or consenting to such change or amendment, a corresponding Deemed Collection payment in respect of such ISC Receivable has been made, (iii) make or consent to any change in the Lease Upgrade Program (x) if such proposed change or amendment could reasonably be expected to result in a Material Adverse Effect or (y) in any manner which could permit an Obligor to elect to have a right to return or trade in its qualifying Lease Device in satisfaction of such Lease Receivable after the date that such Obligor entered into an Lease Contract, in each case without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent, unless on or prior to the date of making or consenting to such change or amendment, a corresponding Deemed Collection payment in respect of such Lease Receivable has been made, or (iv) make a change in the character of its business that would have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in either case, without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent. Without limiting the foregoing, it shall not make any change to the Lease Upgrade Program that would eliminate or impair any third party beneficiary rights of an assignee, including the right of such assignee to enforce any Originator’s or Sprint Party’s payment obligation under any Lease Upgrade Program, affect the application of Obligor payments upon a Lease Upgrade Election or impair the ability of it or its Affiliates to terminate the Lease Upgrade Program or directly or indirectly amend, supplement or modify the Key Lease Upgrade Provisions, in each case, without the prior written consent of each Administrative Agent.

(c)    Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule 6.1(m) as a Lock-Box Bank or Lock-Box Account unless the Collateral Agent and each Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of the Collateral Agent, each Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank will, upon termination of such Lock-Box Bank and at all times thereafter, be deposited in a Lock-Box Account with another Lock-Box Bank covered by a Lock-Box Agreement and (iii) amend, supplement or otherwise modify any Lock-Box Agreement without the prior written consent of the Collateral Agent and each Administrative Agent.

(d)    Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(ii) hereof) to any account (or related lock-box, if applicable) other than any Lock-Box Account covered by a Lock-Box Agreement.

(e)    Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (i) no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) if Sprint Spectrum is not the surviving entity or if Sprint Spectrum sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or the Person purchasing or being leased the assets is a Subsidiary of Sprint Corporation and agrees to be bound by the terms and provisions applicable to Sprint Spectrum hereunder, (iii) no Change of Control shall result, (iv) Sprint Corporation reaffirms in a writing, in form and substance reasonably satisfactory to the Collateral Agent, each Administrative Agent, that its obligations under the Performance Support Agreement shall apply to the surviving entity, (v) no Material Adverse Effect could reasonably be expected to result therefrom, and (vi) the Collateral Agent and each Administrative Agent receives such additional certifications and opinions of counsel as it shall reasonably request.

(f)    Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim other than Permitted Adverse Claims, any Adverse Claim arising under any Transaction Document or solely as the result of any action taken by the Collateral Agent, any Purchaser (or any assignee thereof), any Purchaser Agent or by any Administrative Agent) upon or with respect to, any Pool Receivable or related Contract or Related Assets in respect of any Receivable Pool, the Lease Contracts, the Lease Devices, or any interest therein, or any proceeds of any of the foregoing, or the Cap Reserve Account or any Lock-Box Account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(g)    No Linked Accounts.  The Servicer shall not permit any “Linked Account” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) to exist with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association. The Servicer shall not permit any “Linked Account” or “Controlled Balance Account” (as defined in the Lock-Box Agreement with BofA) with respect to any Lock-Box Account maintained at BofA, except for (x) other Lock-Box Accounts maintained at BofA in accordance with this Agreement and (y) that certain account of the Servicer maintained at BofA with an account number ending in “4491”; provided, however, that, at any time during the continuance of a Specified Unmatured Event, an Event of Termination, Collection Control Event or a Non-Reinvestment Event, the Servicer shall, if so instructed in writing by the Collateral Agent or any Administrative Agent (in its sole discretion), cause the Servicer’s account described in clause (y) above to cease to be such a “Linked Account” or “Controlled Balance Account” promptly, but not later than two (2) Business Days following the Seller’s or the Servicer’s receipt of such instruction.

(h)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  The Servicer will not request any Purchase, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Purchase (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any

Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(i)    Assignments of ISC Dealer Contracts. The Servicer shall not (i) take any action or permit any Seller or Originator or any of their respective Affiliates to take or refrain from taking any action that results in or which could result in the full Amount Financed Value in respect of any ISC Dealer Contract not being paid in accordance with the terms of the applicable ISC Dealer Agreement once the related device and service have been activated, or (ii) take any action or permit any Seller or Originator or any of their respective Affiliates to take or refrain from taking any action that results in or which could result in the assignment or transfer of the ISC Dealer Contract and related ISC Dealer Receivable from the applicable ISC Dealer to the applicable Originator being invalidated or voided.

SECTION 7.7    Nature of Obligations. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) the Sellers have the obligation to pay all Yield and other amounts due under Sections 3.1(b) and 3.4 or under Articles IV or XII in respect of each Receivable Pool (which obligation shall be full recourse general obligations of Sellers), and (ii) all obligations of Sprint Spectrum so specified hereunder shall be full recourse general obligations of Sprint Spectrum.

SECTION 7.8    Corporate Separateness; Related Matters and Covenants. Sprint Spectrum, the Servicer and each Seller covenant to take such actions as shall be necessary in order that:

(a)    Special Purpose Entity. Each Seller will be a special purpose limited liability company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Related Originators, owning, holding, granting security interests or selling interests in Pool Receivables, the Related Assets and the Lease Contracts, (ii) acquiring from the Related Originators, owning, holding and assuming any obligations under, Lease Devices and Lease Contracts, (iii) entering into and performing under the agreements for the selling, servicing and financing of the Receivable Pools (including the Transaction Documents), (iv) receiving cash payments of the RPA Deferred Purchase Price and automatically and immediately making cash payments from such amounts to its Related Originators as purchase price in accordance with the Sale Agreement or by declaring and paying dividends and distributions to its Related Originators and (v) conducting such other activities as it deems necessary or appropriate to carry out its primary activities. Each Seller shall maintain (or cause to be maintained) separate company records, books of account and financial statements from those of any of its Affiliates;

(b)    Commingling. Except as otherwise expressly permitted by this Agreement, no Seller shall commingle any of its assets or funds with those of any of its Affiliates (other than any other Seller);

(c)    Independent Manager. At least one member of each Seller’s board of directors shall be an Independent Manager and the limited liability company agreement of such Seller shall provide: (i) for the same definition of “Independent Manager” as used herein, (ii) that such Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to such Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended except in accordance with this Agreement and without the prior written consent of the Independent Manager, the Collateral Agent, each Administrative Agent and each Purchaser Agent;

(d)    Corporate Formalities. Each Seller will strictly observe corporate formalities in its dealings with the Servicer, the Originators and any Affiliates thereof (other than any other Seller). The Sellers shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Originators and any Affiliates (other than any other Seller) thereof has independent access, other than the Servicer’s right to access the Lock-Box Accounts and the Cap Reserve Account in accordance with this Agreement. Each Seller shall maintain its limited liability company agreement and other organizational documents in conformity with this Agreement;

(e)    Conduct of Business. Each Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ (or managers’) meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(f)    No Other Business or Debt. No Seller shall engage in any business or activity except as set forth in the Transaction Documents nor, incur any indebtedness or liability other than as expressly permitted by this Agreement.

(g)    Books and Records. Each Seller’s books and records will be maintained separately from those of the Servicer, the Originators and any of their Affiliates (other than any other Seller) and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of such Seller from the assets and liabilities of the Servicer, the Originators and any of their Affiliates (other than any other Seller);

(h)    Operating Expenses. Each Seller’s operating expenses will not be borne by the Servicer, any Originator or any of their Affiliates (other than any other Seller) except from capital contributions from its members.

(i)    Disclosure of Transactions. All financial statements of the Servicer, the Originators, Sprint Spectrum and any of its other Affiliates that are consolidated to include any Seller will disclose that (i) such Seller’s sole business consists of the purchase or acceptance through capital contributions of the Lease Devices, Lease Contracts, Receivables and Related Assets from its Related Originators and the subsequent retransfer of or granting of a security interest in such Receivables, Lease Contracts and Related Assets to certain purchasers party to this Agreement, (ii) such Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders (including holders of Preferred Membership Interests) and (iii) the assets of the Seller are not available to pay creditors of the Servicer, any Originator or any Affiliate thereof (other than any other Seller);

(j)    Arm’s-Length Relationships. Each Seller shall maintain an arm’s-length relationship with the Servicer, each Originator, Sprint Spectrum and its other Affiliates. No Seller on the one hand, or the Servicer, any Originator, Sprint Spectrum or any of its other Affiliates on the other hand will be or will hold itself out to be responsible for the debts of the other (other than any other Seller) or the decisions or actions respecting the daily business and affairs of the other. Each Seller, the Servicer, any Originators, Sprint Spectrum and its other Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity (other than among the Sellers);

(k)    Allocation of Overhead. To the extent that any Seller, on the one hand, and the Servicer, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and such Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise;

(l)    Identification. Each Seller shall at all times hold itself out to the public under such Seller’s own name as a legal entity separate and distinct from its equity holders, members, managers, the Servicer, any Originator or any Affiliate thereof (other than any other Seller);

(m)    Capital. Each Seller shall maintain adequate capital in light of its contemplated business operations;

(n)    Servicer and each Seller also agree that:

(i)    no Seller shall issue any security of any kind except certificates evidencing membership interests (including Preferred Membership Interests) issued to its Related Originators in connection with its formation, or incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any obligation other than, (i) with respect to each Seller, such Seller’s liability for and guarantee of each other Seller’s Obligations as contemplated hereby, (ii) as expressly permitted by the Transaction Documents and (iii) ordinary course operating expenses;

(ii)    no Seller shall sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;

(iii)    no Seller shall purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents;

(iv)    no Seller shall make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any Voting Securities, security interest or equity interest in such Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);

(v)    no Seller shall make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any Voting Securities, Preferred Membership Interests or other equity interest in such Seller to any such owner or any Affiliate of any such owner other than from funds received by it under Article III and so long as, in any case, the result would not directly or indirectly cause such Seller to be considered insolvent;

(vi)    No Seller shall have any employees; and

(vii)    Each Seller will provide for not less than ten (10) Business Days’ prior written notice to the Collateral Agent and each Administrative Agent of any removal, replacement or appointment of any director that is currently serving or is proposed to be appointed as an Independent Manager of such Seller, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Agreement and the limited liability company agreement of such Seller.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

SECTION 8.1    Designation of the Servicer.

(a)    Sprint Spectrum as the Servicer. The servicing, administering and collection of the Pool Receivables relating to each Receivable Pool on behalf of the Sellers, the Administrative Agents, Purchaser Agents, the Collateral Agent and Purchasers shall be conducted in accordance with this Agreement by the Person designated as the Servicer hereunder (the “Servicer”) from time to time in accordance with this Section 8.1. Until the Collateral Agent (with the consent, or acting at the direction of, the Purchaser Agents) delivers to Sprint Spectrum and the Sellers a

Successor Notice in accordance with Section 8.1(b), Sprint Spectrum is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Servicer shall receive a Servicing Fee in respect of the Receivable Pools, payable as described in Article III, for the performance of its duties hereunder.

(b)    Successor Notice. In the event that an Event of Termination or Non-Reinvestment Event has occurred and is continuing, upon the written direction of the Required Purchasers or the Administrative Agents acting jointly, the Collateral Agent shall, by notice to Sprint Spectrum and Sellers, immediately designate a successor Servicer pursuant to the terms hereof (a “Successor Notice”) which such successor shall not be a Competitor and shall be selected by the Administrative Agents acting jointly; it being understood and agreed that, in any event, any Administrative Agent may (but shall not be obligated to) serve as successor Servicer. Upon receipt of a Successor Notice, Sprint Spectrum agrees that it shall terminate its activities as the Servicer hereunder in a manner that the Administrative Agents reasonably believe will facilitate the transition of the performance of such activities to the successor Servicer, and successor Servicer shall assume each and all of Sprint Spectrum’s obligations to service and administer the Pool Receivables, on the terms and subject to the conditions herein set forth, and Sprint Spectrum shall use commercially reasonable efforts to assist such successor Servicer in assuming such obligations. The Collateral Agent shall not give, and the Administrative Agents and the Purchasers shall not instruct the Collateral Agent to give, Sprint Spectrum a Successor Notice except after the occurrence of any Event of Termination or Non-Reinvestment Event that remains continuing.

(c)    Subservicers; Subcontracts. Except as provided in clauses (d) and (e) below, the Servicer may not subcontract with any Person or otherwise delegate any of its duties or obligations hereunder except to any of its Affiliates or with the prior written consent of the Collateral Agent and each Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, that, notwithstanding any such designation, delegation or subcontract (including as provided in clauses (d) or (e) below) or any replacement or substitution of Servicer pursuant to clause (a) or (b) above, the Servicer shall remain primarily and directly liable for the performance of all the duties and obligations of the Servicer pursuant to the terms hereof.

(d)    Amdocs Sub-Servicing Agreement. The Servicer may delegate its duties and obligations to service and collect the Receivables hereunder to Amdocs pursuant to the terms of the Amdocs Sub-Servicing Agreement; provided, however, that:  (i) the Servicer shall remain primarily and directly liable hereunder for the performance of such delegated duties and obligations of the Servicer, and (ii) the Sellers, the Collateral Agent, the Administrative Agents, the Purchaser Agents and the Purchasers shall have the right to look solely to the Servicer for performance of such delegated duties and obligations of the Servicer.

(e)    TransCentra Sub-Servicing Agreement. The Servicer may delegate its duties and obligations to process cash, checks, instruments or other remittances received from time to time in the TransCentra Serviced Lock-Boxes to TransCentra pursuant to the terms of the TransCentra Sub-Servicing Agreement; provided, however, that:  (i) the Servicer shall remain primarily and directly liable hereunder for the performance of such delegated duties and obligations of the Servicer, and (ii) the Sellers, the Administrative Agents, the Purchaser Agents, the Collateral Agent and the Purchasers shall have the right to look solely to the Servicer for performance of such delegated duties and obligations of the Servicer. Notwithstanding the foregoing and in addition to the Administrative Agents’ and the Collateral Agent’s other rights and remedies hereunder and under applicable law, if an Event of Termination, Non-Reinvestment Event or Collection Control Event has occurred and remains continuing, then, upon the written direction of the Required Purchasers or any Administrative Agent, the Collateral Agent shall instruct the Servicer to, and the Servicer shall promptly (but not later than two Business Days following such instruction) if so instructed, do either of the following, as selected by the Administrative Agents (acting jointly and in their joint discretion): (A) immediately terminate TransCentra’s right to access and control the TransCentra Serviced Lock-Boxes and any cash, checks, instruments or other remittances received from time to time therein and provide the Collateral Agent or its designee with the exclusive right to access and control the TransCentra Serviced Lock-Boxes and any cash, checks, instruments or other remittances received from time to time therein (including by delivering written instructions to such effect to the post office or postmaster maintaining the TransCentra Serviced Lock-Boxes), or (B) deliver to the Collateral Agent and each Administrative Agent a written agreement in form and substance acceptable to the Administrative Agents (in their sole discretion) executed by the Servicer and TransCentra, pursuant to which TransCentra acknowledges and agrees (x) to the Sellers’ and the Collateral Agent’s ownership and security interests in the cash, checks, instruments or other remittances received from time to time in the TransCentra Serviced Lock-Boxes, (y) that TransCentra has no Adverse Claim on, or other right to, any cash, checks, instruments or other remittances received from time to time in the TransCentra Serviced Lock-Boxes and (z) that TransCentra shall follow the Collateral Agent’s instructions under the TransCentra Sub-Servicing Agreement (including, without limitation, with respect to the processing and deposit of such remittances and the TransCentra Serviced Lock-Boxes), rather than those of the Servicer or its Affiliates. The Sellers and the Servicer shall take any further action that the Collateral Agent or any Administrative Agent may reasonably request to effect the transactions described in the foregoing sentence.

SECTION 8.2    Duties of the Servicer. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect, administer and service each Pool Receivable relating to each Receivable Pool from time to time with reasonable care and diligence and, in any event, with no less care and diligence than it uses in the collection, administration and servicing of its own assets, and in accordance in all material respects with (i) applicable Laws and (ii) the Credit and Collection Policy. The Sellers, the Administrative Agents, the Collateral Agent, Purchasers and Purchaser Agents hereby acknowledge and agree to this appointment of the Servicer.

(a)    Allocation of Collections; Segregation. The Servicer shall set aside and hold in trust Collections of Pool Receivables in accordance with Section 1.3. The

Servicer shall allocate the amount of each Obligation payable to the Collateral Agent, any Administrative Agent, any Purchaser Agent, any Purchaser, any Indemnified Party or any Affected Party to the Receivable Pool to which such obligation is directly attributable. If the amounts payable in respect of any Obligation are not directly attributable to a single Receivable Pool, the Servicer shall (or, upon the occurrence and continuation of an Event of Termination, Collection Control Event or Non-Reinvestment Event, the Collateral Agent shall) allocate such amounts to each Receivable Pool based upon the respective Allocation Percentage for each such Receivable Pool.

(b)    Extension and Modification of Receivables. So long as no Event of Termination, Collection Control Event or Non-Reinvestment Event is continuing, the Servicer, may, in accordance with the Credit and Collection Policy extend, waive, amend or otherwise modify the terms of any Pool Receivables relating to a Receivable Pool, or amend, waive, or otherwise modify in any material respect any term or condition to any Contract related thereto as the Servicer may reasonably determine to be appropriate to maximize Collections thereof; provided, that, (A) after giving effect to such extension, amendment, waiver or other modification, the sum of Purchasers’ Pool Investment and the Required Reserves in respect of such Receivable Pool at such time shall not exceed the Net Portfolio Balance of such Receivable Pool at such time, and (B) no such extension, amendment, waiver or other modification shall make or be deemed to make any such Pool Receivable current or otherwise modify the aging thereof. Notwithstanding the foregoing or any right it may have to do so under the terms of any Lease Contract, the Servicer shall not discontinue (or permit to be discontinued) the leasing program under which the Lease Receivables were originated if doing so would result in the forgiveness of any remaining payments due under any Lease Contract.

(c)    Documents and Records. The Sellers shall deliver (and cause each Originator to deliver) to the Servicer, and the Servicer shall hold in trust for the Sellers, each Originator, each Administrative Agent, the Collateral Agent, each Purchaser Agent and each Purchaser, all Records (and any original documents relating thereto) (and after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, shall deliver the same to the Collateral Agent or its designees promptly upon the Collateral Agent’s written request). Upon written request of the Collateral Agent or any Administrative Agent, the Servicer shall provide the Collateral Agent and the Administrative Agents with the location(s) of all Records (and any original documents relating thereto).

(d)    Certain Duties of the Servicer and the Sellers. The Servicer shall, as soon as practicable, following receipt of the collections or proceeds of any Receivable that is not a Pool Receivable, or a Related Asset, Lease Contract or any other property included in the grant set forth in Section 9.1, turn over such collection to the Person entitled to such collection. The Servicer, if other than Sprint Spectrum (or any of its Affiliates), shall, as soon as practicable upon demand, deliver to the Sellers (A) all documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) in its possession that evidence or relate to Receivables of the Sellers other than Pool Receivables and the Obligors of such Receivables, and (B) copies of all Records in its possession.

(e)    Termination. The Servicer’s authorization as such under this Agreement shall terminate upon the Final Payout Date.

(f)    Power of Attorney. The Sellers, each Administrative Agent, each Purchaser Agent, the Collateral Agent and each Purchaser hereby grant to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Sellers any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Sellers or transmitted or received by the Sellers in connection with any Pool Receivable or under the related Records.

(g)    Resignation of Sprint Spectrum as the Servicer. Sprint Spectrum shall not resign in its capacity as the Servicer hereunder without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent, which consent shall be given or withheld in the sole and absolute discretion of the Collateral Agent, each Administrative Agent and each Purchaser Agent.

SECTION 8.3    Rights of the Collateral Agent. In addition to all of its other rights herein including under Articles IX and X, under the other Transaction Documents or at Law or in equity, the Administrative Agents and Collateral Agent shall have the other following rights set forth in this Section 8.3:

(a)    Notice to Obligors. At any time during the continuance of any Event of Termination, Collection Control Event or Non-Reinvestment Event, upon the written direction of the Required Purchasers or the Administrative Agents acting jointly, (A) the Collateral Agent shall notify the Obligors of Pool Receivables, or any of them, of its interests in the Asset Portfolios and the Lease Contracts, and instruct them to make payments on the Pool Receivables as instructed by, the Collateral Agent and (B) the Servicer shall (on behalf of the Sellers), at the Sellers’ expense, give notice of the Collateral Agent’s interest in the Pool Receivables to each said Obligor and instruct them to make payments on the Pool Receivables as instructed in writing by, the Collateral Agent or the Administrative Agents acting jointly.

(b)    Notice to Lock-Box Banks. At any time during the continuance of any Event of Termination, Collection Control Event or Non-Reinvestment Event, the

Collateral Agent may (or shall if so directed by the Required Purchasers or any Administrative Agent), and is hereby authorized to, assume exclusive dominion and control over the Lock-Box Accounts, and the Sellers and the Servicer shall take any further action that the Collateral Agent may reasonably request to effect such assumption.

(c)    Control. At any time during the continuance of any Event of Termination, Collection Control Event or Non-Reinvestment Event, the Collateral Agent (i) may (or shall if so directed by the Required Purchasers or any Administrative Agent), and is hereby authorized to, assume exclusive dominion and control over the Cap Reserve Account and (ii) if directed by the Required Purchasers, to utilize the amounts on deposit in the Cap Reserve Account to purchase or cause the Servicer to purchase one or more Eligible Interest Rate Caps pursuant to Section 8.9. The Sellers and the Servicer agree to take all such further actions that the Collateral Agent may reasonably request to effect such assumption and rights contemplated by this Section 8.3(c).

(d)    Other Rights. At any time during the continuance of any Event of Termination, Collection Control Event or Non-Reinvestment Event, the Servicer shall, (A) at the Collateral Agent’s request and at the Sellers’ expense, assemble all of the Records and deliver such Records to the Collateral Agent or its designee and (B) at the request of the Collateral Agent or its designee, exercise or enforce any of their respective rights hereunder, under any other Transaction Document, under any Lease Contract, Pool Receivable or under any Related Asset (to the extent permitted hereunder or thereunder). Without limiting the generality of the foregoing, at any time, each of the Servicer and the Sellers shall upon the request of any Administrative Agent or the Collateral Agent or its designee and at the Sellers’ expense:

(I)    authorize, execute (if required) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and
(II)    mark its master data processing records evidencing that the Pool Receivables have been sold in accordance with this Agreement.
(e)    Additional Financing Statements; Performance by the Administrative Agents. Each Seller hereby authorizes the Collateral Agent and each Administrative Agent or their respective designees to file one or more financing or continuation statements, and amendments thereto and assignments thereof, or any similar instruments in any relevant jurisdiction relative to all or any of the Lease Devices, Lease Contracts, Pool Receivables and Related Assets now existing or hereafter arising in the name of such Seller. Each Seller agrees that a similar filing against it may also be filed for the purposes hereof and to perfect the security interest and transfers created hereby. If any Seller fails to perform any of its agreements or obligations under this Agreement or any other Transaction Document, the Collateral Agent, any Administrative Agent or any of their respective designees may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent or any such Administrative Agent or its designee incurred in connection therewith shall be payable by the Sellers as provided in Section 13.6.

SECTION 8.4    Responsibilities of the Servicer. Anything herein to the contrary notwithstanding:

(a)    Contracts. The Servicer shall perform all of its obligations under the Records, so long as it is an Affiliate of any Seller, to the same extent as if the Asset Portfolios had not been sold hereunder and the exercise by the Collateral Agent or its designee of its rights hereunder shall not relieve the Servicer from such obligations.

(b)    Limitation of Liability. None of the Collateral Agent, any Administrative Agent, any Purchaser or any Purchaser Agent shall have any obligation or liability with respect to any Lease Device, Lease Contract, ISC Contract, ISC Dealer Agreement, Pool Receivables or Related Assets related thereto, nor shall any of them be obligated to perform any of the obligations of the Servicer, any Originator or any Seller thereunder.

SECTION 8.5    Further Action Evidencing Purchases and
Reinvestments. Each Seller agrees that from time to time, at its expense, it shall (or cause the Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that the Collateral Agent, any Administrative Agent or any of their respective designees may reasonably request or that are reasonably necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents and the assignment or transfer of the ISC Dealer Contracts and related ISC Dealer Receivables from the applicable ISC Dealer to the applicable Originator.

SECTION 8.6    Application of Collections. Unless the Collateral Agent instructs otherwise, any payment by an Obligor in respect of any Pool Receivable shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, be applied using the same systems, practices and procedures as Servicer uses for the application of payments on all of the receivables serviced by it for itself and its Affiliates whether or not such payments are being made with respect to Pool Receivables; provided, that, notwithstanding any election by the Obligor or any customary practices of the Servicer, if any Lease Upgrade Payment Amount is payable with respect to any Pool Receivable relating to such Obligor, any payments by such Obligor shall be applied to the Lease Upgradeable Receivable for which such Lease Upgrade Payment Amount exists until such Lease Upgrade Payment Amount is paid in full.

SECTION 8.7    Collections outside the Lock-Box Accounts. Notwithstanding anything herein or in any other Transaction Document to the contrary, the Servicer and the Sellers shall be permitted to instruct Obligors to cause Collections with respect to Pool Receivables to an account that is not a Lock-Box Account covered by a Lock-Box Agreement and deposit such Collections in an account that is not a Lock-Box Account covered by a Lock-Box Agreement (“Non Lock-Box Receivables”); provided, that the aggregate Unpaid Balance of all Eligible Receivables that are Non Lock-Box Receivables relating to any Receivable Pool does not exceed 8.00% of the aggregate Unpaid Balance of all Eligible Receivables in respect of such Receivable Pool at any time.

SECTION 8.8    Clean-up Call. At any time that the aggregate Purchasers’ Total Investment in respect of all three Receivable Pools is less than 10% of the aggregate Purchasers’ Total Commitment in respect of all three Receivable Pools in effect on the date hereof, the Servicer may, upon ten (10) Business Days’ prior written notice to the Collateral Agent, the Administrative Agents, repurchase all Receivables, Related Assets and Collections from the Purchasers relating to the Receivable Pools at a price equal to the outstanding Purchasers’ Total Investment and all Obligations and other amounts owing to the Collateral Agent, the Administrative Agents and the other Affected Parties as of the effective date of such repurchase; provided, however, that no such repurchase shall occur unless, prior thereto, or concurrently therewith, the aggregate Purchasers’ Total Commitment in respect of all three Receivable Pools has been reduced to zero in accordance with Section 3.2(c). Such repurchase price in respect of the Receivables relating to each Receivable Pool shall be paid in cash by deposit to a Lock-Box Account and shall be deemed to be “Collections” for all purposes.

SECTION 8.9    Cap Reserve Account; Hedging; Calculation Agents.

(a)    On and after the Restatement Effective Date, the Servicer shall cause to be maintained, in the name of a Seller and subject to a Control Agreement, a deposit account at an Eligible Bank, bearing a designation clearly indicating that the funds deposited therein are held for the benefit and security of the Collateral Agent for the benefit of the Affected Parties (the “Cap Reserve Account”).  If, at any time, the Cap Reserve Account ceases to be maintained with an Eligible Bank, such Seller shall, as promptly as practicable and in any event within thirty (30) days after it, any Originator, any Seller or Sprint Corporation has actual knowledge thereof, (i) establish a new Cap Reserve Account with a depository institution that is an Eligible Bank, (ii) transfer any amounts held in the existing Cap Reserve Account to such new Cap Reserve Account, and (iii) cause such Eligible Bank to enter into a Control Agreement.  After the occurrence and during the continuance of an Event of Termination, a Non-Reinvestment Event or a Collection Control Event, the Collateral Agent shall be entitled to deliver a “Notice of Exclusive Control” under and as defined in the Control Agreement, whereupon the Cap Reserve Account shall be in the sole dominion and control of the Collateral Agent for the benefit and security of the Affected Parties.  The Collateral Agent shall not deliver a “Notice of Exclusive Control” under and as defined in the Control Agreement except after the occurrence and during the continuation of an  Event of Termination, a Non-Reinvestment Event or a Collection Control Event.  The Control Agreement shall be effective to give the Collateral Agent “control” of the Cap Reserve Account within the meaning of Section 9-104 of the UCC.

(b)    On the Third Amendment Date, the Sellers and the Servicer shall cause the amount on deposit in the Cap Reserve Account to equal the Cap Reserve Amount. After the Third Amendment Date, the Servicer shall remit all Cap Deficiency Amounts to the Cap Reserve Account in accordance with clause (iv) of Section 1.3(c). On or after the Third Amendment Date, amounts on deposit in the Cap Reserve Account shall be used solely to purchase one or more Eligible Interest Rate Hedges that are interest rate caps; provided, that if as of any Reporting Date the amounts on deposit in, or to the credit of the Cap Reserve Account exceed the then current Cap Reserve Amount as reported to the Servicer immediately prior to such Reporting Date and no Specified Unmatured Event, Event of Termination, Collection Control

Event or Non-Reinvestment Event shall have occurred and be continuing, the Servicer may withdraw from the Cap Reserve Account an amount equal to such excess and apply such funds in accordance with Section 1.3. Except as expressly provided in clause (iv) of Section 1.3(c), amounts set aside and held in trust pursuant to Section 1.3 in respect of the Cap Reserve Amount, shall be used solely to fund the Cap Reserve Account.

(c)    The Sellers shall maintain Eligible Interest Rate Hedges sufficient to satisfy the Hedge Requirements at all times. Prior to the Purchase Termination Date and solely to the extent that after giving effect thereto no Cap Deficiency Amount exists, the Sellers may utilize funds on deposit in the Cap Reserve Account to purchase one or more Eligible Interest Rate Hedges that are interest rate caps in order to satisfy the Hedge Requirements. Not later than the date that is five (5) Business Days after the Purchase Termination Date, the Sellers shall, from funds on deposit in the Cap Reserve Account, purchase one or more Eligible Interest Rate Hedges that are interest rate caps with a strike rate not greater than the Cap LIBO Rate on such date plus 1.00%, such that all Hedge Requirements applicable on and after the Purchase Termination Date will be satisfied (including pursuant to clause (e) in the definition of Hedge Requirements). If the available funds on deposit in the Cap Reserve Account are not sufficient to purchase any Eligible Interest Rate Hedge as required pursuant to this Section 8.9(c), the Sellers and the Servicer jointly and severally agree to fund such deficiency. If at any time the aggregate notional amount of all Hedge Transactions that are interest rate swaps exceeds an amount equal to 110% of the Hedged Pool Investment, the Sellers (or the Servicer on their behalf) shall promptly (but not later than fifteen (15) days after such event) terminate or amend such Hedge Transactions, such that the aggregate notional amount thereof does not exceed 100% of the Hedged Pool Investments. The Sellers (or the Servicer on their behalf) shall make terminations or amendments in consultation with the Administrative Agents in a manner consistent with minimizing the resulting Hedge Breakage, maintaining compliance with the Hedge Requirements and maintaining the intended interest rate protection for the Transactions contemplated hereby. Upon entering into each Hedge Transaction, the Sellers (or the Servicer on their behalf) shall allocate all or a portion of the notional amount of such Hedge Transaction to the ISC Exposure Amount or the Lease Exposure Amount consistent with maintaining compliance with the Hedge Requirements.  The Sellers (or the Servicer on their behalf) may reallocate such notional amount to or from the ISC Exposure Amount to or from the Lease Exposure Amount from time to time with the mutual consent of the ISC Administrative Agent and the Lease Administrative Agent (such consents not to be unreasonably withheld or delayed) so long as after giving effect to such reallocation, the Hedge Requirements are satisfied, no Cap Deficiency Amount Exists and no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing; provided, that any such reallocation shall be designated in accordance with Section 8.9(d) and take effect on the next occurring Reporting Date or Purchase Date.

(d)    In connection with the determination of the Cap Reserve Amount, on or prior to the fourth (4th) Business Day prior to such Reporting Date or Purchase Date, the Servicer shall provide each Cap Calculation Agent with the following information: (A) the strike rate proposed by the Servicer to the Cap Calculation Agents, which proposed strike rate shall not exceed the Cap LIBO Rate on such date plus 1.00%, (B) the Servicer’s reasonable estimate of the ISC Exposure Amount and Lease Exposure Amount as of the next occurring Settlement Date or Purchase Date (after giving effect to any anticipated increases or reductions in the ISC Exposure

Amount or Lease Exposure Amount occurring on such date), which estimated amount shall not be less than the current ISC Exposure Amount or Lease Exposure Amount if the Hedge Requirements are not then satisfied, a Cap Deficiency Amount Exists or an Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing and (C) any anticipated reallocation of the notional amount of existing Hedge Transactions as of the next occurring Reporting Date or Purchase Date.

(e)    The Sellers agree that any Cap Calculation Agent, other than the ISC Administrative Agent or the Lease Administrative Agent acting in such capacity, shall enter into an agreement, in form and substance reasonably satisfactory to the Administrative Agents, for the benefit of the Parties to this Agreement to undertake the responsibilities of a Cap Calculation Agent set forth in this Agreement.

(f)    The Sellers and the Servicer agree that, on or prior the designation of any Cap Calculation Agent in accordance with the definition thereof (or, (x) in the case of the ISC Administrative Agent acting in that capacity, on or prior to the date which is the three month anniversary of the Restatement Effective Date or (y) in the case of the Lease Administrative Agent acting in that capacity, on or prior to the initial Purchase relating to the Lease Receivable Pool hereunder), the Sellers shall have (i) entered into an ISDA Master Agreement with one or more Eligible Counterparties that are, or are Affiliates of, such Cap Calculation Agent, and (ii) agreed with such Eligible Counterparties upon a form of a confirmation (together with a schedule, if applicable) under such ISDA Master Agreement for each Eligible Interest Rate Cap to be purchased from each such Eligible Counterparties, which shall be in form and substance reasonably satisfactory to the Administrative Agents.

(g)    The Sellers hereby grant to the ISC Administrative Agent, the Lease Administrative Agent and the Collateral Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take, in the name of the Sellers, any and all steps which are necessary or advisable (as determined by the ISC Administrative Agent, the Lease Administrative Agent and the Collateral Agent, acting jointly) to purchase one or more Eligible Interest Rate Hedges that are interest rate caps from Eligible Counterparties using funds on deposit in the Cap Reserve Account in accordance with this Section 8.9 at any time when an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or when the Sellers shall have otherwise failed to purchase or maintain an Eligible Interest Rate Cap when required pursuant to this Section 8.9. If the amount of funds on deposit in the Cap Reserve Account is not sufficient to purchase such Eligible Interest Rate Cap, the Sellers and the Servicer jointly and severally agree to fund such deficiency or indemnify the ISC Administrative Agent, the Lease Administrative Agent and the Collateral Agent, as applicable for any amounts funded in connection therewith.

SECTION 8.10    Seller Hedge Maintenance Account. With respect to any Hedge Transaction, in the event variation margin or other collateral is required to be collected by the related Hedge Counterparty, the Sellers or the Servicer on behalf of the Sellers shall cause the applicable Hedge Counterparty to open and maintain an account (each, a “Seller Hedge Maintenance Account”) in the name of, or for the benefit of, the applicable Hedge Counterparty to hold funds posted as variation margin or collateral by or on behalf of any Seller pursuant to the Sellers’ obligations under one or more Hedge Transactions; provided, however, that if a Seller Hedge Maintenance Account is opened by a Hedge Counterparty, such Hedge Counterparty may hold third-party funds in such account to the extent permitted under the related Hedge Transaction. Seller Hedge Maintenance Accounts may be funded (a) through deposits directly by any Seller (i) from funds available for such purposes under clause (vii) of Section 3.1(d) or (ii) from funds available to it for its own account, as applicable, or (b) through a capital contribution from the owner of the membership interests of such Seller. Amounts in a Seller Hedge Maintenance Account may be invested and withdrawn in accordance with the related account documentation and Hedge Transactions.

SECTION 8.11    Counterparty Hedge Maintenance Account. With respect to any Hedge Transaction, in the event upfront margin, variation margin or other collateral is required to be posted by the related Hedge Counterparty, the Sellers shall cause to be established an account in the name of a custodian unaffiliated with the Seller or the Counterparty (each a “Counterparty Hedge Maintenance Account”), and each Seller shall instruct such Hedge Counterparty to deposit funds into such Counterparty Hedge Maintenance Account in accordance with the terms of such Hedge Transaction. The parties hereto acknowledge and agree that the only permitted withdrawal of collateral posted by a Hedge Counterparty from, or application of such posted collateral on deposit in, or otherwise to the credit of, such Counterparty Hedge Maintenance Account shall be: (i) for application to obligations of the related Hedge Counterparty to the Sellers under the related Hedge Transaction or (ii) to return the collateral to the related Hedge Counterparty when and as required by the related Hedge Transaction. Each Seller’s rights of enforcement under a Hedge Transaction (including with respect to posted margin) is hereby assigned to the Collateral Agent.

ARTICLE IX

SECURITY INTEREST

SECTION 9.1    Grant of Security Interest. Without limiting Section 1.2(c) or (d), to secure all Obligations of the Sellers and all other amounts owing to any Affected Party under or in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees and expenses, in each case pro rata according to the respective amounts thereof, each Seller hereby assigns and pledges to the Collateral Agent, for the benefit of the Affected Parties, and hereby grants to the Collateral Agent, for the benefit of the Affected Parties, a security interest in all of the following: all of such Seller’s right, title and interest now or hereafter existing in, to and under the following of such Seller’s assets, whether now owned or existing or hereafter acquired, and wherever located (whether or not in the possession or control of such Seller), and all proceeds of the foregoing (collectively, and together with the Asset Portfolios relating to the Receivable Pools, the “Collateral”): (I) all Receivables comprising each Receivable Pool; (II) the Related Assets in respect of each Receivable Pool; (III) the Collections in respect of each Receivable Pool; (IV) all Lock-Box Accounts in respect of each Receivable Pool and all funds on deposit therein and each Seller’s rights of enforcement under a Hedge Transaction (including with respect to posted margin) with respect to the Counterparty Hedge Maintenance Account; (V) all Chattel Paper in respect of each Receivable Pool; (VI) all Contracts (including, without limitation, Lease Contracts, notwithstanding anything to the contrary in Sections 1.2(c) or 1.2(d)); (VII) all Deposit Accounts; (VIII) all Documents in respect of each Receivable Pool; (IX) all Payment Intangibles in respect of each Receivable Pool; (X) all General Intangibles in respect of each Receivable Pool; (XI) all Instruments in respect of each Receivable Pool; (XII) all Inventory in respect of each Receivable Pool; (XIII) all Investment Property in respect of each Receivable Pool; (XIV) all letter of credit rights and supporting obligations in respect of each Receivable Pool; (XV) the Sale Agreement and all rights and remedies of such Seller thereunder; (XVI) all Hedge Transactions, the right to receive all Cap Payments and Net Swap Payments thereunder and all other rights and remedies in respect thereof, (XVII), all other assets in the Asset Portfolio relating to each Receivable Pool; (XVIII) all rights, interests, remedies and privileges of such Seller relating to any of the foregoing (including the right to sue for past, present or future infringement of any or all of the foregoing; and (XIX) to the extent not otherwise included, all products and Proceeds (each capitalized term in clauses (I) through (XIX) not otherwise defined in this Agreement, as defined in the UCC) of each of the foregoing clauses (I) through (XVIII) and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing (including insurance proceeds), and all distributions (whether in money, securities or other property) and collections from or with respect to any of the foregoing. Notwithstanding the foregoing, the Collateral shall not include the Lease Devices, but this sentence shall not derogate from any right the Collateral Agent, the Administrative Agents, the Purchasers or the Purchaser Agents may have (under Applicable Law or otherwise) to seek or obtain an involuntary Lien (including, without limitation, a judgment lien) on any Lease Device now owned or hereafter acquired by any Seller.

Each Seller hereby authorizes the filing of financing statements, including those filed under Section 8.3(d), describing the collateral covered thereby as “all of debtor’s personal property and assets other than the Lease Devices” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 9.1. This Agreement shall constitute a security agreement under applicable Law.
SECTION 9.2    Remedies; Waiver. Upon, or at any time after, the declaration or automatic occurrence of the Purchase Termination Date pursuant to this Section 9.2, no Purchases or Reinvestments in respect of any Receivable Pool thereafter will be made. Upon the declaration or automatic occurrence of the Purchase Termination Date pursuant to this Section 9.2, the Collateral Agent, on behalf of the Purchasers, shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or under applicable Law, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Collateral subject hereto)), all of which rights shall be cumulative. To the fullest extent it may lawfully so agree, each Seller agrees that it will not at any time insist upon, claim, plead, or take any benefit or advantage of any appraisal, valuation, stay, extension, moratorium, redemption or similar Law now or hereafter in force in order to prevent, delay, or hinder the enforcement hereof or the absolute sale of any part of the Collateral; each Seller for itself and all who claim through it, so far as it or they now or hereafter lawfully may do so, hereby waives the benefit of all such Laws and all right to have the Collateral marshaled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Agreement may order the sale of the Collateral in its entirety. Without limiting the generality of the foregoing, each Seller hereby waives and releases any and all right to require the Collateral Agent or any Administrative Agent to collect any of such obligations from any specific item or items of the Collateral or from any other party liable as guarantor or in any other manner in respect of any of such obligations or from any collateral for any of such obligations. Upon, or anytime after, the occurrence of an Event of Termination (other than an Event of Termination described in Section 10.1(c)) or Non-Reinvestment Event that remains continuing, the Collateral Agent or any Administrative Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to the Servicer (on the Sellers’ behalf) declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced and shall have all of the remedies set forth in Section 9.2 or otherwise herein. Upon the occurrence of an Event of Termination described in Section 10.1(c), the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.

ARTICLE X

EVENTS OF TERMINATION

SECTION 10.1    Events of Termination. The following events shall be “Events of Termination” hereunder:

(a)    Any of the following events:

(i)    any Seller, Servicer, any Originator or Sprint Corporation shall fail to perform or observe any covenant or agreement as and when required hereunder or under any other Transaction Document (other than any covenant or agreement referred to in clause (a)(ii) below) and such failure remains unremedied for thirty (30) days after the earlier of the date (A) such Person receives notice of such failure from the Collateral Agent or any Administrative Agent or (B) a Responsible Officer obtains actual knowledge of such failure;

(ii)    any of the following shall occur: any Seller, Servicer, any Originator or Sprint Corporation shall fail to make any payment or deposit or transfer of monies required to be made by it hereunder or under any other Transaction Document (including, without limitation, any obligation of an Originator to pay the Lease Upgrade Payment Amount in accordance with the Sale Agreement) as and when due and such failure is not remedied within three (3) Business Days after the earlier of the date (A) such Person receives notice of such failure from the Collateral Agent, any Administrative Agent or any Purchaser Agent or (B) a Responsible Officer obtains actual knowledge of such failure;

(iii)    the Servicer shall fail to deliver any Information Package when due pursuant to Section 3.1(a) and such failure is not remedied within two (2) Business Days;

(b)    any representation or warranty made or deemed to be made by any Seller, the Servicer, any Originator or Sprint Corporation under or in connection with any Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed to be made (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) for a period of ten (10) days after the earlier of the date (i) such Person receives notice thereof from the Collateral Agent or any Administrative Agent, or (ii) a Responsible Officer obtains actual knowledge thereof (unless such representation or warranty relates solely to one or more specific Pool Receivables and Seller makes a Deemed Collection payment with respect to such Pool Receivable if and as required pursuant to Section 3.2(a));

(c)    an Event of Bankruptcy shall have occurred with respect to any Seller, the Servicer, Sprint Corporation, any Originator or Sprint Corporation;

(d)    a Change of Control shall occur;

(e)    (A) The Collateral Agent, for the benefit of the Purchasers, fails at any time to have a valid ownership interest or first priority perfected security interest in the Pool Receivables, Lease Contracts and any Related Assets (or any portion thereof) and all identifiable cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim (other than any Permitted Adverse Claim) or (B) the Collateral Agent shall fail to have a valid first priority perfected security interest in each Lock-Box Account;

(f)    An ERISA Event shall have occurred that is reasonably expected to result in a Material Adverse Effect; provided, however, that the occurrence of any ERISA Event that results in or is reasonably expected to result in the imposition of a lien by the PBGC on the assets of any Seller shall be considered as reasonably expected to result in a Material Adverse Effect.

(g)    any of Servicer, Sprint Corporation, any Seller or any Originator, shall be (i) required to register as an “investment company” or (ii) “controlled” by an “Investment Company”, in each case, under (and as defined in) the Investment Company Act;

(h)    any material provision of this Agreement, the Sale Agreement, the Fee Letters, the Lock-Box Agreements or the Performance Support Agreement shall cease to be the valid and binding obligation enforceable against the Servicer, Sprint Corporation, any Seller or any Originator;

(i)    any Seller shall fail to pay in full all of its Obligations to the Collateral Agent, any Administrative Agent or any Purchaser hereunder on or prior to the Legal Final;

(j)    one or more final judgments for the payment of money in an aggregate amount in excess of $250,000,000 (or, in the case of a judgment rendered against any Seller, individually, $15,325) shall be rendered against Sprint Corporation (or any Significant Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Sprint Corporation (or any Significant Subsidiary) to enforce any such judgment; or

(k)    the Performance Support Agreement is canceled, rescinded, amended or modified without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent.

An Event of Termination shall be deemed to be continuing until waived in writing by each Administrative Agent, the Collateral Agent and the Required Purchasers.

ARTICLE XI

PURCHASER AGENTS; COLLATERAL AGENT;
ADMINISTRATIVE AGENTS;
CERTAIN RELATED MATTERS

SECTION 11.1    Limited Liability of Purchasers, Purchase r Agents,
Collateral Agent and the Administrative Agents. The obligations of the Collateral Agent, each Administrative Agent, each Purchaser and each Purchaser Agent under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of such Person, no claim may be made by any Seller, any Originator, the Servicer, Sprint Spectrum or Sprint Corporation against the Collateral Agent, any Administrative Agent, any Purchaser or any Purchaser Agent or their respective Affiliates, directors, members, managers, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages not expressly permitted by this Section 11.1, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary: (i) in no event shall the Collateral Agent, any Administrative Agent or any Purchaser Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Transaction Document or applicable Law and (ii) neither the Collateral Agent, any Administrative Agent nor any Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any party hereto or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent, any Administrative Agent or any Purchaser Agent shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Collateral Agent, any Administrative Agent or any Purchaser Agent. In performing its functions and duties hereunder, the Collateral Agent and each Administrative Agent shall act solely as the agent of the Purchasers and the Purchaser Agents, as applicable, and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller, any Originator, the Servicer, Sprint Spectrum, Sprint Corporation or any other Person.

SECTION 11.2    Authorization and Action of each Purchaser
Agent. By its execution hereof, in the case of each Conduit Purchaser and Committed Purchaser, and by accepting the benefits hereof, each Enhancement Provider and Liquidity Provider, each such party hereby designates and appoints its related Purchaser Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Each Purchaser Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies, in each case, authorized or provided for under this Agreement or any other Transaction Document and any related agreements and documents.

SECTION 11.3    Authorization and Action of each
Administrative Agent and Collateral Agent. By its execution hereof, in the case of each Conduit Purchaser, Committed Purchaser and Purchaser Agent, each such party hereby designates and appoints each of BTMU, Mizuho and SMBCSI as an Administrative Agent and Mizuho as Collateral Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such party by the terms hereof, together with such powers as are reasonably incidental thereto. Each Administrative Agent and the Collateral Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies, in each case, authorized or provided for under this Agreement or any other Transaction Document and any related agreements and documents. To the extent any provision of any Transaction Document requires the mutual agreement of the Administrative Agents and/or the Collateral Agent in order for one or all of the Administrative Agents and/or the Collateral Agent to take any action, and a mutual agreement cannot be reached between the Administrative Agents, the course of action selected in writing by the Required Purchasers shall control.  If any provision of any Transaction Document permits the Collateral Agent or an Administrative Agent to take any action in its discretion, this paragraph shall not limit such discretionary right.

SECTION 11.4    Delegation of Duties of each Purchaser Agent. Each Purchaser Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Purchaser Agent shall be responsible to any Purchaser in its Purchaser Group for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

SECTION 11.5    Delegation of Duties of each Administrative
Agent and the Collateral Agent. The Collateral Agent and each Administrative Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Collateral Agent nor any Administrative Agent shall be responsible to any Purchaser, any Purchaser Agent or any other Person for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

SECTION 11.6    Successor Administrative Agent and Collateral
Agent. (a) An Administrative Agent may, upon at least thirty (30) days’ notice to the Servicer (on the Sellers’ behalf), the other Administrative Agent and each Purchaser Agent, resign as an Administrative Agent. Such resignation shall not become effective until a successor agent (which may be the other Administrative Agent) (i) is appointed by the Required Purchasers and so long as no Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, by the Servicer (on the Sellers’ behalf) (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) has accepted such appointment. Upon such acceptance of its appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.

(b)    The Collateral Agent may, upon at least thirty (30) days’ notice to the Servicer (on the Sellers’ behalf), the Administrative Agents and each Purchaser Agent, resign as Collateral Agent. Such resignation shall not become effective until a successor Collateral Agent (which shall be an Administrative Agent prior to the occurrence of an Event of Termination) (i) is appointed by the Required Purchasers and so long as no Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, by the Servicer (on the Sellers’ behalf) (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) has accepted such appointment. Upon such acceptance of its appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights and duties of such retiring Collateral Agent, and such retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents.

SECTION 11.7    Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Collateral Agent and each Administrative Agent and their respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Sellers or the Servicer and without limiting the obligation of the Sellers or the Servicer to do so), ratably in accordance with its aggregate Pool Commitments from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not such Person is designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Collateral Agent or any such Administrative Agent for such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith, including any ISC Dealer Agreement and the related assignment or transfer of an ISC Dealer Contract and ISC Dealer Receivable from an ISC Dealer to an Originator (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of such Person as finally determined by a court of competent jurisdiction).

SECTION 11.8    Reliance, etc. Without limiting the generality of Section 11.1, the Collateral Agent, each Administrative Agent and each Purchaser Agent: (a) may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to any Purchaser or any such other holder for any statements, warranties or representations made by other Persons in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of the Sellers or to inspect the property (including the books and records)

of the Sellers; (d) shall not be responsible to any Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.9    Purchasers and Affiliates. Each of the Purchasers, the Purchaser Agents, the Collateral Agent, the Administrative Agents and any of their respective Affiliates may generally engage in any kind of business with any Seller, any Originator, the Servicer, Sprint Corporation or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Seller, any Originator, the Servicer, Sprint Corporation or any Obligor or any of their respective Affiliates. Notwithstanding anything to the contrary herein or in any other Transaction Document, the failure of the representation and warranty set forth in Section 6.1(u) with respect to the business and financial affairs of the Purchasers to be true or correct shall not (x) constitute a default, Event of Termination or Unmatured Event of Termination or (y) require the Sellers or Servicer to indemnify or otherwise reimburse any Affected Party for any losses related thereto.

SECTION 11.10    Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Lien created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 11.11    Non-Reliance. Each Purchaser expressly acknowledges that none of the Collateral Agent, the Administrative Agents, the Purchaser Agents nor any of their respective officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent, any Administrative Agent, or any Purchaser Agent hereafter taken, including any review of the affairs of any Seller, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Collateral Agent, any Administrative Agent or any Purchaser Agent. Each Purchaser represents and warrants to the Collateral Agent, each Administrative Agent and each Purchaser Agent that, independently and without reliance upon the Collateral Agent, any Administrative Agent, any Purchaser Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Sellers, the Servicer, the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Without limiting the foregoing, the Purchasers and the Purchasers Agents acknowledge and agree that (i) the Administrative Agents have made certain of their own analytics, credit evaluations, models and/or projections regarding the performance and expected performance of the Receivable Pools available to certain Purchasers and/or Purchaser Agents, (ii) such information was made available to it solely as an accommodation by the applicable Administrative Agent and that such party has made its own independent credit analysis and investigation regarding the performance and expected performance of the applicable Receivable Pool, and (iii) no Administrative Agent shall have any responsibility or liability for the accuracy or completeness of any such information. Except for items specifically required to be delivered hereunder, neither the Collateral Agent nor any Administrative Agent shall have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Sellers, the Servicer or the Originators or any of their Affiliates that comes into its possession or any of its officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact or Affiliates.

INDEMNIFICATION

SECTION 12.1    Indemnities by the Sellers.

(a)    General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, the Sellers agree to indemnify and hold harmless the Collateral Agent each Administrative Agent, each Purchaser, each Purchaser Agent and each other Affected Party and each of their respective Affiliates, and all members, managers, directors, shareholders, officers, employees and attorneys or agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements but excluding Taxes (indemnification for which shall be governed by Section 3.3(e)) (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Documents, any ISC Dealer Agreement, any of the transactions contemplated thereby, the assignment or transfer of any ISC Dealer Contract or ISC Dealer Receivable from any ISC Dealer to an Originator, or the ownership, maintenance or funding, directly or indirectly, of any Asset Portfolio (or any part thereof) or otherwise arising out of or relating to or resulting from the actions or inactions of any Seller, Servicer, Sprint Spectrum, any Originator or Sprint Corporation, provided, however, notwithstanding anything to the contrary in this Article XII, excluding Indemnified Amounts solely to the extent (x) resulting from the gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction or (y) resulting from a claim brought by any Seller against an Indemnified Party for breach of such Indemnified Party’s obligations under any

Transaction Document as determined by a final non-appealable judgment by a court of competent jurisdiction. Without limiting the foregoing, the Sellers shall indemnify, subject to the express limitations set forth in this Section 12.1, and hold harmless each Indemnified Party for any and all Indemnified Amounts arising out of, relating to or resulting from:

(i)    the transfer by any Seller of any interest in any Lease Device or Lease Contract to any Person, or of any Pool Receivable or Related Asset, or the assignment or transfer by any ISC Dealer of any ISC Dealer Contract, any interest in any ISC Dealer Receivable or Related Asset, in each case other than the transfer or pledge of any Lease Contract, Pool Receivable and Related Assets to the Collateral Agent on behalf of the Purchasers pursuant to this Agreement, the assignment or transfer by any ISC Dealer to an Originator, the transfer by any Originator to any Seller pursuant to the Sale Agreement , and the grant of a security interest to the Collateral Agent pursuant to this Agreement, to any Originator by an ISC Dealer in connection with the assignment or transfer of any ISC Dealer Contract, ISC Dealer Receivables and Related Assets, and to any Seller pursuant to the Sale Agreement;

(ii)    any representation or warranty made by any Seller or ISC Dealer under or in connection with any Transaction Document, ISC Dealer Agreement, any Information Package or any other information or report delivered by or on behalf of any Seller pursuant hereto, or any ISC Dealer Agreement, which shall have been untrue, false or incorrect when made or deemed made;

(iii)    the failure of any Seller or any ISC Dealer to comply with the terms of any Transaction Document, any ISC Dealer Agreement or any applicable Law (including with respect to any Lease Device, Lease Contract, Pool Receivable or Related Assets), or the nonconformity of any Lease Device, Lease Contract, Pool Receivable or Related Assets with any such Law;

(iv)    the lack of an enforceable ownership interest, or a first priority perfected security interest, in the Lease Devices, Lease Contracts, Pool Receivables (and all Related Assets) in respect of any Receivable Pool against all Persons (including any bankruptcy trustee or similar Person);

(v)    the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable Laws with respect to any Pool Receivable whether at the time of any Purchase or Reinvestment or at any time thereafter;

(vi)any suit or claim related to the Pool Receivables or any Transaction Document or ISC Dealer Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable);

(vii)    failure by any Seller to comply with the “bulk sales” or analogous Laws of any jurisdiction;

(viii)    any loss arising, directly or indirectly, as a result of the imposition of sales or similar transfer type taxes or the failure by any Seller to timely collect and remit to the appropriate authority any such taxes;

(ix)    any commingling of any Collections by any Seller, any Originator, Sprint Corporation or the Servicer relating to the Pool Receivables with any of their funds or the funds of any other Person;

(x)    he failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xi)    any inability of any Originator, any Seller or any ISC Dealer to assign any Lease Device, Lease Contract, Pool Receivable or Related Asset as contemplated under the Transaction Documents or any ISC Dealer Agreement; or the violation or breach by any Seller, Originator or ISC Dealer of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach;

(xii)    the existence or assertion of any Adverse Claim in favor of any Governmental Authority against any Receivable or any portion or proceeds thereof, including, without limitation, as a result of any portion of such Receivable being attributable to governmental fees, surcharges or taxes;

(xiii)    the failure by any Originator or any Seller to comply with any applicable Law related to the Lease Upgrade Program, or the nonconformity of the Lease Upgrade Program with any applicable Law or the failure by any Originator or any Seller to satisfy any of its obligations with respect to the Lease Upgrade Program; or

(xiv)    the failure by any Originator or any Seller to comply with the terms of the Lease Upgrade Program or any termination or rescission (or attempted termination or rescission) of the Lease Upgrade Program.

(b)    Contribution. If for any reason the indemnification provided above in this Section 12.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Sellers shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Sellers on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

SECTION 12.2    Indemnity by the Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable Law, the Servicer agrees to indemnify and hold harmless each Indemnified Party from any and all

Indemnified Amounts incurred by any of them and arising out of, relating to or resulting from: (i) any breach by it (in any capacity) of any of its obligations or duties under this Agreement or any other Transaction Document or any ISC Dealer Agreement; (ii) the untruth or inaccuracy of any representation or warranty made by it (in any capacity) hereunder or under any other Transaction Document; or any ISC Dealer Agreement; (iii) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer (in any capacity) to be true and correct; (iv) any negligence or willful misconduct on its (in any capacity) part arising out of, relating to, in connection with, or affecting any transaction contemplated by the Transaction Documents, any ISC Dealer Agreement, any Lease Device, Lease Contract, Pool Receivable or any Related Asset; (v) the failure by the Servicer (in any capacity) to comply with any applicable Law, rule or regulation with respect to any Pool Receivable or the related Contract or its servicing thereof; (vi) any commingling of any funds by it (in any capacity) relating to any Asset Portfolio with any of its funds or the funds of any other Person or(vii) the existence or assertion of any Adverse Claim in favor of any Governmental Authority against any Receivable or any portion or proceeds thereof, including, without limitation, as a result of any portion of such Receivable being attributable to governmental fees, surcharges or taxes; provided, however, notwithstanding anything to the contrary in this Article XII, excluding Indemnified Amounts solely to the extent (x) resulting from the gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction, (y) resulting from a claim brought by Servicer against an Indemnified Party for breach of such Indemnified Party’s obligations under any Transaction Document as determined by a final non-appealable judgment by a court of competent jurisdiction or (z) they constitute recourse with respect to a Lease Device, Lease Contract, Pool Receivable and the Related Assets by reason of bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1    Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by any Seller or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Sellers, the Servicer, the Collateral Agent, the Administrative Agent and the Required Purchasers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or modification shall (i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Yield in respect of the Purchasers’ Pool Investment in respect of any Receivable Pool or any fees owed to any Purchaser, the Collateral Agent, any Purchaser Agent or any Administrative Agent without the prior written consent of such Person; (ii) forgive or waive or otherwise excuse any repayment of the Purchasers’ Pool Investment in respect of any Receivable Pool without the prior written consent of each Purchaser and the related Purchaser Agent affected thereby; (iii) increase the Pool Commitment in respect of any Receivable Pool of any Purchaser without its prior written consent; (iv) amend or modify the ratable share of any Committed Purchaser’s Pool Commitment in respect of any Receivable Pool or its percentage of the Purchasers’ Pool

Commitment relating to any Receivable Pool without such Committed Purchaser’s prior written consent; (v) amend or modify the provisions of this Section 13.1, or the definition of “Delinquent Receivable”, “Defaulted Receivable”, “Eligible Receivable”, “Event of Termination”, “Specified Unmatured Event”, “Unmatured Event of Termination”, “Collection Control Event”, “Non-Reinvestment Event”, “Required Purchasers”, “Net Portfolio Balance”, “Purchase Termination Date” (other than pursuant to an extension thereof in accordance with Section 3.5), “Required Reserves” or “Yield Period” (or any of the definitions used in any such preceding definition in a manner that would circumvent the intention of the restrictions set forth in this Section 13.1), in each case, without the prior written consent of each affected Purchaser and Purchaser Agent or (vi) release all or any material part of any Asset Portfolio or Lease Contract from the security interest granted by any Seller to the Collateral Agent hereunder without the prior written consent of each Purchaser and Purchaser Agent; provided, further, that (i) the consent of Sprint Spectrum shall not be required for the effectiveness of any amendment which modifies on a prospective basis, the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not an Affiliate of Sprint Corporation and (ii) the consent of the Seller, the Servicer or Sprint Spectrum shall not be required for the effectiveness of any amendment which modifies on a prospective basis the Lease Advance Rate or Lease Advance Matrix in accordance with the last paragraph of Section 4.5; provided, further, that no waiver of a Non-Reinvestment Event pursuant to Section 4.5(e) or Section 4.5(f) of this Agreement shall be effective unless the ISC Advance Rate Matrix shall have been amended taking into account the performance of the ISC Receivable Pool as of such date; provided, further, that no waiver of a Non-Reinvestment Event pursuant to Section 4.5(g) or Section 4.5(h) of this Agreement shall be effective unless the Lease Advance Rate Matrix shall have been amended taking into account the performance of the Lease Receivable Pool as of such date. Notwithstanding anything in any Transaction Document to the contrary, none of Sellers or Servicer shall (and shall not permit Sprint Corporation to) amend, waive or otherwise modify any other Transaction Document, or consent to any such amendment or modification, without the prior written consent of the Collateral Agent, each Administrative Agent and the Required Purchasers.

SECTION 13.2    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be personally delivered or sent by express mail or nationally recognized overnight courier or by certified mail, first class postage prepaid, or by facsimile or email, to the intended party at the address, facsimile number or email address of such party set forth in Schedule 13.2 or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or email, when receipt is confirmed by telephonic or electronic means.

SECTION 13.3    Successors and Assigns; Participations; Assignments.

(a)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Sellers and the Servicer may not assign or transfer any of their rights or delegate any of their duties hereunder or under any Transaction Document without the prior consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent.

(b)    Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and each Seller, the Servicer, the Collateral Agent, each Purchaser Agent and each Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. Each Participant shall be subject to the requirements under Section 3.3(e)(v) as if such Participant were a Purchaser, it being understood that the documentation required under such section shall be delivered to the participating Purchaser. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers or all Purchaser Agents. Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Sellers, maintain a register on which it enters the name and address of each Participant and the Purchases (and Yield, fees, and other similar amounts under this Agreement) of each Participant’s interest in the interests of such Purchaser under the Transaction Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Pool Receivables or Related Assets or other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such interest or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Collateral Agent nor any Administrative Agent (in its capacity as an Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(c)    Assignment by Conduit Purchasers. This Agreement and each Conduit Purchaser’s rights and obligations under this Agreement (including its interest in the Asset Portfolio) or any other Transaction Document shall be freely assignable in whole or in part by such Conduit Purchaser and its successors and permitted assigns to any Eligible Assignee without the consent of the Servicer (on the Sellers’ behalf) or any Seller except to the extent such consent may be required solely in accordance with clause (iv) of the definition of Eligible Assignee. Each assignor of all or a portion of its interest in the Asset Portfolios shall notify the Collateral Agent, the Administrative Agents, the related Purchaser Agent and the Servicer (on the Sellers’ behalf) of any such assignment. Each assignor of all or a portion of its interest in the Asset Portfolios may, in connection with such assignment and subject to Section 13.8, disclose to the assignee any information relating to the Asset Portfolios, furnished to such assignor by or on behalf of the Sellers, the Servicer, the Collateral Agent or the Administrative Agents. Notwithstanding

anything to the contrary set forth in this Agreement, any assignment by a Conduit Purchaser of its rights and obligations under this Agreement (including its interest in each of the Asset Portfolios) shall be made on a pro rata basis with respect to its interest in each Receivable Pool. Furthermore, notwithstanding anything to the contrary set forth herein (other than Section 13.3(f)), each Conduit Purchaser may at any time pledge, grant a security interest in or otherwise transfer all or any portion of its interest in the Asset Portfolios or under this Agreement to a Collateral Trustee, in each case without notice to or the consent of the Sellers or the Servicer, but such pledge grant or transfer shall not relieve any Person from its obligations hereunder.

(d)    Assignment by Committed Purchasers. (i) Each Committed Purchaser may freely assign to any Eligible Assignee without the consent of Seller except as required pursuant to clause (iv) of the definition of Eligible Assignee all or a portion of its rights and obligations under this Agreement or in any other Transaction Document (including all or a portion of its Commitment and its interest in each of the Asset Portfolios) in each case, with prior written consent (such consent not to be unreasonably withheld) of the Collateral Agent, each Administrative Agent, the related Purchaser Agent and prior written notice to Seller; provided, however that the parties to each such assignment shall execute and deliver to the Collateral Agent, the Administrative Agents and to Seller, for its recording in the Register, a duly executed and enforceable joinder to this Agreement (“Joinder”). Notwithstanding anything to the contrary set forth in this Agreement, any assignment by a Committed Purchaser of its rights and obligations under this Agreement (including its Commitment and its interest in each of the Asset Portfolios) shall be made on a pro rata basis with respect to its interest in each Receivable Pool.

(ii) From and after the effective date specified in such Joinder, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Joinder, have the rights and obligations of a Committed Purchaser thereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Joinder, relinquish such rights and be released from such obligations under this Agreement. In addition, any Committed Purchaser may assign all or any portion of its rights (including its interest in each of the Asset Portfolios) under this Agreement to any Federal Reserve Bank without notice to or consent of Seller, the Servicer, any other Committed Purchaser, Conduit Purchaser, the Collateral Agent or the Administrative Agents.
(e)    Register.

(i)    Each Administrative Agent (on behalf of the Sellers) shall in respect of its related Receivable Pool maintain a register for the recordation of the names and addresses of the Purchasers, and the Purchases (and Yield, fees and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Sellers, the Administrative Agents, the Collateral Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser solely for U.S. federal income Tax purposes. The Register shall be available for inspection by any Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(ii)    Each Administrative Agent shall also maintain in the Register each assignee’s interest or obligations under the Transaction Documents with respect to each assignment pursuant to Section 13.3(c) or 13.3(d) and shall record such assignment upon notice from the applicable Purchaser. The entries in the Register shall be conclusive absent manifest error.

(f)    Status of Receivables. Notwithstanding the foregoing, unless disposed of or assigned by the Servicer or the Collateral Agent in accordance with the terms of this Agreement (including pursuant to Section 9.2), each Purchaser’s interest in an Asset Portfolio and the Lease Contracts shall remain subject to the provisions of this Agreement, including the provisions relating to the re-conveyance of Receivables to the Sellers or the Servicer, notwithstanding any sale or assignment of such interest by such Purchaser.

(g)    Status of Conduit Purchasers. So long as any Conduit Purchaser holds any Investment, such Conduit Purchaser shall be a multi-seller asset-backed commercial paper conduit.

SECTION 13.4    No Waiver; Remedies; Set-Off. No failure on the part of the Collateral Agent, any Administrative Agent, any Liquidity Provider, any Enhancement Provider, any Affected Party, any Purchaser, any Purchaser Agent or any Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the foregoing, each Purchaser, each Purchaser Agent, the SCC Administrative Agent, Mizuho, the Collateral Agent, the ISC Administrative Agent, SMBCSI, the Lease Administrative Agent, each Enhancement Provider, each Liquidity Provider, each Affected Party, and any of their Affiliates (each a “Set-off Party”) are each hereby authorized at any time during the continuance of an Event of Termination, Collection Control Event or Non-Reinvestment Event (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Set-off Party (including by any branches or agencies of such Set-off Party) to, or for the account of, the Sellers against amounts owing by the Sellers hereunder (even if contingent or unmatured). For the avoidance of doubt, the applicable Set-off Party shall not set off against any deposits of the Servicer with respect to any obligations of the Sellers.

SECTION 13.5    Binding Effect; Survival.

(a)    This Agreement shall be binding upon and inure to the benefit of the Sellers, Sprint Spectrum, the Collateral Agent, each Administrative Agent, each Purchaser, and the provisions of Section 4.2 and Article XII shall inure to the benefit of the Affected Parties and Indemnified Parties, respectively, and their respective successors and assigns.

(b)    Each Liquidity Provider, each Enhancement Provider and each other Affected Party are express third party beneficiaries hereof. Subject to clause (i) of Section B of Appendix A hereto, this Agreement shall not confer any rights or remedies upon any other Person, other than the third party beneficiaries specified in this Section 13.5(b).

(c)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Sellers pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 1.2(e), 1.5, 3.2, 3.3, 4.1, 4.2, 4.3, 11.7, 13.4, 13.5, 13.6, 13.7, 13.8, 13.11, 13.12, 13.13 and 13.14 shall be continuing and shall survive any termination of this Agreement.

SECTION 13.6    Costs and Expenses. The Sellers shall pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Collateral Agent, each Administrative Agent, each Purchaser and each Purchaser Agent in connection with:

(a)    the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and any amendment of or consent or waiver under any of the Transaction Documents (whether or not consummated), or the enforcement of, or any actual or reasonably claimed breach of, this Agreement or any of the other Transaction Documents or any ISC Dealer Agreement, including reasonable and documented accountants’, auditors’, consultants’ and attorneys’ fees and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents or any ISC Dealer Agreement in connection with any of the foregoing; and

(b)    subject only to the limitations in Sections 7.1(c) and 7.4(c), the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all reasonable and documented expenses and accountants’, consultants’ and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the other Transaction Documents and the transactions contemplated thereby;

provided, however, that so long as no Unmatured Event of Termination, Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and remains continuing, the Sellers’ obligation under this Section 13.6 to pay the reasonable and documented attorneys’ fees and expenses incurred by the Collateral Agent and each Administrative Agent, the Purchasers and the Purchaser Agents shall be limited to paying the reasonable and documented fees and expenses of three (two if the Collateral Agent is also an Administrative Agent) law firms, each one selected by the Collateral Agent and each Administrative Agent in its sole discretion; provided, further, however, that, for the avoidance of doubt, such limitation shall not apply to any reasonable and documented attorneys’ fees and expenses incurred by the Collateral Agent and each Administrative Agent, any Purchaser or any Purchaser Agent during the continuance of an Unmatured Event of Termination, Event of Termination, Collection Control Event or Non-Reinvestment Event even if such event subsequently ceases to be continuing.
SECTION 13.7    No Proceedings.

(a)    Each Seller, the Servicer, the Collateral Agent, each Administrative Agent, each Purchaser and each Purchaser Agent, each hereby agrees that it will not institute against any Conduit Purchaser, or join any other Person in instituting against any Conduit Purchaser, any proceeding of the type referred to in the definition of Event of Bankruptcy from the Closing Date until one year plus one day following the last day on which all Commercial Paper Notes and other publicly or privately placed indebtedness of such Conduit Purchaser shall have been indefeasibly paid in full. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such parties.

(b)    The Servicer, the Collateral Agent, each Administrative Agent, each Purchaser and each Purchaser Agent, each hereby agrees that it will not institute against any Seller, or join any other Person in instituting against any Seller, any proceeding of the type referred to in the definition of Event of Bankruptcy; provided, however, that the Collateral Agent or any Administrative Agent, with the prior consent of the Required Purchasers, may, or shall at the direction of the Required Purchasers institute or join any other Person in instituting any such proceeding against any Seller. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such parties.

SECTION 13.8    Confidentiality
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(a)    Each party hereto acknowledges that the Collateral Agent, each Administrative Agent, each Purchaser and each Purchaser Agent regards the terms of the transactions contemplated by this Agreement to be proprietary and confidential, and each such party severally agrees that:

(i)    it will not disclose without the prior consent of the Collateral Agent, each Administrative Agent (other than to its Collateral Trustee (if any) and its and its Affiliates’ directors, officers, employees and agents, accountants, auditors, counsel or other advisors (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 13.8), (1) any information regarding the pricing terms in, or copies of, this Agreement, any other Transaction Document (other than any Lock-Box Agreement) or any transaction contemplated hereby or thereby, (2) any information regarding the organization, business or operations of any Purchaser generally or the services performed by the Collateral Agent or any Administrative Agent for any Purchaser, or (3) any information which is furnished by the Collateral Agent or an Administrative Agent to such party and is designated by the Collateral Agent or such Administrative Agent to such party in writing as confidential (the information referred to in clauses (1), (2) and (3) is collectively referred to as the “Program Information”); provided that such party may disclose any such Program Information: (A) to any other party to this Agreement (and any representatives so long as they are informed that such information is confidential and agree to keep such information confidential) for the purposes contemplated hereby, (B) to the extent requested by any regulatory authority or by applicable Laws, (C) as may be required by any Governmental Authority having jurisdiction over such party, (x) in order to comply with any Law applicable to such party or (y) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information, (D) to any permitted assignee of such party’s rights and obligations hereunder to the extent they agree to be bound by this Section 13.8, (E) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or (F) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the 1934 Act or in connection with obtaining or monitoring a rating on any Commercial Paper Notes;

(ii)    it, and any Person to which it discloses such information, will use the Program Information solely for the purposes of evaluating, administering, performing and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

(iii)    it, and any Person to which it discloses such information, will, upon written demand from the Collateral Agent or an Administrative Agent, return (and cause each of its representatives to return) to the Collateral Agent or such Administrative Agent or destroy, all documents or other written material received from the Collateral Agent or such Administrative Agent, as the case may be, pursuant to clauses (2) or (3) of subsection (i) above and all copies thereof made by such party which contain all Program Information; provided however that it may retain one copy of such document or material and any Program Information incorporated into any of its credit review documentation, or as it otherwise deem necessary in order to comply with ordinary and customary retention requirements of financial institutions, sound banking practices and audit and examination requirements or as otherwise may be required by applicable Law. Any Person required to maintain the confidentiality of any information as provided in this Section 13.8(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

(b)    Availability of Confidential Information. This Section 13.8 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Collateral Agent or an Administrative Agent or were known to such party on a nonconfidential basis prior to its disclosure by the Collateral Agent or such an Administrative Agent.

(c)    Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, to the extent permitted by applicable Law and if practical to do so under the circumstances, such party shall provide the Collateral Agent, each Administrative Agent, each Purchaser Agent and Sprint Spectrum with prompt written notice so that the Collateral Agent or an Administrative Agent may at the expense of Sprint Spectrum seek a protective order or other appropriate remedy and/or if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion. In the event that such protective order or other remedy is not obtained, or the Collateral Agent and the Administrative Agents waive compliance with the provisions of this Section 13.8(c), such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

(d)    Disclosure of Tax Treatment and Structure. Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all Persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of U.S. Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

(e)    Confidentiality of the Collateral Agent, the Administrative Agents and Purchasers. The Collateral Agent, each Administrative Agent, each Purchaser, each

Purchaser Agent, each Affected Party and their successors and assigns agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Collateral Trustee (if any) and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree or be otherwise bound to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable Laws, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable Law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Servicer (on the Sellers’ behalf) with prompt notice of any such required disclosure so that the Sellers may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other Affected Party, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.8, (vii) to any prospective participant or assignee provided such person agrees to be bound by this Section 13.8(e), (viii) with the consent of the Sellers, (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 13.8 or any agreement contemplated by this Section 13.8 or (2) becomes available to such Person on a nonconfidential basis from a source other than the Servicer or its Subsidiaries (and not in breach of this Section 13.8 or any agreement contemplated by this Section 13.8) or (x) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the 1934 Act or in connection with obtaining or monitoring a rating on any Commercial Paper Notes. For the purposes of this Section, “Information” means all information received from Servicer or any Affiliate relating to Servicer or any Affiliate or their business, other than any such information that is available to such Person on a nonconfidential basis prior to disclosure by Servicer or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section 13.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, to the extent Information contains Subscriber Confidential Information, any request for Subscriber Confidential Information shall be subject to disclosure restrictions and security requirements as reasonably agreed by Servicer and the Collateral Agent, each Administrative Agent, each Purchaser and each Purchaser Agent, as applicable, and as required by applicable Laws and government arrangements.

SECTION 13.9    Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 13.10    Integration. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 13.11    Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE COLLATERAL AGENT, ANY ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE POOL RECEIVABLES, LEASE CONTRACTS OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 13.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 13.13    Consent to Jurisdiction; Waiver of Immunities. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY

LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 13.14    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 13.15    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein (including in Section 13.3), (i) each Committed Purchaser or any assignee or participant thereof or (ii) in the event that any Conduit Purchaser assigns any of its interest in, to and under the Asset Portfolios to any Liquidity Provider or Enhancement Provider, any such Person, may at any time pledge, grant a security interest in or otherwise transfer all or any portion of its interest in the Asset Portfolios or under this Agreement to secure the obligations of such Person to a Federal Reserve Bank or otherwise to any other federal Governmental Authority or special purpose entity formed or sponsored by any such federal Governmental Authority, in each case without notice to or the consent of the Sellers or the Servicer, but such pledge, grant or transfer shall not relieve any Person from its obligations hereunder

SECTION 13.16    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.17    No Party Deemed Drafter. Sprint Spectrum, Servicer, each Seller, the Collateral Agent, each Purchaser and each Administrative Agent agree that no party hereto shall be deemed to be the drafter of this Agreement.

SECTION 13.18    Excluded Originator. The Servicer may designate any Originator as an “Excluded Originator” following any Unmatured Event of Termination or Event of Termination, but not later than the third Business Day following any Event of Termination, that has occurred and results solely from an event or circumstance affecting such Originator by written notice to the Collateral Agent and each Administrative Agent, specifying the effective date of such designation (the “Exclusion Effective Date” for such Excluded Originator) if all of the following conditions are then satisfied:

(a)    such Unmatured Event of Termination or Event of Termination, as the case may be, would not have occurred if such Originator had not been a party to the Sale Agreement as an Originator thereunder at the time it occurred;

(b)    no other Unmatured Event of Termination, Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or would occur as a result of such designation;

(c)    (i) the Servicer shall have prepared and forwarded to the Collateral Agent, each Administrative Agent a pro forma Information Package for the immediately preceding Reporting Date, which pro forma Information Package shall be prepared excluding the Receivables relating to such Originator from the Pool Receivables and the Net Portfolio Balance relating to each Receivable Pool for all purposes, and (ii) such pro forma Information Package does not report any Unmatured Event of Termination, Event of Termination, Collection Control Event or Non-Reinvestment Event on a pro forma basis (giving effect to any reduction of the Purchaser Group Investments to occur concurrently with such designation);

(d)    the aggregate Unpaid Balances of Receivables originated by such Originator or Receivables assigned or transferred to such Originator by an ISC Dealer in respect of ISC Dealer Receivables, reflected in the most recently delivered Information Package, (i) when added to the aggregate Unpaid Balances of Receivables that were excluded from the Net Portfolio Balance in respect of all three Receivable Pools by the designation of any other Excluded Originators pursuant to this Section 13 during the twelve (12) most recently completed calendar months (measured at the time of their respective Exclusion Effective Dates), is less than 1.00% of the average monthly aggregate Unpaid Balances of the Pool Receivables in respect of all three Receivable Pools during the twelve (12) most recently completed calendar months, and (ii) when added to the aggregate Unpaid Balances of Receivables that were excluded from the Net Portfolio Balance of all three Receivable Pools by the designation of any other Excluded Originators pursuant to this Section 13.18 at any time (measured at the time of their respective Exclusion Effective Dates), is less than 3.00% of the average monthly aggregate Unpaid Balance of all Receivables during the twelve (12) most recently completed calendar months; and

(e)    on its Exclusion Effective Date, (x) such Excluded Originator ceases to hold any membership or other equity interest (including a Preferred Membership Interest) in any Seller and no Change of Control would result therefrom (provided, that any such change in ownership in a Seller shall not be deemed to be a Change of Control if one or more Originators own 100% of the Voting Securities of such Seller immediately following the Exclusion Effective Date), (y) any debts or amounts owing by the Sellers to such Excluded Originator under the Sale Agreement and otherwise have been paid in full and (z) such Excluded Originator has ceased to be a party to the Sale Agreement in accordance with the terms thereof.

Any pro forma Information Package provided pursuant to this Section 13.18 shall be subject to the representations, warranties and indemnifications contained in herein and the other Transaction Documents on the same basis as any other Information Package. The representations, covenants and provisions of this Agreement applicable to an Originator shall no longer be applicable to an Excluded Originator after the Exclusion Effective Date for such Excluded Originator. The parties hereto shall work together in good faith to effectuate any actions as may be appropriate in connection with the designation of an Originator as an Excluded Originator. For the avoidance of doubt, any Pool Receivables originated by an Excluded Originator or any Receivable assigned or transferred by an ISC Dealer to an Excluded Originator in the case of an ISC Dealer Receivable, prior to its related Exclusion Effective Date shall continue to constitute Pool Receivables for all purposes after such Exclusion Effective Date.
SECTION 13.19    Restatement; No Novation. (a) Effective as of the Second Restatement Effective Date, the Existing RPA is amended and restated as set forth in this Agreement. It is the intent of the parties hereto that this Agreement (i) shall re-evidence the Obligations under the Existing RPA, (ii) is entered into in substitution for, and not in payment of, the Obligations under the Existing RPA, and (iii) is in no way intended to constitute a novation of any of the Obligations which was evidenced by the Existing RPA or any of the other Transaction Document (as defined in the Existing RPA).

(b)    As of the Second Restatement Effective Date, the portion of each Pool Receivable (as defined in the Existing RPA) and Related Assets (as defined in the Existing RPA) purchased by the SCC Administrative Agent or the ISC Administrative Agent on behalf of the Purchasers on or prior to the Second Restatement Effective Date shall for all purposes of this Agreement be deemed to have been sold by the applicable Sellers to the Collateral Agent on behalf of the Purchasers in accordance with this Agreement.
SECTION 13.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SPRINT SPECTRUM L.P.,
individually and as the Servicer

By: ________________________________
Name:    Janet M. Duncan
Title:    Treasurer

Second Amended and Restated Receivables Purchase Agreement

SFE 1, LLC
SFE 2, LLC
SFE 3, LLC
SFE 6, LLC
SFE 7, LLC
SFE 11, LLC
SFE 14, LLC, each as a Seller

By: _______________________________
Name:    Janet M. Duncan
Title:    Treasurer

Second Amended and Restated Receivables Purchase Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as the SCC Administrative Agent

By: ______________________________________
Name:
Title:

MIZUHO BANK, LTD.,
as the ISC Administrative Agent

By: ______________________________________
Name:
Title:

MIZUHO BANK, LTD.,
as Collateral Agent

By: ______________________________________
Name:
Title:

SMBC NIKKO SECURITIES AMERICA, INC., as the Lease Administrative Agent

By: ______________________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

VICTORY RECEIVABLES CORPORATION,
as a Conduit Purchaser

By: ______________________________________
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Purchaser Agent for the Victory Purchaser Group

By: ______________________________________
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Committed Purchaser for the Victory Purchaser Group

By: ______________________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

MIZUHO BANK, LTD.,
as a Purchaser Agent for Mizuho Bank, Ltd., as Committed Purchaser

By: ______________________________________
Name:
Title:

MIZUHO BANK, LTD.,
as a Committed Purchaser

By: _______________________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

MANHATTAN ASSET FUNDING COMPANY LLC,
as a Conduit Purchaser

By: MAF Receivables Corp., Its Member

By: _______________________________________
Name:
Title:

SMBC NIKKO SECURITIES AMERICA, INC.,
as a Purchaser Agent for the Manhattan Purchaser Group

By: _______________________________________
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION,
as a Committed Purchaser for the Manhattan Purchaser Group

By: _______________________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By: ___________________________________________
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Purchaser Agent for the Liberty Street Purchaser Group

By: ___________________________________________
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Committed Purchaser for the Liberty Street Purchaser Group

By: __________________________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser

By:    Crédit Agricole Corporate and Investment Bank,
as attorney-in-fact

By: ________________________________
Name:
Title:

By: _______________________________
Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Purchaser Agent for the Atlantic Asset Purchaser Group

By: __________________________________________
Name:
Title:

By: _______________________________
Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Committed Purchaser for the Atlantic Asset Purchaser Group

By: ___________________________________________
Name:
Title:

By: _______________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

SUMITOMO MITSUI TRUST BANK, LIMITED
as a Purchaser Agent for Sumitomo Mitsui Trust Bank, Limited, as Committed Purchaser

By: _______________________________________
Name:
Title:

SUMITOMO MITSUI TRUST BANK, LIMITED,
as a Committed Purchaser

By: _______________________________________
Name:
Title:

Second Amended and Restated Receivables Purchase Agreement

APPENDIX A
DEFINITIONS
This is Appendix A to the Second Amended and Restated Receivables Purchase Agreement, dated as of November 19, 2015, among Sprint Spectrum L.P., a Delaware limited partnership, as Servicer, the Persons party thereto as Sellers, the various Conduit Purchasers, Committed Purchasers and Purchaser Agents from time to time party thereto, and each of Mizuho Bank, Ltd. (“Mizuho”), SMBC Nikko Securities America, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent on behalf of the Affected Parties, and Mizuho, as Collateral Agent.
A.    Defined Terms.
As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated herein below:
“1934 Act” means the Securities Exchange Act of 1934.
“Administrative Agents” mean the SCC Administrative Agent, the ISC Administrative Agent and the Lease Administrative Agent. The “applicable” Administrative Agent means (i) in respect of the SCC Receivable Pool or the related Asset Portfolio, the SCC Administrative Agent, (ii) in respect of the ISC Receivable Pool or the related Asset Portfolio, the ISC Administrative Agent, and (iii) in respect of the Lease Receivable Pool or the related Asset Portfolio, the Lease Administrative Agent.
“Adverse Claim” means any claim of ownership or any Lien.
“Affected Party” means the Collateral Agent, each Administrative Agent, each Purchaser, each Purchaser Agent, each Hedge Counterparty, each Liquidity Provider, each Enhancement Provider and each Program Administrator.
“Affiliate” when used with respect to a Person means any other Person controlling, controlled by, or under common Control with, such Person; provided that Affiliate shall not include SoftBank or any of its Affiliates other than Sprint Corporation and any of its direct and indirect Subsidiaries. “Affiliated” has the meaning correlative to “Affiliate”.
“Aged Receivable” is defined in Section 1.4(c).
“Agreement” is defined in the preamble.
“Allocation Percentage” means, in respect of any Receivable Pool as of any date of determination a fraction, expressed as a percentage, (x) the numerator of which is the Unpaid Balance of the Pool Receivables in such Receivable Pool as of such date of determination, and (y) the denominator of which is the Unpaid Balance of the Pool Receivables in all three Receivable Pools as of such date.

Appendix A-1

“Amdocs” means Amdocs Software Systems Limited.
“Amdocs Event” means the occurrence of any of the following: (i) the Amdocs Sub-Servicing Agreement or the material terms thereof applicable to the servicing and collection of the Pool Receivables terminate for any reason or (ii) any party to the Amdocs Sub-Servicing Agreement delivers written notice to any other such party of its intent to cause such a termination.
“Amdocs Performance Event” means the occurrence of any of the following: Amdocs fails to perform, or makes any public statement or delivers any notice to the Servicer or its Affiliates that it cannot or does not intend to perform, its obligations under the Amdocs Sub-Servicing Agreement with respect to the servicing and collecting the Pool Receivables relating to any Receivable Pool and such failure to perform could reasonably be expected to result in a Material Adverse Effect.
“Amdocs Sub-Servicing Agreement” means the Customer Care and Billing Services Agreement, dated October 1, 2012, between Sprint/United Management Company and Amdocs, as amended, restated, supplemented or otherwise modified from time to time.
“Amount Financed Value” in respect of any ISC Dealer Contract, has the meaning assigned thereto or has the meaning assigned to the term “Installment Value” or any similar or equivalent term in in the applicable ISC Dealer Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Sellers, the Servicer or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Terrorism Laws” means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (f) any other Law of the USA, Canada or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.
“Applicable Cooling Off Period” means, in respect of an ISC Receivable or a Lease Receivable, the period of time after origination thereof set forth in the related Contract giving rise to such Receivable during which the Obligor shall have the right to cancel or terminate such Contract without fee, premium or penalty.
“Asset Portfolio” is defined in Section 1.2(c).
“Atlantic Asset” means Atlantic Asset Securitization LLC.
“Available Pool Deficiency Amount” is defined in Section 3.1(c)(ii).

Appendix A-2

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Rate” for any day falling in a particular Yield Period with respect to any Rate Tranche and any Purchaser Group means an interest rate per annum equal to the applicable LIBO Rate for such Yield Period.
“Bankruptcy Code” means Title 11 of the United States Code.
“Base Rate” means, with respect to any Purchaser, as of any date of determination, a fluctuating rate of interest per annum equal to the highest of:
(a)    the applicable Prime Rate for such date; and
(b)    the Federal Funds Rate for such date, plus 0.50%.
“Billed Amount” means, with respect to any Sprint-Managed Receivable, all amounts billed to customers during such period with respect to such Sprint-Managed Receivable and, without double counting, amounts for which the related Originator has accrued the related revenue on its books and records under GAAP.
“BTMU” is defined in the preamble.
“Business Day” means a day other than Saturday or Sunday on which commercial banks in New York City, New York are not authorized or required to be closed for business; provided, that, when used with respect to a Yield Rate or associated Rate Tranche based on the applicable LIBO Rate, “Business Day” also means any day on which banks are open for domestic and international business (including dealings in U.S. Dollar deposits) in London, England.
“CACIB” means Crédit Agricole Corporate and Investment Bank.
“Cap Calculation Agent” means each Eligible Counterparty or Affiliate of an Eligible Counterparty designated in writing by the Servicer to the other parties hereto that has agreed to perform the obligations of a “Cap Calculation Agent” hereunder. As of the Second Restatement Date, the ISC Administrative Agent and the Lease Administrative Agent are each Cap Calculation Agents.
“Cap Deficiency Amount” means, as of any date of determination, the amount, if any, by which the amount then on deposit in the Cap Reserve Account is less than the Cap Reserve Amount on such date.
“Cap LIBO Rate” means the interest rate per annum for a period of one month that appears on the Reuters Screen LIBO Page (or on any successor or substitute page of such

Appendix A-3

service, or any successor to or substitute or replacement for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by each Cap Calculation Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) or (b) if a rate cannot be determined under the foregoing clause, an annual rate provided by each Cap Calculation Agent equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration of one month in a principal amount substantially equal to the principal amount of the applicable Rate Tranche are offered to the principal London office of such Cap Calculation Agent by three London banks, selected by such Cap Calculation Agent in good faith; provided, that, if the Cap LIBO Rate is determined pursuant to clause (b) above by more than one Cap Calculation Agent, the Cap LIBO Rate shall be the highest rate provided by any such Cap Calculation Agent.
“Cap Payments” means all payments remitted by a Hedge Counterparty which represent payments made by such Hedge Counterparty under the terms of any Hedge Transaction that is an interest rate cap entered into by the Sellers with such Hedge Counterparty.
“Cap Reserve Account” is defined in Section 8.9.
“Cap Reserve Amount” means, as of any date of determination, the amount equal the product of (a) 115%, times (b) the sum of the Estimated Cap Costs for each of the estimated ISC Exposure Amount as of the next occurring Reporting Date or Purchase Date and the estimated Lease Exposure Amount as of the next occurring Reporting Date or Purchase Date (in each case, determined in accordance with Section 8.9(d)). For such purpose, “Estimated Cap Cost” means, as of any date of determination and with respect to the ISC Exposure Amount or the Lease Exposure Amount (as applicable, “such Exposure Amount”), an amount equal to the estimated cost to purchase an Eligible Interest Rate Hedge that is an interest rate cap in respect of such Exposure Amount with a cap rate selected by the Servicer in accordance with Section 8.9(d) and a scheduled notional amount (after accounting for all other Hedge Transactions then in effect and allocated to such Exposure Amount pursuant to Section 8.9(c) and any proposed reallocations pursuant to Section 8.9(d)) sufficient to cause the aggregate notional amount of all Hedge Transactions allocated to such Exposure Amount to be equal to such Exposure Amount at all times during the projected amortization of such Exposure Amount to zero in accordance with this Agreement, projected assuming that the Purchase Termination Date were to occur on the next occurring Settlement Date or Purchase Date, as applicable, and that payments on the Receivables will be paid subject to reasonable scheduled payment, default, prepayment and dilution assumptions based on historical and projected performance of the Receivables. Each Estimated Cap Cost shall be determined by one or more Cap Calculation Agents in its reasonable discretion and if more than one Cap Calculation Agent determines an Estimated Cap Cost for any date, the Estimated Cap Cost for all purposes of this Agreement shall be the highest amount determined by any of such Cap Calculation Agents. The Cap Reserve Amount “relating” to the ISC Receivable Pool or the Lease Receivable Pool, respectively, shall be an amount equal to 115% times the Estimated Cap Cost with respect to such Receivable Pool.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application

Appendix A-4

thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(a)    SoftBank ceases to own (directly or indirectly) more than 50% of the Voting Securities of Sprint Corporation;
(b)    the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Sprint Corporation and its Subsidiaries' properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the 1934 Act) other than one or more Permitted Holders or (ii) the adoption of a plan relating to the Sprint Corporation's liquidation or dissolution;
(c)    Sprint Corporation shall cease to own (directly) 100% of the Voting Securities of SCI;
(d)    SCI shall cease to own (directly or indirectly) 100% of the Voting Securities of Sprint Spectrum and each Originator; or
(e)    the Voting Securities of any Seller shall cease to be owned by one or more Originators.
“Chattel Paper” has the meaning of “chattel paper” set forth in Section 9-102 of the UCC.
“Closing Date” means May 16, 2014.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” is defined in Section 9.1.
“Collateral Agent” means Mizuho, in its capacity as Collateral Agent, together with its successors and assigns.
“Collateral Trustee” means, with respect to any Conduit Purchaser, a collateral trustee for the benefit of the holders of the Commercial Paper Notes of such Conduit Purchaser appointed pursuant to such entity's program documents.
“Collection Control Event” means the occurrence of any of the following: (i) Sprint Corporation or any of its Subsidiaries shall fail to make any payment (whether of principal or

Appendix A-5

interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or (ii) any event or condition occurs that results in any Material Indebtedness becoming due (not including voluntary redemptions or other voluntary early payments of debt) prior to its scheduled maturity or enables or permits (with or without the giving of notice, but without any further lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that “Collection Control Event” shall not include any breach, default, termination event or similar event or circumstance under any Sprint Financing, which satisfies all of the following criteria: (A) arises solely and directly from the value or performance of the accounts receivable, installment sales contracts, leases, inventory or similar financial assets subject to such Sprint Financing, (B) does not arise from, or relate to, the breach by Sprint Corporation or any of its Subsidiaries of any of its representations, warranties, covenants or agreements under such Sprint Financing, (C) does not result in Sprint Corporation or any of its Subsidiaries (other than Sprint Subsidiaries) being liable for the payment of any Material Indebtedness, and (D) could not reasonably be expected to give rise to a Material Adverse Effect. A Collection Control Event that occurs shall be deemed to be continuing until waived in writing by the Collateral Agent and the Required Purchasers.
“Collections” means, with respect to any Pool Receivable, all funds which either (a) are received by any Seller, any Originator, the Servicer or Affiliate of any of the foregoing from or on behalf of the related Obligors in payment of any amounts owed (including purchase prices, finance charges, interest and all other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable, or applied to such amounts owed by such Obligors, (b) Deemed Collections, (c) any amounts paid by the Seller pursuant to Section 1.4 and (d) any Lease Upgrade Payment Amounts. For the avoidance of doubt, Cap Payments do not constitute “Collections”.
“Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Commitment Reallocation Date” means the Settlement Date occurring in June 2018.
“Committed Purchaser” means each Person listed as such as set forth on the signature pages of this Agreement or in any Joinder, other than any such Person that ceases to be a party hereto pursuant to such Joinder.
“Competitor” means any Person that is principally engaged in the business of providing cellular communications services and constitutes a material competitor of Sprint Corporation and its Subsidiaries in such business. For the avoidance of doubt, the parties hereto acknowledge and agree that neither Amdocs nor TransCentra shall constitute a Competitor.
“Concentration Limit” means in respect of a Receivable Pool, as of any date of determination, for any Obligor, the product of (i) 1.00%, and (ii) the aggregate Unpaid Balance of the Eligible Receivables in such Receivable Pool at the time of determination; provided that,

Appendix A-6

in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit for such Obligor shall be calculated as if such Obligor and its Affiliated Obligors were one Obligor.
“Conduit Purchaser” means each multi-seller asset-backed commercial paper conduit listed as such as set forth on the signature pages of this Agreement or in any Joinder, other than any such Person that ceases to be a party hereto pursuant to such Joinder.
“Contract” means an SCC Contract, an ISC Contract or a Lease Contract. A “related” Contract with respect to a Pool Receivable means a Contract which is relevant to the collection or enforcement of such Pool Receivable.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means the Deposit Account Control Agreement, dated as of the Restatement Effective Date, among the Servicer, the Seller maintaining the applicable account, the Collateral Agent and the Eligible Bank party thereto, in substantially the form of Schedule VI hereto or such other form as shall be approved of in writing by the Collateral Agent and the Purchaser Agents.
“CP Rate” means, for any period and with respect to any Rate Tranche funded by Commercial Paper Notes of any Conduit Purchaser, the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent for such Conduit Purchaser and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such Conduit Purchaser or the applicable Purchaser Agent to fund or maintain such Rate Tranche (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser (determined in the case of Commercial Paper Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, each Seller agrees that any amounts payable to the applicable Conduit Purchaser in respect of Yield for any Yield Period with respect to any Rate Tranche funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Commercial Paper Notes, except that if

Appendix A-7

such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity).
“Credit and Collection Policy” means the Servicer’s credit and collection policies and practices, as applicable, relating to Contracts and Receivables, a copy of which is attached as Schedule III hereto, as they may modified from time to time after the Second Restatement Effective Date in compliance with this Agreement.
“Credit Risk Retention Rules” means Regulation (EU) No. 575/2013 of the European Parliament and the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012, together with the related implementing technical standards and regulatory technical standards and any related regulatory guidance.
“CRR” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.
“Cut-Off Date” means the last day of each Settlement Period.
“Days Sales Outstanding” means, with respect to any Settlement Period, an amount equal to the product of (a) 30 and (b) the amount obtained by dividing (i) the aggregate amount billed to and owing by Obligors on Sprint-Managed Receivables as of the Cut-Off Date for such Settlement Period by (ii) the aggregate Billed Amount of all Sprint-Managed Receivables during the immediately preceding Settlement Period.
“Debt” means, at any time, indebtedness of any Person at any time, without duplication, all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations or other obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and all guarantees (whether contingent or otherwise) of such Person guaranteeing the Debt of any other Person, whether directly or indirectly (other than endorsements for collection or deposit in the ordinary course of business).
“Deemed Collections” is defined in Section 3.2(a).
“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than (x) with respect to any SCC Pool Receivable, 90 days from the original due date for such payment with respect to such SCC Pool Receivable, (y) with respect to any ISC Pool Receivable, 60 days from the original due date for such payment with respect to such ISC Pool Receivable, and (z) with respect to any Lease Pool Receivable, 60 days from the original due date for such payment with respect to such Lease Pool Receivable, (b) any Seller, the Servicer or any Originator has knowledge or notice that the Obligor thereof is subject to an Event of Bankruptcy and the related bankruptcy case, action or proceeding has not been dismissed by the applicable court, and such Obligor’s obligations with respect to such Receivable have not been reaffirmed by such Obligor with the approval of the applicable court or (c) which, consistent with the Credit and Collection Policy, is or should have been written off as uncollectible.

Appendix A-8

“Defaulting Committed Purchaser” means any Committed Purchaser that has (a) failed, within two Business Days of the date required to be funded or paid hereunder, to fund any portion of a Purchase hereunder, unless such Committed Purchaser notifies each Administrative Agent in writing that such failure is the result of such Committed Purchaser's good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied; (b) notified the Sellers, the Servicer or any Administrative Agent in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations hereunder (unless such writing or public statement states that such position is based on such Committed Purchaser's good faith determination that a condition precedent to funding a Purchase under this Agreement cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Sellers, the Servicer or an Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Committed Purchaser in the jurisdiction of such Committed Purchaser's lending office that it will comply with its obligations to fund prospective Purchases hereunder, provided that such Committed Purchaser shall cease to be a Defaulting Committed Purchaser pursuant to this clause (c) upon such Committed Purchaser’s delivery of such certification to the Sellers, the Servicer or the Administrative Agents, as applicable, or (d) (i) become the subject of an Event of Bankruptcy or (ii) become the subject of a Bail-in Action.
“Delayed Purchase Date” means, with respect to any Purchase in respect of a Receivable Pool requested by the Sellers pursuant to Section 1.2(a), the thirty-fifth (35th) day following the date the Sellers deliver a notice requesting such Purchase pursuant to Section 1.2(a) (or if such day is not a Business Day, then the next succeeding Business Day).
“Delayed Purchase Notification” is defined in Section 1.2(i).
“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable (a) as to which any payment, or part thereof, (i) with respect to any SCC Pool Receivable, remains unpaid for more than 60 days from the original due date for such payment, (ii) with respect to any ISC Pool Receivable, is in collections under the Credit and Collection Policy, and (iii) with respect to any Lease Pool Receivable, is in collections under the Credit and Collection Policy; or (b) which, consistent with the Credit and Collection Policy, is or should have been classified as delinquent or past due by the applicable Originator or the Servicer; provided, that once a Pool Receivable has been written off as uncollectible it shall no longer be a Delinquent Receivable.
“Designated Financial Officer” means, at any time, the treasurer, assistant treasurer or controller of Sprint Spectrum or Sprint Corporation.
“Designated Installment Payment Term” means, in respect of any ISC Contract relating to an ISC Receivable, a term with either 12 or 24 total required equal monthly installment payments, which installment payments are not subject to reduction, cancellation, termination or set-off, except in the case of an ISC Upgradeable Receivable, for the ability of the related Obligor to terminate the ISC Contract giving rise to such ISC Upgradeable Receivable after such Obligor has fully paid the Required Monthly Installment Payments under such ISC Contract.

Appendix A-9

“Designated Lease Payment Term” means, in respect of any Lease Contract relating to Lease Receivable, a term with 12 to 24 total required equal monthly lease payments, which lease payments are not subject to reduction, cancellation, termination or set-off, except in the case of a Lease Upgradeable Receivable, for the ability of the related Obligor to terminate the Lease Contract giving rise to such Lease Upgradeable Receivable in accordance with the Lease Upgrade Program.
“Dilution” means, as of any date of determination, with respect to any Pool Receivable, the amount by which the Unpaid Balance of such Pool Receivable is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the Originators to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of such contract or invoice or any other adjustment by the Originators which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever between the Obligor and any Seller, any Originator, Servicer, Sprint Spectrum, Sprint Corporation or any Affiliate thereof, in each case, other than solely and directly arising from the credit-worthiness of the related Obligor or as a result of discharge in bankruptcy with respect to such Obligor.
“DSO Factor” means in respect of the SCC Receivable Pool, as of any date of determination, the quotient of (a) the sum of (x) the Days Sales Outstanding divided by 30, plus (y) one (1.00), divided by (b) four (4.00).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) any Administrative Agent, any Purchaser Agent, any Purchaser or any of their respective Affiliates that are financial institutions or banks, (ii) any Liquidity Provider, any Program Administrator or any Enhancement Provider, (iii) any commercial paper conduit or similar entity that is managed by any Administrative Agent, any Purchaser or any Purchaser Agent or any of their respective Affiliates, (iv) any other financial or other institution that is acceptable to each Administrative Agent, and solely with respect to this clause (iv) so long as no Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, any Seller (such consent not to be unreasonably withheld,

Appendix A-10

conditioned or delayed) and (v) a collateral agent, trustee or similar party which holds the assets of a Conduit Purchaser on behalf of the holders of the Commercial Paper Notes issued by such Conduit Purchaser.
“Eligible Bank” means a financial institution which has a senior short-term unsecured debt rating (or where such financial institution does not have such a rating, the senior short-term unsecured debt rating of the parent of such financial institution) from both Moody's and S&P of at least P-2 and A-2 respectively or the long-term unsecured debt rating equivalent thereof (which, for the avoidance of doubt, is a long-term unsecured debt rating of at least Baa1, in the case of Moody’s, and at least BBB+, in the case of S&P.
“Eligible Contract” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money and that has been duly authorized by each party thereto and that (i) does not require the Obligor thereunder to consent to any transfer, sale or assignment thereof or of the related Receivable or any proceeds thereof, (ii) is not subject to a confidentiality provision or similar covenant of non-disclosure that would restrict the ability of the applicable Administrative Agent or any Purchaser to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder), (iii) if such Contract relates to an SCC Receivable, is not Chattel Paper, (iv) has not been modified, extended or rewritten in any manner (except for expressly permitted hereunder) and (v) remains in full force and effect.
“Eligible Counterparty” means (i) a Committed Purchaser or an Affiliate of a Committed Purchaser, designated in writing by the Servicer to each of the other parties hereto as an “Eligible Counterparty”, or (ii) to the extent each Committed Purchaser shall have declined to enter into an interest rate cap or interest rate swap, as applicable, in accordance with the terms of this Agreement, another financial institution designated in writing by the Servicer to each of the other parties hereto as an “Eligible Counterparty”; provided, that an Eligible Counterparty must at the time it enters into an Eligible Interest Rate Hedge have a rating of at least A- by S&P or A3 by Moody’s, or the equivalent rating from another nationally recognized statistical rating organization (the “Required Rating”) or be fully guaranteed by an entity that has the Required Rating.
“Eligible Interest Rate Hedge” means as of any date of determination, a Hedge Transaction that satisfies the following criteria:
(a)    the Hedge Counterparty thereunder is an Eligible Counterparty;
(b)    [reserved];
(c)    with respect to the timing of payments, the related Hedge Agreements require the Hedge Counterparty thereunder to make monthly floating-rate payments on each Settlement Date, which floating-rate payments are determined by reference to the Cap LIBO Rate;
(d)    if such Hedge Transaction is an interest rate cap, the Sellers are not required to make any fixed-rate payments thereunder after payment of the initial premium

Appendix A-11

due from the Sellers at inception of such Hedge Transaction, which initial premium has been paid in full when due.
(e)    if such Hedge Transaction is an interest rate swap, the related Hedge Agreements require (i) the Sellers to make monthly net payments on each Settlement Date based upon a fixed rate, (ii) the Hedge Counterparty to make monthly net payments based upon the one-month Cap LIBO Rate and (iii) no upfront or other periodic payments to be made by either party;
(f)    such Hedge Transaction is entered into on, and governed by, Hedge Agreements including an ISDA Master Agreement, which may include but shall not be limited to including, credit support documents (i.e. a guarantee, ISDA Credit Support Annex, etc.), a Schedule, Confirmation and amendments generally thereto, copies of which have been delivered to each Purchaser Agent and the forms of which have been approved in writing by the ISC Administrative Agent and the Lease Administrative Agent; and
(g)    the related Hedge Agreements require the Hedge Counterparty thereunder to make all its payments thereunder directly to the Hedge Payment Account (or, solely in the case of amounts constituting variation margin or other collateral required to be posted by such Hedge Counterparty, to a Counterparty Hedge Maintenance Account).
“Eligible Receivable” means, as of any date of determination, a Receivable:
(a)    (i) which represents all or part of the sales price of goods or services, sold by an Originator or in the case of an ISC Dealer Receivable, by an ISC Dealer and assigned to an Originator, or represents rent for the lease of goods, and in each case is billed to the related Obligor in the ordinary course of such Originator’s business, and which Receivable has been sold or contributed to the Related Seller pursuant to the Sale Agreement, (ii) in respect of any SCC Receivable, with respect to which, either (x) all obligations of the Originator in connection with which have been fully performed or (y) not more than 31 days have passed since such Receivable was billed to the related Obligor, (iii) no portion of which is in respect of any amount as to which the related Obligor is permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (iv) which is not owed to any Originator or any Seller as a bailee or consignee for another Person, (v) which is not issued under cash-in-advance or cash-on-account terms and (vi) in respect of any SCC Receivable, with payment terms of less than 45 days from the original billing date;

(b)    which (x) if an SCC Receivable, constitutes an “account” (as defined in Section 9-102(a) of the UCC), or (y) if an ISC Receivable or a Lease Receivable, constitutes Chattel Paper or an “account” (as defined in Section 9-102(a) of the UCC);

(c)    in respect of any SCC Receivable, the Obligor of which has an aggregate Unpaid Balance of Defaulted Receivables included in the Receivable Pools that is not

Appendix A-12

more than 10.00% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor;

(d)    which is not a Defaulted Receivable;

(e)    with regard to which the representations of each Seller in Section 6.1(j) are true and correct;

(f)    the sale or contribution of which pursuant to the Sale Agreement and this Agreement,and the related assignment or transfer of an ISC Dealer Receivable as contemplated by this Agreement or any ISC Dealer Agreement does not violate or contravene any Law or the related Contract, the ISC Dealer Contract or the ISC Dealer Agreement;

(g)    which is denominated and payable only in U.S. Dollars in the United States and the Obligor has been instructed to make payments to a Lock-Box Account at a Lock-Box Bank that is subject to a Lock-Box Agreement, except as otherwise provided in Section 8.7;

(h)    the Obligor of which is domiciled or organized in the United States of America;

(i)    which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay such Receivable enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury Laws) (other than potential discharge in a bankruptcy of the related Obligor) and (iii) is not subject to any offset, counterclaim, defense or Adverse Claim;

(j)    that together with the Contract related thereto, does not contravene any Law applicable thereto (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the validity, collectability or enforceability of the related Receivable or would or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and with respect to which the origination thereof did not violate any such Law in any such respect;

(k)    which (i) was originated by the applicable Originator (or originated by an ISC Dealer and assigned or transferred to the applicable Originator with respect to an ISC Dealer Receivable) in the ordinary course of its business, (ii) satisfies the requirements of the Credit and Collection Policy in all material respects and (iii) has been acquired by the applicable Seller from its Related Originators pursuant to and in accordance with the terms of the Sale Agreement;

Appendix A-13

(l)    the purchase of which by a Seller under the Sale Agreement, or by the related Purchaser under this Agreement, does not constitute a Security;

(m)    the Obligor of which is not, Sprint Corporation, the Servicer, Sprint Spectrum, any Seller, any Originator or SoftBank or an Affiliate or employee of any of them;

(n)    the Obligor of which is not a Sanctioned Person;

(o)    the Obligor of which is required to make payments no less frequently than monthly under the related Contract;

(p)    the Originator that originated such Receivable (or was assigned or transferred an ISC Dealer Receivable by an ISC Dealer) is not an Excluded Originator;

(q)    which, in the case of an SCC Receivable or an ISC Receivable, represents the sales price of goods or services within the meaning of Section 3(c)(5) of the Investment Company Act;

(r)    in respect of an ISC Receivable or a Lease Receivable, the Obligor is (i) a customer of an Originator or any of its Affiliates in good standing and is a Prime Obligor or a Near Prime Obligor and (ii) not an Obligor in respect of any Defaulted Receivable;

(s)    in the case of an ISC Receivable or a Lease Receivable, as of the date of Purchase such Receivable does not constitute a Delinquent Receivable;

(t)    in the case of an ISC Receivable, arose under an ISC Contract which (i) is substantially in the form of Schedule IV-1 hereto in the case of an ISC Originator Receivable; (ii) is substantially in the form of Schedule IV-2 hereto in the case of an ISC Dealer Receivable, (iii)(A) relates to a qualifying ISC Device which is compatible with market technology and service platforms, and/or (B) relates to an accessory sold to a Prime Obligor, and (iv) provides for a Designated Installment Payment Term (including after giving effect to any election by the related Obligor to participate in the ISC Upgrade Program);

(u)    in the case of a Lease Receivable, arose under a Lease Contract which (i) is substantially in the form of Schedule VIII hereto; (ii) relates to a qualifying Lease Device which is compatible with market technology and service platforms, (iii) does not relate to any accessory and (iv) provides for a Designated Lease Payment Term (including after giving effect to any election by the related Obligor to participate in the Lease Upgrade Program);

(v)    in the case of an ISC Upgradeable Receivable, the right of the Obligor to trade in its qualifying ISC Device in satisfaction of such ISC Upgradeable Receivable under the ISC Upgrade Program is not yet exercisable;

(w)    in the case of a Lease Receivable that constitutes a Lease Upgraded Receivable, the Lease Upgrade Payment Amount for the related Lease Upgradeable

Appendix A-14

Receivable has been paid in full (after giving effect to any permitted netting against Purchase Prices) in accordance with the Sale Agreement;

(x)    in the case of an ISC Receivable (other than an ISC Upgradeable Receivable), the Obligor does not have the right to trade in its qualifying ISC Device in satisfaction of such ISC Receivable or to otherwise terminate the ISC Contract giving rise to such ISC Receivable under the ISC Upgrade Program or otherwise and the ISC Contract giving rise to such ISC Receivable does not permit such Obligor to elect to have a right to trade in its qualifying ISC Device in satisfaction of such ISC Receivable or to otherwise terminate such ISC Receivable;

(y)    in the case of a Lease Receivable, except in accordance with the Lease Upgrade Program, the Obligor does not have the right to trade in its qualifying Lease Device in satisfaction of such Lease Receivable or to otherwise terminate the Lease Contract giving rise to such Lease Receivable under the Lease Upgrade Program or otherwise and the Lease Contract giving rise to such Lease Receivable does not permit such Obligor to elect to have a right to trade in its qualifying Lease Device in satisfaction of such Lease Receivable or to otherwise terminate such Lease Receivable unless the Obligor is required to make all remaining lease payments due, and that would otherwise become due, under such Lease Contact;

(z)    in the case of an ISC Receivable or a Lease Receivable, has been fully earned by performance on the part of the applicable Originator, and no further action is required to be performed by such Originator or any other Person with respect thereto other than payment thereon by the applicable Obligor;

(aa)    in the case of an ISC Receivable or a Lease Receivable, the Obligor of which is an active paying subscriber of Sprint Spectrum’s or any of its Affiliates’ wireless services;

(bb)    in the case of an ISC Receivable, (i) that has been outstanding beyond the later of (a) the Applicable Cooling Off Period, and (b) the date that is fourteen (14) days after the effective date of the related ISC Contract, and (ii) the Unpaid Balance of which is not subject to reduction, cancellation, setoff, special refunds or credits for any reason, including without limitation as a result of defective or rejected goods or, with respect to any ISC Upgrade Receivable, the ISC Upgrade Program;

(cc)    in respect of a Lease Receivable, (i) that has been outstanding beyond the later of (a) the Applicable Cooling Off Period, and (b) if the related Obligor has less than or equal to 12 months of history being a customer of the related Originator or any of its Affiliates, the later of (x) 14 days after the effective date of the related Lease Contract and (y) the date on which the related Obligor has made the first scheduled monthly payment due under the related Lease Contract (excluding any down-payment or deposit), and (ii) except in accordance with the Lease Upgrade Program, the Unpaid Balance of which is not subject to reduction, cancellation, setoff, special refunds or credits for any reason, including without limitation as a result of defective or rejected goods;

Appendix A-15

(dd)    in the case of an ISC Receivable, the Obligor of which was not required to make a deposit in connection with its ISC Contract;

(ee)    in the case of an ISC Receivable, the related Obligor can only participate in the ISC Upgrade Program if the original terms of the ISC Contract giving rise to such ISC Receivable provides that such ISC Upgrade Program is available to such Obligor in respect of such ISC Receivable;

(ff)    in the case of an ISC Dealer Receivable, satisfies each of the ISC Dealer Receivable Eligibility Requirements;

(gg)    in the case of an ISC Receivable, all sales taxes to be paid in connection with the sale of the related ISC Device have been fully paid;

(hh)    in the case of a Lease Receivable, all sales taxes (if any) to be paid in connection with the lease of the related Lease Device have been fully paid;

(ii)    in the case of a Lease Receivable, the Obligor of which is in possession, or controls the possession, of the Lease Device subject to the related Lease Contract;

(jj)    in the case of a Lease Receivable, the related Lease Device contains no network block, barring or password protection and the Leases Devices may be unlocked for use on a wireless network; and

(kk)    without limiting any of the foregoing, no portion of such Receivable attributable to governmental fees, surcharges or taxes (i) is subject to any Adverse Claim in favor of any Governmental Authority, or (ii) results in (or, in the case of non-payment of any such governmental fee, surcharge or tax by any Person, would result in) any Adverse Claim on such Receivable or any proceeds thereof in favor of any Governmental Authority.

“Enhancement Agreement” means any agreement between a Conduit Purchaser and any other Person(s), entered into to provide (directly or indirectly) credit enhancement to such Conduit Purchaser’s commercial paper facility.
“Enhancement Provider” means any Person providing credit support to a Conduit Purchaser under an Enhancement Agreement, including pursuant to an unfunded commitment, or any similar entity with respect to any permitted assignee of such Conduit Purchaser.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which
Appendix A-16

the 30-day notice period referred to in Section 4043(a) is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Sprint Corporation, the Servicer, Sprint Corporation, any Originator, any Seller or any ERISA Affiliate thereof of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Sprint Corporation, the Servicer, Sprint Corporation, any Originator, any Seller or any ERISA Affiliate thereof from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the incurrence by Sprint Corporation, the Servicer, Sprint Corporation, any Originator, any Seller or any ERISA Affiliate thereof of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by Sprint Corporation, the Servicer, any Originator, any Seller or any ERISA Affiliate thereof of any notice, or the receipt by any Multiemployer Plan from Sprint Corporation, the Servicer, any Originator, any Seller or any ERISA Affiliate thereof of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or is in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
“Estimated Cap Deficiency Amount” means an amount equal to the product of (x) the then current Cap Reserve Amount (or Cap Reserve Amount relating to a Receivable Pool, as applicable), and (y) 5.00%.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)      (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days (or, for purposes of Section 10.1(c), if such case or proceeding is in respect of any Seller, zero (0) days); or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such

Appendix A-17

Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.
“Event of Termination” is defined in Section 10.1.
“Excess Deferred Receivables Concentration Amount” means in respect of the SCC Receivable Pool, as of any date of determination, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables (and any portions thereof) relating to the SCC Receivable Pool representing all or a part of the sales price of goods or services that have not yet been fully performed or delivered, exceeds (b) 50.00% of the aggregate Unpaid Balance of all Eligible Receivables relating to the SCC Receivable Pool at such time.
“Excess Governmental Obligor Concentration Amount” means in respect of any Receivable Pool, as of any date of determination, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables in such Receivable Pool, the Obligors of which are Governmental Authorities, exceeds (b) 5.00% of the aggregate Unpaid Balance of all Eligible Receivables in such Receivable Pool at such time; provided that, in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit for such Obligor shall be treated as if such Obligor and its Affiliated Obligors were one Obligor.
“Excess Large Lease Obligor Concentration Amount” means in respect of the Lease Receivable Pool, as of any date of determination, the aggregate of the amounts determined for each Obligor by which the aggregate Unpaid Balance of all Eligible Receivables that are Lease Receivables in the Lease Receivable Pool owed by such Obligor or an Affiliate of such Obligor at such time, exceeds $750,000.
“Excess Near Prime ISC Obligor Concentration Amount” means in respect of the ISC Receivable Pool, as of any date of determination, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables in the ISC Receivable Pool, the Obligors of which are Near Prime Obligors, exceeds (b) 25.00% of the aggregate Unpaid Balance of all Eligible Receivables in the ISC Receivable Pool at such time; provided that, in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit for such Obligor shall be treated as if such Obligor and its Affiliated Obligors were one Obligor.
“Excess Near Prime Lease Obligor Concentration Amount” means in respect of the Lease Receivable Pool, as of any date of determination, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables in the Lease Receivable Pool, the Obligors of which are Near Prime Obligors, exceeds (b) 25.00% of the aggregate Unpaid Balance of all Eligible Receivables in the Lease Receivable Pool at such time; provided that, in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit for such Obligor shall be treated as if such Obligor and its Affiliated Obligors were one Obligor.
“Excess Non Lock-Box Concentration Amount” means in respect of any Receivable Pool, as of any date of determination, the aggregate amount (if any) by which (a) the aggregate

Appendix A-18

Unpaid Balance of all Eligible Receivables in such Receivable Pool that are Non Lock-Box Receivables, exceeds (b) 6.00% of the aggregate Unpaid Balance of all Eligible Receivables in such Receivable Pool; provided, that, at any time during the continuance of a Specified Unmatured Event, an Event of Termination, Collection Control Event or a Non-Reinvestment Event, upon two (2) Business Days’ prior written notice to the Servicer, the applicable Administrative Agent, in its sole discretion, may (or shall if so directed by the Required Purchasers) reduce to zero the percentage set forth in this clause (b).
“Excess Prime Accessories Concentration Amount” means in respect of the ISC Receivable Pool, as of any date of determination, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables related to accessories sold to Prime Obligors in the ISC Receivable Pool, exceeds (b) 10.00% of the aggregate Unpaid Balance of all Eligible Receivables in the ISC Receivable Pool at such time; provided that, in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit for such Obligor shall be treated as if such Obligor and its Affiliated Obligors were one Obligor.
“Excess Obligor Concentration Amount” means in respect of any Receivable Pool, as of any date of determination, the aggregate of the amounts determined for each Obligor by which (a) the aggregate Unpaid Balance of all Eligible Receivables in such Receivable Pool owed by such Obligor or an Affiliate of such Obligor at such time, exceeds (b) the Concentration Limit in respect of such Receivable Pool for such Obligor at such time.
“Excluded Originator” is defined in Section 13.18.
“Excluded Taxes” means (i) any Taxes based upon, or measured by, any Affected Party’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) in which such Affected Party has its principal office or under the laws of which such Affected Party is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Affected Party does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Affected Party maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which any of each Seller or the Servicer is located, (iii) with regard to any Affected Party, any withholding Tax to the extent it is (a) imposed on amounts payable to such Affected Party because such Affected Party designates a new lending office, except to the extent that such Affected Party was entitled, at the time of designation of a new lending office, to receive amounts in respect of such Taxes from any of each Seller or the Servicer, as applicable, pursuant to Section 3.3, (b) attributable to such Affected Party’s failure to comply with Section 3.3(e)(v), or (c) imposed on amounts payable to such Affected Party with respect to an applicable interest in Pool Receivables or Related Assets pursuant to a law in effect on the date on which such Affected Party acquires such interest, except to the extent that, in the case of an assignment to such Affected Party, such Affected Party’s assignor was entitled, immediately before the time of such assignment, to receive amounts in respect of such Taxes from any Seller or the Servicer, as applicable, pursuant to Section 3.3, (iv) any Tax that is found in a final, non-appealable judgment by a court of

Appendix A-19

competent jurisdiction to have been imposed solely as a result of any Affected Party’s gross negligence or willful misconduct, and (v) any FATCA Withholding Tax.
“Exclusion Effective Date” is defined in Section 13.18.
“Exiting Purchaser” is defined in Section 3.5.
“Extension Request” is defined in Section 3.5.
“FATCA” means Sections 1471 through 1474 of the Code and the current or future U.S. Treasury Regulations issued thereunder, as the same may be amended, modified or supplemented from time to time (so long as any future, amended, modified, supplemented or successor version is substantively comparable and not materially more onerous to comply with), corresponding provisions of successor Law, official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code and any published intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement (but only to the extent not materially more onerous to comply with than Sections 1471 through 1474 of the Internal Revenue Code, any regulations thereunder, intergovernmental agreements or any fiscal or regulatory legislation pursuant to such intergovernmental agreement in force or otherwise in effect as of the Second Restatement Effective Date).
“FATCA Withholding Tax” means any withholding Tax imposed under FATCA.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum, determined by the SCC Administrative Agent, equal (for each day during such period) to:
(a)    the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
(b)    if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Liquidity Provider or Purchaser Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.
“Fee Letters” means any fee letter among any of the Sellers, Sprint Spectrum, the Administrative Agents, the Collateral Agent or the Purchaser Agents setting out the fees and expenses payable in connection with this Agreement or other Transaction Documents.
“Fees” means all fees payable by the Sellers pursuant to any Fee Letter (including the Funded Fees and the Unfunded Fees).

Appendix A-20

“Final Payout Date” means the date following the Purchase Termination Date on which Purchasers’ Total Investment shall have been reduced to zero and all other amounts then accrued or payable to any of the Affected Parties under the Transaction Documents shall have been paid in full in cash.
“Funded Fee” has the meaning set forth in the Fee Letters.
“Funding Advance Rate” is defined in Section 1.4(c).
“GAAP” means generally accepted accounting principles in the United States of America as consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hedge Breakage” means Senior Hedge Breakage and Subordinated Hedge Breakage.
“Hedge Counterparty” means any counterparty to the Sellers under a Hedge Transaction.
“Hedge Notional Amount” means, at any time, the aggregate notional amount of all Eligible Interest Rate Hedges at such time.
“Hedge Payment Account” means a non-interest bearing account of the Collateral Agent designated in writing by the Collateral Agent to the other parties hereto.
“Hedge Rate” means the weighted average (based on notional amounts of the related Hedge Transactions) fixed rate determining the series of payments to be made by the Sellers under each outstanding Hedge Transaction (or in the case of an interest rate cap, the strike rate).
“Hedge Requirements” means the following requirements:
(a)    each Hedge Transaction shall be an Eligible Interest Rate Hedge;

(b)    the Hedge Notional Amount shall not be less than 100% of the Hedged Pool Investment at any time, and the Sellers shall not enter into any Hedge Transaction that is an interest rate swap if, after giving effect thereto, the aggregate notional amount of all Hedge Transactions that are interest rate swaps would exceed an amount equal to 100% of the Hedged Pool Investment;

(c)    each Hedge Transaction entered into prior to the Purchase Termination Date shall:

(i)have a scheduled termination date that is not earlier than six (6) months after inception thereof,

Appendix A-21

(ii)in the case of an interest rate cap, have a fixed non-declining notional amount;

(iii)in the case of an interest rate swap, have a scheduled declining notional amount that declines proportionately with the expected amortization of the ISC Receivable Pool and Lease Receivable Pool at such time as determined by the Servicer with the written consent of the ISC Administrative Agent with respect to the ISC Receivable Pool and the Lease Administrative Agent with respect to the Lease Receivable Pool (it being understood that the ISC Administrative Agent or the Lease Administrative Agent shall be deemed to have given written consent if such ISC Administrative Agent or Lease Administrative Agent, as applicable, shall have made a written offer to provide such interest rate swap);

(d)    each Hedge Transaction entered into on or after the Purchase Termination Date shall be an interest rate cap, rather than an interest rate swap;

(e)    not later than five (5) Business Days after the Purchase Termination Date, the Eligible Interest Rate Hedges (taken as a whole) shall have a scheduled fixed or declining notional amount that is expected, based on the expected amortization of the ISC Receivable Pool and Lease Receivable Pool, to prevent the Hedge Notional Amount from being less than 100% of the Hedged Pool Investment during such amortization period, as determined by the Servicer with the written consent of the ISC Administrative Agent and the Lease Administrative Agent or, if an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, then as determined by the ISC Administrative Agent and the Lease Administrative Agent, acting jointly; and

(f)    Hedge Transactions attributed to each of the ISC Exposure Amount and the Lease Exposure Amount and ISC Exposure Amount pursuant to Section 8.09(c) must have notional amounts in the aggregate not less than the Lease Exposure Amount and ISC Exposure Amount, as applicable, at such time.

“Hedge Transaction” means an interest rate cap or interest rate swap transaction entered into by the Sellers. Where the context so requires, “Hedge Transaction” shall be deemed to include the ISDA Master Agreement, credit support annex, schedule, confirmation and any other agreements (in each case, as applicable to the relevant transaction) entered into by the Sellers with a Hedge Counterparty in connection therewith.
“Hedged Pool Investment” means an amount equal to the sum of the ISC Exposure Amount and the Lease Exposure Amount.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indemnified Amounts” is defined in Section 12.1(a).
“Indemnified Party” is defined in Section 12.1(a).

Appendix A-22

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or deemed made by or on account of any obligation of any Seller (or the Servicer on behalf of the Sellers) under any Transaction Document and (b) Other Taxes.
“Independent Manager” means a natural person who (I) is not at the time of initial appointment, or at any time while serving as Independent Manager of a Seller, and has not been at any time during the preceding five (5) years: (a) a stockholder, member, director, manager (with the exception of serving as independent manager of any Seller), officer, employee, partner, attorney or counsel of Sprint Corporation or any of their respective Affiliates (other than the Sellers); (b) a supplier or other Person who derives any of its purchases or revenues from its activities with such Seller or Sprint Corporation or any of their respective Affiliates (except in such person’s capacity as an independent manager or independent director of any Seller); or (c) a member of the immediate family of any such supplier, stockholder, member, director, manager, officer, employee, partner, attorney, counsel or other Person described in clauses (a) or (b) above and (II) (1) has prior experience as an independent manager for a company whose charter documents required the unanimous consent of all independent managers thereof before such company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Information” is defined in Section 13.8(e).
“Information Package” is defined in Section 3.1(a).
“Initial Cash Purchase Price” is defined in Section 1.1.
“Investment” means in respect of any Receivable Pool, as of any date of determination, with respect to any Purchaser, the aggregate of the amounts paid to, or for the account of, the Sellers in connection with all Purchases of Receivables relating to such Receivable Pool funded by such Purchaser pursuant to Section 1.1, as reduced from time to time by Collections distributed to such Purchaser (or to its Purchaser Agent for such Purchaser’s account) in respect of such Receivable Pool and applied on account of such Purchaser’s Investment in respect of such Receivable Pool pursuant to Sections 1.3 and 2.2; provided, that if such Purchaser’s Investment in respect of such Receivable Pool shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Purchaser’s Investment in respect of such Receivable Pool shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Investment Company Act” means the Investment Company Act of 1940.
“ISC” means installment sales contract.
“ISC Administrative Agent” means Mizuho, in its capacity as administrative agent for the Affected Parties in connection with the ISC Receivable Pool and the Related Assets as set forth herein and in the other Transaction Documents.

Appendix A-23

“ISC Advance Rate” means as of any date of determination, in respect of any ISC Receivable, the applicable “Advance Rate” set forth in the ISC Advance Rate Matrix corresponding to such ISC Receivable as of such date of determination, based upon the Unpaid Balance of such ISC Receivable.
“ISC Advance Rate Matrix” means the ISC Advance Rate Matrix attached as Schedule V to this Agreement as may be amended from time to time with the consent of all Purchasers.
“ISC Conditional DPP” means, in respect of any ISC Pool Receivable which constitutes an ISC Upgradeable Receivable, as of any date of determination, the portion of the RPA Deferred Purchase Price in respect of the ISC Receivable Pool which relates to the ISC Conditional Unpaid Balance for such ISC Upgradeable Receivable as of such date.
“ISC Conditional Unpaid Balance” means, as of any time, with respect to any ISC Upgradeable Receivable, all remaining unpaid monthly installment payments under the ISC Contract giving rise to such ISC Upgradeable Receivable which are not included in the computation of the Unpaid Balance of such ISC Upgradeable Receivable.
“ISC Contract” means, with respect to any ISC Receivable, the ISC Dealer Contract or ISC Originator Contract, pursuant to which such ISC Receivable arises or which evidences such ISC Receivable. A “related” ISC Contract with respect to an ISC Pool Receivable means an ISC Contract which is relevant to the collection or enforcement of such ISC Pool Receivable.
“ISC Dealer” means each authorized retailer that offers and sells wireless services and related wireless devices from approved retail locations that has entered into an ISC Dealer Agreement.
“ISC Dealer Agreement” means each dealer agreement or wireless services agreement between an Originator and an ISC Dealer,1 pursuant to which such ISC Dealer is authorized to offer and sell wireless services and/or related wireless devices through certain specified retail locations.
“ISC Dealer Contract” means, with respect to any ISC Receivable, any retail installment agreement, contract or other document (including any purchase order or invoice), between an ISC Dealer and an Obligor, pursuant to which such ISC Receivable arises or which evidences such ISC Receivable.
“ISC Dealer Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument or a general intangible (as such terms are defined under the UCC), arising from the sale of ISC Devices pursuant to an ISC Dealer Contract which has been assigned to an Originator in accordance with the terms of the related ISC Dealer Agreement and is payable to an Originator (or, after giving effect to the purchase thereof by a Seller pursuant to the Sale Agreement, such Seller), including any payment obligations of such Person with respect thereto; provided, however that no right to payment or other indebtedness owing by a Sanctioned Person shall (i) constitute an ISC Dealer Receivable, (ii) be deemed to have been assigned or
__________________________
1 Note to Draft: Please explain. We understand all such agreements are directly with originators.

Appendix A-24

transferred by an ISC Dealer to an Originator, (iii) be deemed to have been sold or contributed to the Sellers by the Originators pursuant to the Sale Agreement or (iv) be sold or pledged hereunder by the Sellers.
“ISC Dealer Receivable Eligibility Requirements” means, with respect to any ISC Dealer Receivable, the following:
(i)    was generated in the ordinary course of the applicable ISC Dealer’s business from the sale of a wireless communication device;

(ii)    has been fully earned by performance on the part of the applicable ISC Dealer and no further action is required to be performed by such ISC Dealer or any other Person with respect thereto other than payment thereon by the applicable Obligor;

(iii)    the applicable Originator has fully paid the Amount Financed Value in respect of such ISC Dealer Contract, ISC Dealer Receivable and Related Assets, which shall constitute the purchase price for such ISC Dealer Receivable in accordance with the applicable ISC Dealer Agreement;

(iv)    the assignment and transfer of such ISC Dealer Receivable and the related ISC Dealer Contract constitute the legal, valid and binding obligation of the related ISC Dealer and/or the applicable Originator, as the case may be, enforceable against such parties, as applicable, in accordance with their terms, which contains language relating to the assignment or transfer thereof in substantially the form attached hereto on Schedule IV-3 which are not subject to offset, counterclaim, defense or Adverse Claim;

(v)    the assignment and transfer from the applicable ISC Dealer to the applicable Originator of the related ISC Dealer Contract and ISC Dealer Receivable was effective to transfer, convey and assign all of the applicable ISC Dealer’s right, title and interest in such ISC Dealer Contract and ISC Dealer Receivable to the applicable Originator free and clear of all Adverse Claims, and such Originator has a valid and continuing ownership interest in such ISC Dealer Contract, ISC Dealer Receivable and the Related Assets with respect thereto free and clear of all Adverse Claims, which is a first priority perfected security interest for purposes of Article 9 of the applicable UCC enforceable against all creditors of, and lenders to, such ISC Dealer;

(vi)    was, together with the related ISC Dealer Contract, assigned or transferred by the applicable ISC Dealer to an Originator in accordance with the applicable ISC Dealer Agreement, and the applicable Originator has taken all action necessary to effect such assignment or transfer, including activating the service and device relating to such ISC Dealer Contract and ISC Dealer Receivable and marking its internal systems as accepting such ISC Dealer Contract and ISC Dealer Receivable and Related Assets;

(vii)    the assignment or transfer of such ISC Dealer Contract and ISC Dealer Receivable by the applicable ISC Dealer to the applicable Originator constitutes a true sale or absolute transfer of such ISC Dealer Contract, ISC Dealer Receivable and the Related Assets with respect thereto, such that such ISC Dealer Contract and ISC Dealer Receivable would not constitute property of the applicable ISC Dealer’s estate under

Appendix A-25

Section 541(a)(1) of the Bankruptcy Code and payments therefor would not be subject to the automatic stay under Section 362(a) of the Bankruptcy Code;

(viii)    except as expressly set forth in the Third Amendment, the Collateral Agent and each Administrative Agent shall have received UCC search reports relating to the applicable ISC Dealer which are conclusive that no Adverse Claim exists with respect to any ISC Dealer Contract or ISC Dealer Receivable relating to such ISC Dealer;

(ix)    the applicable ISC Dealer is party to an ISC Dealer Agreement which is in full force and effect as of the date of assignment or transfer of such ISC Dealer Contract and ISC Dealer Receivable in accordance with such ISC Dealer Agreement and is (i) substantially in a form provided to the Collateral Agent and each Administrative Agent prior to the Third Amendment Date, (ii) in such other form reasonably acceptable to the Collateral Agent, the Administrative Agents and the Purchaser Agents, or (iii) in such other form with modifications, differences or changes from the form provided to the Collateral Agent and the Administrative Agents prior to the Third Amendment Date which could not result in a Material Adverse Effect, in each case with such modifications and changes as shall have been negotiated by the parties thereto; provided that such modifications or changes could not result in a Material Adverse Effect;

(x)    the representations and warranties of the applicable ISC Dealer set forth in the applicable ISC Dealer Agreement are true and correct in all material respects and neither such ISC Dealer nor the applicable Originator is in breach in any material respect of their obligations under such ISC Dealer Agreement, insofar as such representations and warranties and obligations relate to the assignment or transfer of an ISC Dealer Contract or an ISC Dealer Receivable; and

(xi)    there are no proceedings seeking to prevent any assignment or transfer of such ISC Dealer Contract or the related ISC Dealer Receivable as contemplated by this Agreement.

“ISC Delinquency Ratio” means, with respect to the ISC Receivable Pool, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate number of ISC Contracts, the Obligor of which is a Prime Obligor or a Near Prime Obligor, which such ISC Contracts are related to a Delinquent Receivable in the ISC Receivable Pool as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate number of ISC Contracts related to all of the Receivables in the ISC Receivable Pool on the Cut-Off Date of such Settlement Period, the Obligor of which is a Prime Obligor or a Near Prime Obligor.
“ISC Device” means a wireless communication device, including mobile phone handsets or tablets, subject to an ISC Contract.
“ISC Exposure Amount” means as of any date of determination, an amount equal to Purchasers’ Pool Investment in the ISC Receivable Pool.
“ISC Loss Ratio” means, with respect to the ISC Receivable Pool, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage) (a) the

Appendix A-26

numerator of which is the aggregate number of ISC Contracts, the Obligor of which is a Prime Obligor or a Near Prime Obligor, which such ISC Contracts are related to a Defaulted Receivable in the ISC Receivable Pool as of the Cut-Off Date for such Settlement Period, and (b) the denominator of which is the aggregate number of ISC Contracts related to all of the Receivables in the ISC Receivable Pool on the Cut-Off Date of such Settlement Period, the Obligor of which is a Prime Obligor or a Near Prime Obligor.
“ISC Loss Reserve” means in respect of the ISC Receivable Pool, as of any date of determination, the product of (a) the result of (i) one (1) minus (ii) the Weighted Average Advance Rate for the ISC Receivable Pool as of such day multiplied by (b) the Net Portfolio Balance for the ISC Receivable Pool on such day.
“ISC Originator Contract” means, with respect to any ISC Receivable, any retail installment agreement, contract or other document (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such ISC Receivable arises or which evidences such ISC Receivable.
“ISC Originator Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument or a general intangible (as such terms are defined under the UCC), arising from the sale of ISC Devices by any Originator pursuant to an ISC Originator Contract, including any payment obligations of such Person with respect thereto; provided, however that no right to payment or other indebtedness owing by a Sanctioned Person shall (i) constitute an ISC Originator Receivable, (ii) be deemed to have been sold or contributed to the Sellers by the Originators pursuant to the Sale Agreement or (iii) sold or pledged hereunder by the Sellers.
“ISC Pool Commitment” means in respect of the ISC Receivable Pool, with respect to each Committed Purchaser, the maximum amount which such Committed Purchaser is obligated to pay hereunder on account of any Purchase in respect of the ISC Receivable Pool, as set forth as its “ISC Pool Commitment” opposite its name, at any time (i) prior to the Commitment Reallocation Date, on Schedule VII-A to this Agreement, and (ii) on or after the Commitment Reallocation Date, on Schedule VII-B to this Agreement, as reduced from time to time in connection with reductions of the Purchasers’ Total Commitment pursuant to Section 3.2(c).
“ISC Pool Receivable” means an ISC Receivable in the ISC Receivable Pool.
“ISC Receivable” means any ISC Dealer Receivable and any ISC Originator Receivable.
“ISC Receivable Pool” means at any time all of the outstanding ISC Receivables sold, purported to be sold or contributed to the Sellers pursuant to the Sale Agreement.
“ISC Surrendered Device” is defined in Section 1.2(j).
“ISC Surrendered Device Return Requirement” means the obligation of the Servicer pursuant to Section 1.2(j) to return all ISC Surrendered Devices to the applicable Seller or its designee and (b) the acceptance of an ISC Surrendered Device by the applicable Dealer pursuant to Section 1.2(j).

Appendix A-27

“ISC Upgrade Program” means, the program offered by the Originators or the Servicer pursuant to which the Obligor of an ISC Upgradeable Receivable may, if such Obligor has agreed to participate in such program upon entering into the related ISC Contract, upon the making of specified minimum monthly installment payments in respect of the related ISC Contract, elect to trade in an ISC Device for an upgraded device whereupon such ISC Contract will terminate and no installments payments will be required to be made after the date of such termination in respect of such ISC Contract.
“ISC Upgradeable Receivable” means any ISC Receivable, with respect to which, pursuant to the ISC Upgrade Program, the Obligor thereunder has the right (whether or not exercised) to trade in or return its qualifying ISC Device in satisfaction of such ISC Upgrade Receivable without having paid all monthly installment payments that would have been due under the terms of the related ISC Contract had such right not been exercised.
“ISC Weighted Average Term” means as of any date of determination with respect to the ISC Receivable Pool for all ISC Receivables which are Eligible Receivables, the number of months following such date of determination obtained by summing the products obtained by:
(a)     multiplying (i) the number of remaining unpaid monthly installment payments at such time in respect of each ISC Pool Receivable due from the applicable Obligor under the ISC Contract which payments give rise to such ISC Receivable, which cannot be terminated or cancelled in connection with the ISC Upgrade Program, by (ii) the Unpaid Balance of such ISC Pool Receivable;
and dividing such sum by:
(b)    the aggregate Unpaid Balance at such time of all ISC Pool Receivables which are Eligible Receivables.
“ISC Yield and Fee Reserve” means in respect of the ISC Receivable Pool, as of any date of determination, the sum of:
(a)    the amount equal to the interest that would accrue on an amount equal to (x) the Net Portfolio Balance in respect of the ISC Receivable Pool as of such date of determination minus (y) the ISC Loss Reserve as of such date of determination, at a rate equal to the Hedge Rate during a period equal to the ISC Weighted Average Term; plus
(b)    the amount of the ISC Receivable Pool’s Pro Rata Share of the Servicing Fees and Fees that would accrue in respect of the ISC Receivable Pool during the period equal to the ISC Weighted Average Term assuming that the aggregate Unpaid Balance and the aggregate Investments relating to each of the ISC Receivable Pool and the SCC Receivable Pool as of such date of determinations remained the same during such period; plus
(c)    the accrued and unpaid Yield, the ISC Receivable Pool’s Pro Rata Share of the Servicing Fees and Fees in respect of the ISC Receivable Pool.
“Joinder” is defined in Section 13.3(d).

Appendix A-28

“Key Lease Upgrade Provisions” means the provisions of the Lease Upgrade Program set forth on Schedule X.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award or similar item of or by a Governmental Authority or any interpretation, implementation or application thereof.
“Lease Administrative Agent” means SMBCSI, in its capacity as administrative agent for the Affected Parties in connection with the Lease Receivable Pool and the Related Assets as set forth herein and in the other Transaction Documents.
“Lease Advance Rate” means as of any date of determination, in respect of any Lease Receivable, the applicable “Advance Rate” set forth in the Lease Advance Rate Matrix corresponding to such Lease Receivable as of such date of determination, based upon the Unpaid Balance of such Lease Receivable.
“Lease Advance Rate Matrix” means the Lease Advance Rate Matrix attached as Schedule IX to this Agreement as may be amended from time to time with the consent of all Purchasers.
“Lease Contract” means, with respect to any Lease Receivable, any lease, contract or other document (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Lease Receivable arises or which evidences such Lease Receivable. A “related” Lease Contract with respect to a Lease Pool Receivable means a Lease Contract which is relevant to the collection or enforcement of such Lease Pool Receivable.
“Lease Delinquency Ratio” means, with respect to the Lease Receivable Pool, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate number of Lease Contracts, the Obligor of which is a Prime Obligor or a Near Prime Obligor, which such Lease Contracts are related to a Delinquent Receivable in the Lease Receivable Pool as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate number of Lease Contracts related to all of the Receivables in the Lease Receivable Pool on the Cut-Off Date of such Settlement Period, the Obligor of which is a Prime Obligor or a Near Prime Obligor.
“Lease Device” means a wireless communication device, including mobile phone handsets or tablets, subject to a Lease Contract.
“Lease Exposure Amount” means as of any date of determination, an amount equal to Purchasers’ Pool Investment in the Lease Receivable Pool.
“Lease Inclusion Pro Forma Information Package” has the meaning set forth in Section 5.2(g).
“Lease Loss Ratio” means, with respect to the Lease Receivable Pool, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate number of Lease Contracts, the Obligor of which is a Prime Obligor or a Near Prime Obligor, which such Lease Contracts are related to a Defaulted

Appendix A-29

Receivable in the Lease Receivable Pool as of the Cut-Off Date for such Settlement Period, and (b) the denominator of which is the aggregate number of Lease Contracts related to all of the Receivables in the Lease Receivable Pool on the Cut-Off Date of such Settlement Period, the Obligor of which is a Prime Obligor or a Near Prime Obligor.
“Lease Loss Reserve” means in respect of the Lease Receivable Pool, as of any date of determination, sum of (a) the product of (i) the result of (A) one (1) minus (B) the Weighted Average Advance Rate for the Lease Receivable Pool as of such day multiplied by (ii) sum of the Net Portfolio Balance for the Lease Receivable Pool on such day, plus (b) the Lease Upgrade Adjustment Amount.
“Lease Non-Contractual Payment Amount” means, with respect to any Lease Upgradeable Receivable, the sum of all remaining unpaid monthly rental payments due from the applicable Obligor under the Lease Contract giving rise to such Lease Upgradeable Receivable, which payments fall due after the date on which the related Obligor becomes eligible to make a Lease Upgrade Election under the Lease Upgrade Program.
“Lease Pool Commitment” means in respect of the Lease Receivable Pool, with respect to each Committed Purchaser, the maximum amount which such Committed Purchaser is obligated to pay hereunder on account of any Purchase in respect of the Lease Receivable Pool, as set forth as its “Lease Pool Commitment” opposite its name, at any time (i) prior to the Commitment Reallocation Date, on Schedule VII-A to this Agreement, and (ii) on or after the Commitment Reallocation Date, on Schedule VII-B to this Agreement, as reduced from time to time in connection with reductions of the Purchasers’ Total Commitment pursuant to Section 3.2(c).
“Lease Pool Receivable” means a Lease Receivable in the Lease Receivable Pool.
“Lease Purchase Option Proceeds” means the proceeds arising from the sale of a Lease Device to an Obligor upon such Obligor’s exercise of its option to purchase a Lease Device pursuant to a Lease Contract at the end of the lease term; for the avoidance of doubt, Lease Purchase Option Proceeds shall not include any scheduled monthly payments on the related Lease Contract.
“Lease Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument or a general intangible (as such terms are defined under the UCC), arising from the lease of a Lease Device, by any Originator pursuant to a Lease Contract, including any payment obligations of such Person with respect thereto; provided, however that no right to payment or other indebtedness owing by a Sanctioned Person shall (i) constitute a Lease Receivable, (ii) be deemed to have been sold or contributed to the Sellers by the Originators pursuant to the Sale Agreement or (iii) sold or pledged hereunder by the Sellers.
“Lease Receivable Pool” means at any time all of the outstanding Lease Receivables sold, purported to be sold or contributed to the Sellers pursuant to the Sale Agreement.
“Lease Returned Device” has the meaning set forth in Section 1.2(k).

Appendix A-30

“Lease Returned Device Return Requirement” means the obligation of the Servicer pursuant to Section 1.2(k) to return all Lease Returned Devices to the applicable Seller or its designee.
“Lease Sprint-Settled Amount” means, for any Lease Upgradeable Receivable subject to a Lease Upgrade Election, the Lease Upgrade Payment Amount owing with respect to such Lease Upgradeable Receivable (determined after giving effect to any reductions of the Unpaid Balance made by the related Obligor).
“Lease Upgrade Adjustment Amount” means an amount equal to the product of (a) the sum of all Lease Non-Contractual Payment Amounts with respect to each Lease Upgradeable Receivable in the Lease Receivable Pool as of the last day of the immediately preceding Settlement Period, times (b) the greater of (i) 3.00% and (ii) the Lease Upgrade Take Rate.
“Lease Upgrade Election” means the election by any Obligor under the Lease Upgrade Program to trade in or return its qualifying Lease Device in respect of a Lease Upgradeable Receivable in exchange for a new Lease Device, together with a new related Lease Receivable, without having paid all monthly rental payments that would have been due under the terms of the related Lease Contract had such option not been exercised.
“Lease Upgrade Payment Amount” means, with respect to any Lease Upgradeable Receivable, an amount equal to the entire remaining Unpaid Balance of such Lease Upgradeable Receivable at the time the Obligor for which makes a Lease Upgrade Election.
“Lease Upgrade Program” means, the program offered by the Originators or the Servicer pursuant to which the Obligor of a Lease Upgradeable Receivable may, if such Obligor has agreed to participate in such program upon entering into the related Lease Contract, upon satisfaction of the terms of the Lease Upgrade Program, elect to return a Lease Device in exchange for an upgraded device subject to the terms of the Lease Upgrade Program, including the Key Lease Upgrade Provisions.
“Lease Upgrade Take Rate” means, as of any date of determination, a ratio (expressed as a percentage) equal to (a) the sum for the immediately preceding Settlement Period of the aggregate Lease Sprint-Settled Amounts arising from Lease Upgrade Elections occurring during such Settlement Period, to (b) for the immediately preceding Settlement Period, the aggregate Lease Non-Contractual Payment Amount as of the last day of such Settlement Period.
“Lease Upgradeable Receivable” means any Lease Receivable, with respect to which, pursuant to the Lease Upgrade Program, the Obligor thereunder has the option to make a Lease Upgrade Election (whether or not exercised).
“Lease Upgraded Receivable” means any Lease Receivable arising from a Lease Upgrade Election by the related Obligor with respect to a related Lease Upgradeable Receivable. A Lease Upgraded Receivable shall “relate” to the Lease Upgradeable Receivable for which the Obligor thereunder made a Lease Upgrade Election.

Appendix A-31

“Lease Weighted Average Term” means as of any date of determination with respect to the Lease Receivable Pool for all Lease Receivables which are Eligible Receivables, the number of months following such date of determination obtained by summing the products obtained by:
(a)     multiplying (i) the number of remaining unpaid monthly rental payments at such time in respect of each Lease Pool Receivable due from the applicable Obligor under the Lease Contract which payments give rise to such Lease Receivable, by (ii) the Unpaid Balance of such Lease Pool Receivable;
and dividing such sum by:
(b)    the aggregate Unpaid Balance at such time of all Lease Pool Receivables which are Eligible Receivables.
“Lease Yield and Fee Reserve” means in respect of the Lease Receivable Pool, as of any date of determination, the sum of:
(a)    the amount equal to the interest that would accrue on an amount equal to (x) the Net Portfolio Balance in respect of the Lease Receivable Pool as of such date of determination minus (y) the Lease Loss Reserve as of such date of determination, at a rate equal to the Hedge Rate during a period equal to the Lease Weighted Average Term; plus
(b)    the amount of the Lease Receivable Pool’s Pro Rata Share of the Servicing Fees and Fees that would accrue in respect of the Lease Receivable Pool during the period equal to the Lease Weighted Average Term assuming that the aggregate Unpaid Balance and the aggregate Investments relating to each of the Lease Receivable Pool and the Lease Receivable Pool as of such date of determinations remained the same during such period; plus
(c)    the accrued and unpaid Yield, the Lease Receivable Pool’s Pro Rata Share of the Servicing Fees and Fees in respect of the Lease Receivable Pool.
“Legal Final” means the one-year anniversary of the occurrence of the Purchase Termination Date.
“Liberty Street” means Liberty Street Funding LLC.
“LIBO Rate” means for any Yield Period, the rate per annum equal to the greater of (i) 0.00% and (ii) (a) the interest rate per annum designated as the LIBO Rate by the applicable Purchaser Agent for a period of time comparable to such Yield Period that appears on the Reuters Screen LIBO Page (or on any successor or substitute page of such service, or any successor to or substitute or replacement for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by such Purchaser Agent from time to time for purposes of providing quotations of the London interbank offered rate administered by ICE Benchmark Administration Limited (or any person which takes over the administration of that rate) for deposits in U.S. dollars as of 11:00 a.m. (London, England time) with respect to such Purchaser Agent or related Committed Purchaser on the second Business

Appendix A-32

Day preceding the first day of such Yield Period or (b) if a rate cannot be determined under the foregoing clause, an annual rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration comparable to such Yield Period in a principal amount substantially equal to the principal amount of the applicable Rate Tranche are offered to the principal London office of the applicable Purchaser Agent (or its related Committed Purchaser) by three London banks, selected by the SCC Administrative Agent in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Yield Period.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.
“Liquidation Fee” means, as of any date of determination, for each Rate Tranche (or portion thereof) relating to a Receivable Pool for each day in any Yield Period or Settlement Period relating to such Receivable Pool (computed without regard to clause (iii) of the proviso of the definition of “Yield Period”) during the Liquidation Period, the amount, if any, by which:
(a)    the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of such Purchaser’s Tranche Investment effected pursuant to Section 1.3(c)(ii) or (iii) with respect to such Rate Tranche for such day during such Yield Period or Settlement Period (as so computed) if such reductions had not been made until the last day of such Yield Period or Settlement Period exceeds,
(b)    the income, if any, received for such day during such Yield Period or Settlement Period by the affected Purchaser from investing the proceeds of such reductions of such Purchaser’s Tranche Investment.
“Liquidation Period” means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments in respect of a Receivable Pool set forth in Section 5.2 are not satisfied (or expressly waived by each Purchaser), the Collateral Agent or an Administrative Agent shall have notified Servicer (on Sellers’ behalf) that the Liquidation Period has commenced, and ending on the Final Payout Date.
“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Purchaser’s Commercial Paper Notes or other senior indebtedness.
“Liquidity Provider” means BTMU, Scotia, SMBC, CACIB, any of their respective Affiliates or any other lender, credit enhancer or liquidity provider that is at any time party to a

Appendix A-33

Liquidity Agreement or any successor or assign of such lender, credit enhancer or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Purchaser.
“Lock-Box Accounts” means each of the accounts (and any related lock-box or post office box) specified in Schedule 6.1(m) (or such as have been notified to and approved by the Collateral Agent and each Administrative Agent in accordance with Section 7.3(d)) maintained at a Lock-Box Bank in the name of a Seller.
“Lock-Box Agreement” means each deposit account control agreement or similar agreement, in form and substance satisfactory to the Collateral Agent and each Administrative Agent, among the Sellers, the Servicer, the Collateral Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lock-Box Bank” means any of the banks party to a Lock-Box Agreement.
“Losses” means the Unpaid Balance (net of recoveries) of any Pool Receivables that have been, or should have been, written-off as uncollectible by the Servicer in accordance with the Credit and Collection Policies.
“Manhattan” means Manhattan Asset Funding Company LLC.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Originator, Servicer, any Seller or Sprint Corporation to perform its obligations under this Agreement or any other Transaction Document;
(b)    (i) the validity or enforceability of any Transaction Document or (ii) the value, validity, enforceability or collectability of any material portion of Pool Receivables, Lease Contracts or the Related Assets with respect thereto, including if such event or circumstance would increase the days to pay or Dilution with respect to the Pool Receivables or any material portion thereof; or
(c)    the status, existence, perfection, priority, enforceability or other rights and remedies of any Purchaser, the Collateral Agent, any Administrative Agent or any other Affected Party associated with its respective interest in the Pool Receivables, Lease Contracts or the Related Assets.
“Material Indebtedness” means Debt or obligations in respect of one or more Hedging Agreements, in either case, of Sprint Corporation or any of its Subsidiaries and in an aggregate principal amount exceeding (i) $225,000,000 or (ii) solely in the case of Debt incurred by any Seller (individually), $15,325.
“Maximum Guaranty Amount” is defined in Section 1.5(i).

Appendix A-34

“Mizuho” is defined in the preamble.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Near Prime Obligor” means any Obligor under an ISC Contract or a Lease Contract that was not a Prime Obligor as of the date of such Contract, and which (i) has a credit class designation of “Q2”, “H1”, “S5” or “T4”, or any equivalent credit class as set forth in the Credit and Collection Policies, and (ii) if an ISC Contract, is categorized as a “$0 Deposit requirement” by the internal scoring system of the Servicer or an Originator.
“Net Portfolio Balance” means, as of any date of determination in respect of a Receivable Pool, an amount equal to the aggregate Unpaid Balance of Pool Receivables in such Receivable Pool that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) the aggregate Excess Governmental Obligor Concentration Amount in respect of such Receivable Pool at such time, plus (b) the Excess Obligor Concentration Amount in respect of such Receivable Pool at such time, plus (c) in respect of the SCC Receivable Pool, the Excess Deferred Receivables Concentration Amount in respect of such Receivable Pool at such time, plus (d) all cash Collections and security deposits received by the Sellers, the Originators, the Servicer or their respective Affiliates, which have been allocated to the reduction of the Unpaid Balance of such Receivable Pool but have not yet been applied to reduce such Unpaid Balance, plus (e) the Excess Non Lock-Box Concentration Amount in respect of such Receivable Pool at such time, plus (f) in respect of the ISC Receivable Pool, the sum of (i) the Excess Near Prime ISC Obligor Concentration Amount at such time, plus (ii) the Excess Prime Accessories Concentration Amount in respect of the ISC Receivable Pool at such time, plus (iii) [reserved], plus (iv) [reserved], plus (g) in respect of the Lease Receivable Pool, the sum of (i) the Excess Near Prime Lease Obligor Concentration Amount at such time, plus (ii) the Excess Large Lease Obligor Concentration Amount, plus (iii) without duplication of any such amounts already removed from the Unpaid Balance of the applicable Lease Receivable, the aggregate amount for all Lease Receivables that are Eligible Receivables of discounts, rebates or other credits (including promotional credits applied at or after origination and whether specified in the related Lease Contract, an amendment or addendum thereto or otherwise) that reduce (or would reduce if the Obligor satisfied specified conditions) the amount of any monthly lease payment due under the Lease Contracts for such Lease Receivables (which amount shall not include amounts arising under any Lease Upgrade Election).
“Net Swap Payments” means all payments received or payable pursuant to any Hedge Transaction that is an interest rate swap, but excluding Hedge Breakage and amounts constituting variation margin or other collateral required to be posted to a Counterparty Hedge Maintenance Account by the related Hedge Counterparty under such Hedge Transaction.
“Non Lock-Box Receivables” is defined in Section 8.7.
“Non-Reinvestment Event” is defined in Section 4.5.

Appendix A-35

“Obligations” means any obligation of any Seller to the Collateral Agent, any Administrative Agent, any Purchaser Agent, any Purchaser, any Indemnified Party, any other Affected Party or any account institution party to the Control Agreement arising in connection with the Receivable Pools, this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts.
“Obligor” means a Person obligated to make payments under a Contract with respect to a Receivable, including any guarantor thereof.
“Original RPA” means the Receivables Purchase Agreement, dated as of May 16, 2014, among the Sellers, Sprint Spectrum, the SCC Administrative Agent and the Purchasers and Purchaser Agents party thereto.
“Originator” means, each Person from time to time party to the Sale Agreement, as an originator except that no Excluded Originator, starting on the Exclusion Effective Date for such Excluded Originator, shall be an Originator. As of the Second Restatement Effective Date, the parties listed on Schedule II as such are the Originators.
“Other Connection Taxes” means, with respect to an Affected Party, Taxes imposed as a result of a present or former connection between the Affected Party and the jurisdiction imposing such Tax (other than connections arising from the Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Pool Receivables (or Related Assets) or Transaction Document).
“Other Taxes” means all present or future stamp and other similar Taxes payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment or (ii) Excluded Taxes.
“Participant Register” is defined in Section 13.3(b).
“Participant” is defined in Section 13.3(b).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Support Agreement” means the Second Amended and Restated Performance Support Agreement, dated as of the date hereof, among Sprint Corporation the Administrative Agents, the Collateral Agent and the other beneficiaries thereto, in form and substance acceptable to the Collateral Agent and each Administrative Agent in its sole discretion, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted Adverse Claims” means any Adverse Claim (a) created under the Transaction Documents (including liens created in favor of the Eligible Bank party to the Control Agreement and the Lock-Box Banks to the extent permitted under the terms of the Control Agreement and
Appendix A-36

the Lock-Box Agreements), (b) as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened and that solely secure the payment of taxes, assessments and/or governmental charges or levies, if and to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, but, in any case, only to the extent that such Adverse Claim securing payment of such taxes or assessments or other governmental charges constitutes an inchoate tax lien, and (c) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Adverse Claims arising in the ordinary course of business, in any case, as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened; provided, however, that no Adverse Claim(s) that could (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect shall constitute a Permitted Adverse Claim.
“Permitted Holder” means SoftBank and its Affiliates, successors and assigns.
“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Sprint Corporation, Sprint Spectrum, the Servicer, Sprint Corporation, any Originator, any Seller or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pool Commitments” means in respect of each Committed Purchaser, its ISC Pool Commitment, its Lease Pool Commitment and its SCC Pool Commitment.
“Pool Deficiency Amount” is defined in Section 3.1(a)(ii).
“Pool Hold-Back Amount” is defined in Section 1.3(a)(i).
“Pool Receivable” means an SCC Pool Receivable, an ISC Pool Receivable or a Lease Pool Receivable.
“Prime Obligor” means any Obligor under an ISC Contract or a Lease Contract that was categorized as “Prime” by the internal scoring system of the Servicer or an Originator as of the date of such Contract or had graduated to Prime Obligor prior the date of any Purchase of a related ISC Receivable or Lease Receivable, as applicable.
“Prime Rate” means a rate per annum equal to the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the USA “Prime Rate”, as published for such day (or, if such day is not a Business Day, for the preceding Business Day), or, if such rate is not so published for any day which is a Business Day, the rate announced by the SCC Administrative Agent from time to time as its prime rate of interest at its principal office in New York, New York, such rate to change as and when such designated rate changes.

Appendix A-37

“Program Administration Agreement” means that certain administration agreement between a Conduit Purchaser and Program Administrator governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility or any other agreement having similar purposes, as in effect from time to time.
“Program Administrator” means, with respect to any Conduit Purchaser, the administrator designated for such Conduit Purchaser under its Program Administration Agreement.
“Pro Rata Share” means, in respect of any Receivable Pool, a fraction, expressed as a percentage, (x) the numerator of which is the aggregate amount of all Pool Commitments in respect of such Receivable Pool, and (y) the denominator of which is the aggregate amount of the Pool Commitments for all Receivable Pools.
“Program Information” is defined in Section 13.8(a)(i).
“Purchase” is defined in Section 1.1.
“Purchase Date” is defined in Section 1.2(b).
“Purchase Facility” means the receivables purchase facility evidenced by this Agreement.
“Purchase Termination Date” means the earliest of (a) November 18, 2019, (b) ten (10) Business Days following the date of receipt by each of the other parties to this Agreement of a written notice of termination provided by the Sellers (or the Servicer on their behalf) and (c) the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event.
“Purchaser” means each Conduit Purchaser and each Committed Purchaser, as applicable.
“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and listed as such as set forth on the signature pages of this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent in accordance with this Agreement.
“Purchaser Group” means each group consisting of a Purchaser Agent, its related Committed Purchasers, each Conduit Purchaser, if any, administered or represented by such Purchaser Agent and each Liquidity Provider and Enhancement Provider related to any such Conduit Purchaser.
“Purchaser Group Commitment” means in respect of any Receivable Pool, at any time with respect to any Purchaser Group, the aggregate Pool Commitments in respect of such Receivable Pool of all Committed Purchasers at such time in such Purchaser Group.
“Purchaser Group Investment” means in respect of any Receivable Pool, at any time with respect to any Purchaser Group, the aggregate Investments in respect of such Receivable Pool of all Purchasers at such time in such Purchaser Group.

Appendix A-38

“Purchasers’ Pool Commitment” means, in respect of any Receivable Pool, the aggregate Pool Commitments in respect of such Receivable Pool of all Committed Purchasers at such time.
“Purchasers’ Pool Investment” means, in respect of a Receivable Pool, at any time, the aggregate Investments of all Purchasers in respect of such Receivable Pool.
“Purchasers’ Total Commitment” means, at any time, the aggregate Purchasers’ Pool Commitments in respect of all Receivable Pools of all Committed Purchasers at such time.
“Purchasers’ Total Investment” means, at any time, the aggregate Investments of all Purchasers in all of the Receivable Pools at such time.
“Purchasers’ Tranche Investment” means in relation to any Rate Tranche relating to a Receivable Pool the amount of Purchasers’ Pool Investment in respect of such Receivable Pool allocated by the applicable Administrative Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches in respect of such Receivable Pool shall equal Purchasers’ Pool Investment in respect of such Receivable Pool.
“Ratable Share” means in respect of any Receivable Pool, at any time, for any Purchaser Group, a percentage equal to the quotient of (a) the Purchaser Group Commitment in respect of such Receivable Pool for (or, following the Purchase Termination Date, the aggregate Purchaser Group Investment of) such Purchaser Group in respect of such Receivable Pools at such time, divided by (b) the Purchasers’ Pool Commitment (or, following the Purchase Termination Date, the Purchasers’ Total Investment) at such time.
“Rate Tranche” means at any time a portion of a Purchaser’s Investment relating to a Receivable Pool selected by the applicable Purchaser Agent pursuant to Section 2.1 and designated as a Rate Tranche solely for purposes of computing Yield.
“Receivable” means an SCC Receivable, a Lease Receivable or an ISC Receivable.
“Receivable Pools” means the SCC Receivable Pool, the Lease Receivable Pool and the ISC Receivable Pool.
“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Originator, Sprint Spectrum, the Servicer, or any Seller, respectively, with respect to, the Lease Devices, Lease Contracts, Pool Receivables, the Related Assets and the Obligors of such Pool Receivables. For the avoidance of doubt, “Records” shall include any Chattel Paper (tangible or electronic) evidencing any Pool Receivables.
“Register” is defined in Section 13.3(e).
“Reinvestment” is defined in Section 1.1.
“Related Assets” means (a) with respect to any Pool Receivable, (x) all security interests, hypothecations, reservations of ownership, liens or other adverse claims and property subject
Appendix A-39

thereto from time to time purporting to secure payment of such Receivable, including pursuant to the Contract pursuant to which such Receivable was originated, together with all financing statements, registrations, hypothecations, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable, if any, (y) in respect of any ISC Pool Receivable, (1) all interest in any devices (including any such device which is or may become an ISC Surrendered Device in respect of an ISC Pool Receivable which constitutes an ISC Upgradeable Receivable) relating to any ISC Contract giving rise to such ISC Pool Receivable, and (2)  the applicable Originator’s rights under the related ISC Dealer Agreement relating to the assignment or transfer of the ISC Dealer Contract and ISC Dealer Receivable and (z) all guarantees, insurance policies and other agreements or arrangements of whatsoever character from time to time supporting of such Receivable whether pursuant to the Contract pursuant to which such Receivable was originated, including any obligation of any party under the Transaction Documents to promptly deposit amounts received in respect of Collections to an account, (b) all Collections in respect of, and other proceeds of, the Pool Receivables, (c) subject to the proviso set forth below, all rights and remedies (but none of the obligations) of the Sellers or any Originator, as applicable, under the Sale Agreement (including the right to terminate such Lease Contract in accordance with the early termination provisions thereof if the Servicer or its Affiliates discontinue the leasing program for the Lease Devices), and the other Transaction Documents and any other rights or assets pledged, sold or otherwise transferred to the Sellers thereunder and (d) all the products and proceeds of any of the foregoing; provided, that, no Lease Device or Lease Contract shall constitute Related Assets; provided, further, that the term “Related Assets” in respect of any ISC Dealer Receivable shall not include any of the Originators’ rights under the ISC Dealer Agreements other than the right to enforce the assignment or transfer of the ISC Dealer Contracts and ISC Dealer Receivables nor any obligations under the related ISC Dealer Agreement or otherwise relating thereto, including the obligation to pay the related Amount Financed Value or purchase price relating to such ISC Dealer Contract and ISC Dealer Receivable, which shall remain vested in the applicable Originator.
“Related Originators” means, with respect to any Seller, the Originator or Originators, as the case may be, identified as such on Schedule II.
“Related Seller” means, with respect to any Originator, the Seller identified as such on Schedule II.
“Removal Event” means, with respect to any Purchaser Group, the occurrence of any of the following: (i) a Purchaser (or any related Affected Party) in such Purchaser Group requests compensation under Section 4.2, (ii) the Sellers are required to pay any additional amount or Indemnified Taxes to any Purchaser or any Governmental Authority for the account of any Purchaser (or any related Affected Party) in such Purchaser Group pursuant to Section 3.3(e), (iii) the Purchaser Agent for such Purchaser Group has delivered a Delayed Purchase Notification on behalf of its Purchaser Group pursuant to Section 1.2(i), or (iv) any Committed Purchaser in such Purchaser Group becomes a Defaulting Committed Purchaser; provided, however, that if at any time Removal Events would otherwise have occurred and remain continuing with respect to the Required Purchasers’ Purchaser Groups pursuant to clause (i), (ii) or (iii) above, then no Removal Event shall be deemed to have occurred or to remain continuing with respect to any Purchaser Group pursuant to any such clause.

Appendix A-40

“Reporting Date” is defined in Section 3.1(a).
“Required Monthly Installment Payments” means the first twelve (12) monthly installment payments due under any ISC Contract, or such other number of monthly installment payments as shall be agreed to in writing by the Collateral Agent, the Administrative Agents and each Purchaser Agent.
“Required Purchasers” means, at any time, Committed Purchasers whose aggregate Pool Commitments at such time aggregate more than 50.00% of the Purchasers’ Total Commitment at such time (or, if at such time, the Purchasers’ Total Commitment is zero, the Committed Purchasers whose aggregate Investments in respect of all Receivable Pools at such time aggregate more than 50.00% of the Purchasers’ Total Investment at such time); provided, however, that if at any time there are only two Committed Purchasers, Required Purchasers shall mean both such Committed Purchasers; and provided, further, that if at such time any Committed Purchaser is a Defaulting Committed Purchaser, the Pool Commitments of such Defaulting Committed Purchaser shall be disregarded for purposes of determining the Required Purchasers.
“Required Reserves” means (i) in respect of the SCC Receivable Pool, (x) the SCC Dilution Reserve, (y) the SCC Loss Reserve, and (z) the SCC Yield Reserve, (ii) in respect of the ISC Receivable Pool, (x) the ISC Loss Reserve, and (y) the ISC Yield and Fee Reserve in respect of the ISC Receivable Pool, and (iii) in respect of the Lease Receivable Pool, (x) the Lease Loss Reserve, and (y) the Lease Yield and Fee Reserve in respect of the Lease Receivable Pool.
“Response Date” is defined in Section 3.5.
“Responsible Officer” shall mean any Designated Financial Officer or any executive officer, assistant treasurer, treasurer or controller of Sprint Corporation, and any other officer of the Sellers, the Servicer or the Originators responsible for the administration of this Agreement.
“Restatement Effective Date” means April 24, 2015.
“RPA Deferred Purchase Price” means (i)  on each Business Day prior to the Final Payout Date in respect of a Receivable Pool, any amounts available after Reinvestments in respect of such Receivable Pool pursuant to Section 1.3(a)(ii) and (ii) on each Business Day on and after such Final Payout Date, any amounts payable to the Sellers under Section 1.2(g) in respect of such Receivable Pool.
“Sale Agreement” means the Second Amended and Restated Receivables Sale and Contribution Agreement, dated as of the date hereof, among the Originators, as sellers and contributors, and Sellers, as buyers and transferees.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including, without limitation, as of the date hereof, Cuba, Crimea (Ukraine), Iran, Sudan, Syria and North Korea.
“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury

Appendix A-41

(“OFAC”) (or any successor thereto) or the U.S. Department of State, available at: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the US government, including those administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of applicable law.
“SCC” means service charge contract.
“SCC Administrative Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as administrative agent for the Affected Parties in connection with the SCC Receivable Pool and the Related Assets as set forth herein and in the other Transaction Documents.
“SCC Adjusted Dilution Ratio” means, as of any date of determination, the average of the SCC Dilution Ratios for the preceding twelve Settlement Periods.
“SCC Contract” means, with respect to any SCC Receivable, any agreement, contract or other document (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such SCC Receivable arises or which evidences such SCC Receivable. A “related” SCC Contract with respect to an SCC Pool Receivable means an SCC Contract which is relevant to the collection or enforcement of such SCC Pool Receivable.
“SCC Delinquency Ratio” means, with respect to the SCC Receivable Pool, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of all Delinquent Receivables relating to the SCC Receivable Pool as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all of the Receivables in the SCC Receivable Pool on the Cut-Off Date of such Settlement Period.
“SCC Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is equal to the Billed Amount of all Sprint-Managed Receivables during the most recently ended Settlement Period, and (b) the denominator of which is the Net Portfolio Balance for the SCC Receivable Pool as of the Cut-Off Date of the most recently ended Settlement Period.

Appendix A-42

“SCC Dilution Ratio” means, as of any date of determination, with respect to any Settlement Period, a fraction (expressed as a percentage), calculated as of the last day of each Settlement Period, (a) the numerator of which is the aggregate amount of all Sprint-Managed Pool Dilutions in respect of Sprint-Managed Receivables which occurred during such Settlement Period and (b) the denominator of which is the excess of (i) the Billed Amount of all Sprint-Managed Receivables during such Settlement Period over (ii) the Excess Deferred Receivables Concentration Amount.
“SCC Dilution Reserve” means, as of any date of determination, the product of (a) the Net Portfolio Balance for the SCC Receivable Pool on such day and (b) the SCC Dilution Reserve Factor on such date.
“SCC Dilution Reserve Factor” means, as of any date of determination, an amount equal to:
DHR x {(2.25 x ADR) + DVC}
where:
ADR    =    the SCC Adjusted Dilution Ratio on such day,
DHR    =     the SCC Dilution Horizon Ratio on such day, and
DVC    =     SCC Dilution Volatility Component on such day.
“SCC Dilution Volatility Component” means, as of any date of determination, the product of (a) the positive difference between (i) the highest average SCC Dilution Ratio for any three consecutive Settlement Periods observed over the preceding twelve Settlement Periods (the “SCC Dilution Spike”), minus (ii) the SCC Adjusted Dilution Ratio, multiplied by (b) the quotient of (i) the SCC Dilution Spike, divided by (ii) the SCC Adjusted Dilution Ratio.
“SCC Liquidation Discount” means (i) as of any date of determination, a percentage calculated as follows:
NPB x {(PR x 1.50) + SFR} x HDSO

where:

HDSO	= the highest Days Sales Outstanding calculated for any of the preceding 12 Settlement Periods

PR	= the Prime Rate

NPB	= the Net Portfolio Balance in respect of such SCC Receivable
Pool on such day

SFR	= 0.50%

Appendix A-43

“SCC Loss Horizon Ratio” means, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the product of (i) the excess, if any, of (x) the Billed Amount of all Sprint-Managed Receivables during the current Settlement Period and each of the three Settlement Periods then most recently ended over (y) the Excess Deferred Receivables Concentration Amount as of the Cut-Off Date of the most recently ended Settlement Period and each of the three Settlement Periods then most recently ended, times (ii) the DSO Factor, and (b) the denominator of which is the Net Portfolio Balance for the SCC Receivable Pool as of the Cut-Off Date of the most recently ended Settlement Period.
“SCC Loss Ratio” means, with respect to the SCC Receivable Pool, as of any date of determination, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of all Defaulted Receivables relating to the SCC Receivable Pool as of the Cut-Off Date for such Settlement Period, and (b) the denominator of which is the aggregate Unpaid Balance of all Receivables relating to the SCC Receivable Pool on the Cut-Off Date of such Settlement Period.
“SCC Loss Reserve” means, as of any date of determination, the product of (a) the SCC Loss Reserve Factor on such day multiplied by (b) the Net Portfolio Balance for the SCC Receivable Pool on such day.
“SCC Loss Reserve Factor” means, as of any date of determination, the greater of (a) 20.00% and (b) the percentage determined pursuant to the following formula:
2.25 x PLR x LHR
where:
PLR    =    SCC Peak Loss Ratio on such day,
LHR    =    SCC Loss Horizon Ratio on such day.
“SCC Loss-to-Liquidation Ratio” means, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is the Losses in respect of the Sprint-Managed Receivables during such Settlement Period and (b) the denominator of which is the aggregate amount of Collections (other than Deemed Collections) in respect of the Sprint-Managed Receivables received during such Settlement Period. Solely for purposes of determining the SCC Loss-to-Liquidation Ratio, “Losses” and “Collections” shall include losses and collections relating to all Sprint-Managed Receivables and not only Pool Receivables.
“SCC Peak Loss Ratio” means, as of any date of determination, the highest average SCC Loss Ratio in respect of the SCC Receivable Pool for any three consecutive Settlement Periods during the preceding twelve Settlement Periods.
“SCC Pool Commitment” means in respect of the SCC Receivable Pool, with respect to each Committed Purchaser, the maximum amount which such Committed Purchaser is obligated to pay hereunder on account of any Purchase in respect of the SCC Receivable Pool, as set forth as its “SCC Pool Commitment” opposite its name, at any time (i) prior to the Commitment Reallocation Date, on Schedule VII-A to this Agreement, and (ii) on or after the Commitment

Appendix A-44

Reallocation Date, on Schedule VII-B to this Agreement, as reduced from time to time in connection with reductions of the Purchasers’ Total Commitment pursuant to Section 3.2(c).
“SCC Pool Receivable” means an SCC Receivable in the SCC Receivable Pool.
“SCC Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument or a general intangible (as such terms are defined under the UCC), arising from the provision of services by any Originator pursuant to an SCC Contract, including the right to payment of any interest, finance charges, fees, surcharges, taxes and other payment obligations of such Person with respect thereto; provided, however that no right to payment or other indebtedness owing by a Sanctioned Person shall (i) constitute an SCC Receivable, (ii) be deemed to have been sold or contributed to the Sellers by the Originators pursuant to the Sale Agreement or (iii) be sold or pledged hereunder by the Sellers. For the avoidance of doubt, no amount payable in respect of an ISC Contract for the purchase price of a telephone, smart-phone, tablet, computer or other wireless device, including the ISC Receivables shall constitute an SCC Receivable.
“SCC Receivable Pool” means at any time all of the outstanding SCC Receivables sold, purported to be sold or contributed to the Sellers pursuant to the Sale Agreement.
“SCC Yield Reserve” means in respect of the SCC Receivable Pool, as of any date of determination, the sum of:
(a)     the SCC Liquidation Discount in respect of such Receivable Pool then applicable; and
(b)    the sum of the accrued and unpaid Yield in respect of the SCC Receivable Pool, the SCC Receivable Pool’s Pro Rata Share of the Servicing Fees and Fees in respect of the SCC Receivable Pool.
“SCI” means Sprint Communications, Inc.
“Scotia” means The Bank of Nova Scotia.
“SEC” means the Securities and Exchange Commission or any successor governmental authority.
“Second Restatement Effective Date” means the first date upon which the conditions precedent specified in Section 5.1 were fully satisfied.
“Securities Act” means the Securities Act of 1933.
“Security” is defined in Section 2(a)(1) of the Securities Act.
“Seller” or “Sellers” means each Person identified as such on Schedule II.
“Senior Hedge Breakage” means any termination payments then due and payable by the Sellers pursuant to the terms of any Hedge Transaction that is an interest rate swap to the extent

Appendix A-45

that such termination payments did not result from an “Event of Default” or a “Termination Event”, where the related Hedge Counterparty is the “Defaulting Party” or sole “Affected Party”, respectively, each quoted term as defined in such Hedge Transaction.
“Servicer” is defined in Section 8.1(a).
“Servicing Fee” means in respect of the Receivable Pools, an amount equal, for each day of a Settlement Period, to, (a) if the Servicer is Sprint Spectrum or an Affiliate of Sprint Corporation, 0.50% per annum of the daily average aggregate Unpaid Balance of all Pool Receivables relating to all Receivable Pools during such Settlement Period, multiplied by 1/360 and (b) if the Servicer is not Sprint Spectrum or an Affiliate of Sprint Corporation, an amount equal 110% of the actual per annum costs incurred by the successor Servicer designated pursuant to Section 8.1(b) for its servicing during such Settlement Period, multiplied by 1/360, in either case, payable in arrears.
“Set-off Party” is defined in Section 13.4.
“Settlement Date” means, with respect to any Settlement Period, the second (2nd) Business Day following the Reporting Date for such Settlement Period; provided, that the last Settlement Date shall be the last day of the last Settlement Period.
“Settlement Period” means:
(a)    the period from, (i) in respect of the SCC Receivable Pool, the Closing Date, (ii) in respect of ISC Receivable Pool, the Restatement Effective Date and (iii) in respect of the Lease Receivable Pool, the Second Restatement Effective Date, to the end of the calendar month immediately succeeding the calendar month in which such date occurs; and
(b)    thereafter, each subsequent calendar month;
provided, that the last Settlement Period shall end on the Final Payout Date.
“Significant Subsidiary” means (a) any Subsidiary of SCI that has consolidated assets or revenues greater than or equal to 5.00% of the total consolidated assets or revenues of SCI and its Subsidiaries determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available, (b) each Subsidiary of Sprint Corporation that directly or indirectly owns or controls any other Significant Subsidiary and (c) without limiting the foregoing, each Originator, each Seller, Sprint Spectrum and SCI.
“SMBC” means Sumitomo Mitsui Banking Corporation.
“SMBCSI” means SMBC Nikko Securities America, Inc.
“SoftBank” means SoftBank Corp., a Japanese kabushiki kaisha.
“S&P” means Standard & Poor’s Ratings Services.

Appendix A-46

“Specified Unmatured Event” means the occurrence of any event which, with the giving of notice or lapse of time, or both, would become (x) a Non-Reinvestment Event pursuant to Section 4.5(e), (y) an Event of Termination pursuant to Section 10.1(a)(ii) or 10.1(c) or (z) a Collection Control Event.
“Sprint Corporation” means Sprint Corporation, a Delaware corporation.
“Sprint Financing” means any accounts receivable, installment sales contract, lease, inventory or similar financial asset securitization, financing or factoring transaction or series of transactions that may be entered into by Sprint Corporation or any of its Subsidiaries which may, but need not, include transactions pursuant to which (a) Sprint Corporation or any of its Subsidiaries may sell, convey or otherwise transfer to one or more Sprint Subsidiaries in a true sale and (b) such Sprint Subsidiary(ies) may grant a security interest in or sell, any accounts receivable, installment sales contracts or similar financial assets and any assets or rights incidental or related thereto of Sprint Corporation or any of its Subsidiaries, which transaction or series of transactions do not provide for material credit recourse to Sprint Corporation or any of its Subsidiaries (other than Sprint Subsidiaries), except for customary indemnification obligations similar to those provided in the Transaction Documents and customary recourse for breaches of representations, warranties and covenants related to the nature, character and servicing of such accounts receivables, installment sales contracts and other assets and to maintaining such Sprint Subsidiary(ies) as customary bankruptcy-remote special purpose entities.
“Sprint Information” means, with respect to each Receivable sold hereunder from time to time, all information with respect thereto, including without limitation, (a) in respect of any SCC Receivable the related (i) billing account number, (ii) invoice number, (iii) invoice due date, (iv) invoice amount, (v) the Unpaid Balance, (vi) the Lock-Box Account to which Collections in respect of such SCC Receivable are remitted, and (vii) related Originator and Seller, (b) in respect of any ISC Receivable, (i) the Unpaid Balance, (ii) the ISC Conditional Unpaid Balance, (iii) the related Originator and Seller, and (iv) the Lock-Box Account to which Collections in respect of such ISC Receivable are remitted, and (c) in respect of any Lease Receivable, (i) the Unpaid Balance, (ii) [Reserved], (iii) the related Originator and Seller, and (iv) the Lock-Box Account to which Collections in respect of such Lease Receivable are remitted; provided, however, that Sprint Information shall not include (x) any Subscriber Confidential Information or (y) any information (other than information listed above) with respect to a Receivables owing by a Governmental Authority that Sprint Spectrum or its Affiliates are prohibited from disclosing hereunder pursuant to a written agreement with a Governmental Authority or pursuant to any applicable law, rule or regulation.
“Sprint-Managed Pool Dilution” means, as of any date of determination, the amount by which the Billed Amount of all Sprint-Managed Receivables is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the Originators to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of such contract or invoice or any other adjustment by the Originators which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated

Appendix A-47

transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever between the Obligor and any Seller, any Originator, Servicer, Sprint Spectrum, Sprint Corporation or any Affiliate thereof, in each case, other than solely and directly arising from the credit-worthiness of the related Obligor or as a result of discharge in bankruptcy with respect to such Obligor.
“Sprint-Managed Receivable” means an SCC Receivable, a Lease Receivable, an ISC Receivable.
“Sprint Parties” means each Seller, Servicer and Sprint Corporation.
“Sprint Spectrum” is defined in the preamble.
“Sprint Subsidiary” means any Subsidiary of Sprint Corporation that is structured as a customary bankruptcy-remote special purpose entity that engages in no activities other than in connection with the securitization or factoring of accounts receivable, installment sales contracts or similar financial assets and any assets or rights incidental or related thereto of Sprint Corporation or any of its Subsidiaries.
“Subscriber Confidential Information” means information of a personal nature relating to a telecommunications subscriber that discloses the address, marital status, financial status, occupation, billing records or other identifying information that is related, unrelated or incidental to the provision of telecommunications services, and includes identifying information and Customer Proprietary Network Information. For the purposes of this definition, “Customer Proprietary Network Information” shall have the definition as provided under 47 U.S.C. Section 222, and its implementing regulations. Notwithstanding the foregoing, the names of the twenty (20) largest Obligors in respect of each Receivable Pool (determined based on the aggregate Unpaid Balances of their respective Pool Receivables) shall not constitute Subscriber Confidential Information.
“Subordinated Hedge Breakage” means any termination payments then due and payable by the Sellers pursuant to the terms of any Hedge Transaction that is an interest rate swap, other than Senior Hedge Breakage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise noted herein, each reference to “Subsidiary” shall be a reference to a Subsidiary of Sprint Corporation.
“Successor Notice” is defined in Section 8.1(b).
“SuMi Trust” means Sumitomo Mitsui Trust Bank, Limited.

Appendix A-48

“Takeout Transaction” means a sale or refinancing of ISC Pool Receivables or Lease Pool Receivables (and any Related Assets with respect thereto), including, without limitation, in connection with any securitization or any whole loan or lease sale.
“Taxes” means all income, gross receipts, rental, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.
“Third Amendment” means that certain Third Amendment to Second Amended and Restated Receivables Purchase Agreement dated as of October 24, 2017 among the Sellers, the Servicer, Sprint Corporation, the Collateral Agent, the Administrative Agents, the Conduit Purchasers party thereto, the Committed Purchasers party thereto and the Purchaser Agents party thereto.
“Third Amendment Date” means October 24, 2017.
“Tranche Investment” means in relation to any Rate Tranche in respect of a Receivable Pool and any Purchaser the amount of such Purchaser’s Investment allocated by the related Purchaser Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches of all Purchasers in respect of a Receivable Pool shall equal the Purchasers’ Pool Investment in respect of such Receivable Pool; provided, further, that at all times the aggregate amounts allocated to all Rate Tranches in respect of a Receivable Pool of any Purchaser shall equal the aggregate Investment of such Purchaser in respect of such Receivable Pool.
“Transaction Documents” means this Agreement, the Sale Agreement, the Fee Letters, the Lock-Box Agreements, any Eligible Interest Rate Cap, any Eligible Interest Rate Swap, the Control Agreement, Sellers’ limited liability company agreements, the Performance Support Agreement, and all other documents, agreements and certificates to be executed and delivered by any Seller, Servicer, any Originator or Sprint Corporation in connection herewith or in connection with any of the foregoing; provided, however, that “Transaction Documents” shall not include any ISC Dealer Agreements.
“TransCentra” means TransCentra, Inc. or any other Collections processing agent performing similar duties with respect to any TransCentra Serviced Lock-Box engaged by the Servicer in accordance with Section 8.1(c).
“TransCentra Serviced Lock-Boxes” means each of the following post office box addresses: (a) P.O. Box 4191, Carol Stream, IL 60197-4191; (b) P.O. Box 4181, Carol Stream, IL 60197-4181; and (c) P.O. Box 54977, Los Angeles, CA 90054-0977.
“TransCentra Sub-Servicing Agreement” means, collectively, the one or more agreements between TransCentra and Sprint Spectrum (or its Affiliates), pursuant to which TransCentra processes cash, checks, instruments or other remittances received from time to time in the TransCentra Serviced Lock-Boxes.

Appendix A-49

“UCC” means, in respect of each state in the United States of America, the Uniform Commercial Code as from time to time in effect in such state.
“Unfunded Fee” is defined in the Fee Letters.
“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination or Non-Reinvestment Event.
“Unpaid Balance” means, as of any time, (i) with respect to any SCC Receivable, the sum of (a) the unpaid amount thereof, plus (b) the unpaid amount of all finance charges, interest payments and other amounts actually accrued thereon at such time, but excluding, in the case of clause (b) above, all late payment charges, delinquency charges, and extension or collection fees, (ii) with respect to any ISC Receivable, an amount equal to the sum of all remaining unpaid monthly installment payments due from the applicable Obligor under the ISC Contracts which payments give rise to such ISC Receivable, which cannot be terminated or cancelled in connection with the ISC Upgrade Program, and which, for the avoidance of doubt, shall not include any additional monthly payments that are required to be made in order for an Obligor to have the right to trade in its qualifying wireless communication device under the ISC Upgrade Program, and (iii) with respect to any Lease Receivable, an amount equal to the sum of all remaining unpaid monthly lease payments due currently or in the future from the applicable Obligor under the related Lease Contract, which, for the avoidance of doubt, shall not include any optional purchase price payable in respect of the Lease Device or the residual value of the related Lease Device. If at any time an Obligor has not elected to participate in the ISC Upgrade Program with respect to an ISC Receivable but retains the right to make such election in accordance with the terms of the ISC Upgrade Program or the related ISC Contract, such ISC Receivable’s Unpaid Balance shall be calculated as if such Obligor had elected to participate in the ISC Upgrade Program. The “Unpaid Balance” of any ISC Receivable or Lease Receivable that is no longer an Eligible Receivable shall be equal to zero (0).
“U.S. Dollars” means dollars in lawful money of the United States of America.
“Victory” means Victory Receivables Corporation.
“Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).
“Weighted Average Advance Rate” means, (a) in respect of the ISC Receivable Pool as of any date of determination, the percentage obtained by (i) multiplying the ISC Advance Rate applicable to each Eligible Receivable in the ISC Receivable Pool with a fraction, (x) the numerator of which is the Unpaid Balance of such Eligible Receivable and (y) the denominator of which is the aggregate Unpaid Balance of all Eligible Receivables in the ISC Receivable Pool and (ii) summing all of the products calculated pursuant to clause (i), and (b) in respect of the Lease Receivable Pool as of any date of determination, the percentage obtained by (i) multiplying the Lease Advance Rate applicable to each Eligible Receivable in the Lease

Appendix A-50

Receivable Pool with a fraction, (x) the numerator of which is the Unpaid Balance of such Eligible Receivable and (y) the denominator of which is the aggregate Unpaid Balance of all Eligible Receivables in the Lease Receivable Pool and (ii) summing all of the products calculated pursuant to clause (i).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield” means, for any day with respect to any Rate Tranche for a Receivable Pool:

{(PTI x YR)/360} + LF
where:
YR	=	the Yield Rate for such Rate Tranche;
PTI	=	Purchasers’ Tranche Investment in such Rate Tranche on such day; and
LF	=	the Liquidation Fee, if any, for such day.
“Yield Period” means (x) with respect to any Rate Tranche relating to a Receivable Pool that is funded or maintained other than through the issuance of Commercial Paper Notes:
(a)    the period commencing on the date of the initial Purchase of the Asset Portfolio relating to such Receivable Pool, the making of such Liquidity Advance or funding under such Enhancement Agreement or the creation of such Rate Tranche pursuant to Section 2.1 (whichever is latest) and ending such number of days thereafter as the applicable Purchaser Agent shall select in its sole discretion; and
(b)    each period commencing on the last day of the immediately preceding Yield Period for the related Rate Tranche and ending such number of days thereafter as the applicable Purchaser Agent shall select in its sole discretion;
provided, that:
(i)    any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;
(ii)    in the case of Yield Periods of one day for any Rate Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than

Appendix A-51

one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and
(iii)    in the case of any Yield Period for any Rate Tranche which commences before the Purchase Termination Date and would otherwise end on a date occurring after the Purchase Termination Date, such Yield Period shall end on the Purchase Termination Date and the duration of each such Yield Period which commences on or after the Purchase Termination Date for such Rate Tranche shall be of such duration as shall be selected by the applicable Purchaser Agent; and
(y)    with respect to any Rate Tranche that is funded or maintained through the issuance of Commercial Paper Notes, each Settlement Period.
“Yield Rate” means for any Rate Tranche on any day:
(a)    in the case of a Rate Tranche funded by a Conduit Purchaser through the issuance of Commercial Paper Notes, the applicable CP Rate; and
(b)    in the case of a Rate Tranche not funded by Commercial Paper Notes, the applicable Bank Rate for such Rate Tranche;
provided, that:
(i)    on any day as to any Rate Tranche which is not funded by Commercial Paper Notes, the Yield Rate shall equal the applicable Base Rate if (A) the applicable Administrative Agent does not receive notice or determine, by 12:00 noon (New York City time) on the third Business Day prior to the first day of the related Yield Period, that such Rate Tranche shall not be funded by Commercial Paper Notes or (B) the applicable Administrative Agent determines that (I) funding that Rate Tranche on a basis consistent with pricing based on the applicable Bank Rate would violate any applicable Law or (II) that deposits of a type and maturity appropriate to match fund such Rate Tranche based on the applicable Bank Rate are not available; and
(ii)    on any day when any Event of Termination, Collection Control Event or Non-Reinvestment Event shall have occurred that remains continuing or the Purchase Termination Date has occurred by virtue of clause (b) of the definition thereof, the applicable Yield Rate for each Rate Tranche means a rate per annum equal to the higher of (A) the applicable Base Rate, plus 2.00% per annum and (B) the rate per annum otherwise applicable to such Rate Tranche during the current Yield Period or Settlement Period, plus 2.00% per annum.
B. Other Interpretive Matters.
All accounting terms defined directly or by incorporation in this Agreement or the Sale Agreement shall have the defined meanings when used in any certificate or other document

Appendix A-52

delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement, the Sale Agreement and all such certificates and other documents, unless the context otherwise requires: (a) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (b) terms defined in Article 9 of the UCC and not otherwise defined in such agreement are used as defined in such Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s permitted successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, the Restatement Effective Date or the Second Restatement Effective Date, such reference shall be deemed to be a reference to a calendar month; (m) terms in one gender include the parallel terms in the neuter and opposite gender; and (n) the term “or” is not exclusive.

Appendix A-53